As filed with the Securities and Exchange Commission on January 20, 2022

Registration No. 333-262179

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

BOWLERO CORP.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	7900	98-1632024
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7313 Bell Creek Road
Mechanicsville
Virginia, 23111
(804) 417-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

______________________________

Thomas F. Shannon
Chief Executive Officer
7313 Bell Creek Road
Mechanicsville
Virginia, 23111
(804) 417-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

______________________________

Copies to:

David H. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton &
Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(8)
Class A Common Stock, par value $0.0001 per share(2)(3)(4)	216,956,397	$7.98	(6)	$1,731,312,044.11	(6)	$160,492.63
Warrants(2)	7,296,793	$1.30	(6)	$9,485,830.90	(6)	$879.34
Class A Common Stock, par value $0.0001 per share issuable upon exercise of the warrants(2)(5)	7,296,793	$11.50	(7)	$83,913,119.50	(7)	$7,778.75
Total Class A Common Stock:	224,253,190
Total				$1,824,710,994.51		$169,150.72

____________

(1)      In connection with the consummation of the Business Combination described in the prospectus forming part of this registration statement (the “prospectus”), Isos Acquisition Corporation (“Isos”), a Delaware corporation, was renamed “Bowlero Corp.” (“Bowlero”). All securities being registered were or will be issued by Bowlero.

(2)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      The number of shares of Class A Common Stock (as defined below) being registered represents the sum of (a) 65,604,639 shares of Class A Common Stock held by affiliates, (b) 15,060,406 shares of Class A Common Stock issued to certain accredited investors in private placements consummated in connection with the Business Combination, (c) 10,000,000 shares of Class A Common Stock issued to certain investors pursuant to the Forward Purchase Contract (as defined below), (d) 991,033 shares of Class A Common Stock held by certain Forward Purchase Investors (as defined below), (e) 2,897,848 shares of Class A Common Stock held by the Sponsor (as defined below) and one of its managing members, (f) 9,874,924 shares of Class A Common Stock reserved for issuance upon the settlement of restricted stock units issued in connection with the Business Combination, (g) 17,189,943 shares of Class A Common Stock issuable upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (the “Preferred Stock”), (h) 7,254 shares of restricted Class A Common Stock which may be issuable to one of our officers upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement (as defined below), (i) 84,469,980 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock (as defined below) and (j) 10,860,370 shares of Class A Common Stock issuable upon exercise of stock options held by affiliates.

(4)      Each share of Class B Common Stock is convertible into one share of Class A Common Stock. Class B Common Stock that may be convertible into shares of Class A Common Stock consists of 58,311,203 shares of Class B Common Stock, 16,283,853 shares of Class B Common Stock issuable upon the exercise of stock options and 9,874,924 shares of Class B Common Stock issuable upon the settlement of restricted stock units.

(5)      Represents the number of shares of Class A Common Stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant entitles the warrant holder to purchase one share of Class A Common Stock at a price of $11.50 per share. The warrants consist of 3,963,460 warrants held by the Sponsor, and 3,333,333 warrants held by Forward Purchase Investors (as defined below).

(6)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price for Class A Common Stock shown is the average of the high and low selling prices of the Class A Common Stock on the New York Stock Exchange on January 11, 2022 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission). The price for warrants shown is the average of the high and low selling prices of the warrants on the New York Stock Exchange on January 7, 2022 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).

(7)      Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

(8)      Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 20, 2022

PRELIMINARY PROSPECTUS

Bowlero Corp.

216,956,397 Shares of Class A Common Stock
7,296,793 Warrants
7,296,793 Shares of Class A Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale, from time to time, of up (i) to 216,956,397 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 7,296,793 warrants to purchase shares of Class A Common Stock (“warrants”), by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus (the “Selling Securityholders”). This prospectus also relates to the issuance by us and the resale by certain of the Selling Stockholders of up to 7,296,793 shares of Class A Common Stock upon the exercise of outstanding warrants. On December 15, 2021, we completed our business combination (the “Business Combination”) with Isos Acquisition Corporation.

We are registering the following shares of Class A Common Stock for resale:

•        15,060,406 shares of Class A Common Stock purchased by certain investors (the “Common PIPE Securityholders”) in a private placement in connection with the Business Combination;

•        17,189,943 shares of Class A Common Stock issuable upon conversion of shares of our Series A preferred stock, par value $0.0001 per share (the “Preferred Stock”) purchased by certain investors in a private placement in connection with the Business Combination and received by an affiliate in connection with the Business Combination (collectively, the “Preferred Securityholders”);

•        10,000,000 shares of Class A Common Stock purchased by certain investors (the “Forward Purchase Investors”) pursuant to a forward purchase contract dated July 1, 2021, as amended (the “Forward Purchase Contract”) in a private placement in connection with the Business Combination and 991,033 shares of Class A Common Stock held by certain Forward Purchase Investors;

•        2,897,848 shares of Class A Common Stock held by Isos Acquisition Sponsor LLC (the “Sponsor”) and one of its managing members;

•        65,604,639 shares of Class A Common Stock, 9,874,924 shares of Class A Common Stock issuable upon the settlement of restricted stock units, 7,254 shares of restricted Class A Common Stock which may be issuable to one of our officers upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and 84,469,980 shares of Class A Common Stock issuable upon the conversion of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), in each case held by certain of our affiliates; and

•        10,860,370 shares of Class A Common Stock issuable upon exercise of stock options held by affiliates.

We are registering the following warrants for resale:

•        3,963,460 warrants held by the Sponsor; and

•        3,333,333 warrants purchased by the Forward Purchase Investors in a private placement in connection with the Business Combination.

We are also registering the issuance by us and the resale by certain of the Selling Stockholders of 7,296,793 shares of Class A Common Stock underlying warrants issued pursuant to the terms of the Warrant Agreement, dated March 2, 2021, between us and Continental Stock Transfer and Trust Company (the “Warrant Agreement”).

We will not receive any proceeds from the sale of the shares of Class A Common Stock and warrants by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock and warrants.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BOWL” and our warrants are listed on the NYSE under the symbol “BOWL.WS.” On January 12, 2022, the closing sale price per share of our Class A Common Stock was $8.28 and of our warrants was $1.44.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 224,253,190 shares of Class A Common Stock and up to 7,296,793 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Bowlero Corp. (the “Company” or “Bowlero”). These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about our business strategy, financial projections, anticipated growth and market opportunities.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe,” and similar statements reflect only our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause our actual results to differ include:

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain our key employees;

•        additional costs related to the Business Combination;

•        the possibility that we may be adversely impacted by other economic, business, and/or competitive factors;

•        the risk that the market for our entertainment offerings may not develop on the timeframe or in the manner that we currently anticipate;

•        general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact our business;

•        our ability to attract new customers and retain existing customers;

•        changes in consumer preferences and buying patterns;

•        inability to compete successfully against current and future competitors in the highly competitive out-of-home and home-based entertainment markets;

•        inability to operate venues, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements;

•        damage to brand or reputation;

•        our ability to successfully defend litigation brought against us;

•        our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties;

•        failure to hire and retain qualified employees and personnel;

•        fluctuations in our operating results;

•        security breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures;

•        catastrophic events, including war, terrorism and other international conflicts, adverse weather conditions, public health issues or natural catastrophes and accidents;

•        risk of increased regulation of our operations;

•        our ability to maintain the listing of Class A Common Stock and warrants on NYSE;

•        our future capital needs;

•        the significant uncertainty created by the COVID-19 pandemic and the negative impact of the COVID-19 pandemic on our business; and

•        other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made by us with the SEC.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” “Bowlero” or “our” refer to the business of Bowlero, which became the business of Bowlero Corp. following the closing of the Business Combination (as defined below).

Our Company

We are the world’s largest operator of bowling entertainment centers. Since Tom Shannon acquired our Greenwich Village, New York City location in 1997, our journey continues to revolutionize bowling entertainment. We operate traditional bowling centers and more upscale entertainment concepts with lounge seating, arcades, enhanced food and beverage offerings, and more robust customer service for individuals and group events, as well as hosting and overseeing professional and non-professional bowling tournaments and related broadcasting. Our bowling business is the Company’s one reporting segment. For more information about Bowlero, see the sections titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bowlero.”

The Business Combination

On December 15, 2021, we completed the business combination (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of July 1, 2021, as amended on November 1, 2021 (the “Business Combination Agreement”), by and among Isos Acquisition Corporation (“Isos”) and Bowlero Corp. (“Old Bowlero”). Pursuant to the Business Combination Agreement, Old Bowlero was merged with and into Isos, with Isos surviving the merger, and Isos was renamed “Bowlero Corp.”

Contemporaneously with the execution of the Business Combination Agreement, Isos entered into subscription agreements with a number of investors (each, a “Common PIPE Investor”), pursuant to which, concurrent with the closing of the Business Combination, the Common PIPE Investors purchased an aggregate of 15,000,000 shares of Class A Common Stock for an aggregate purchase price of $150.0 million (the “Common PIPE Offering”). At the time of the closing of the Business Combination, LionTree Partners LLC, a (“LionTree”) purchased an additional 60,406 shares of Class A Common Stock for an aggregate purchase price of approximately $0.6 million.

Isos also contemporaneously entered into separate subscription agreements with a number of investors (each, a “Preferred PIPE Investor” and together with the Common Investors, the “PIPE Investors”), pursuant to which, concurrent with the closing of the Business Combination, the Preferred PIPE Investors purchased an aggregate of 95,000 shares of Preferred Stock (the “Preferred PIPE Shares”), for an aggregate purchase price of $95.0 million (the “Preferred PIPE Offering” and together with the Common PIPE Offering, the “PIPE Offerings”).

In addition, upon closing of the Business Combination, certain shares of Old Bowlero common stock held by A-B Parent LLC, a Delaware limited liability company, (“Atairos”) were converted, in the aggregate, into 105,000 shares of the Preferred Stock having an aggregate initial liquidation preference equal to $105,000,000.

Contemporaneously with the execution of the Business Combination Agreement, Isos entered the Forward Purchase Contract pursuant to which the Forward Purchase Investors purchased 10 million shares of Class A Common Stock and warrants to purchase 3,333,333 shares of Class A Common Stock for an aggregate purchase price of $100.0 million.

As of January 10, 2022, there were 107,066,302 issued and outstanding shares of Class A Common Stock, 58,311,203 issued and outstanding shares of Class B Common Stock, 200,000 issued and outstanding shares of Preferred Stock and 17,225,692 issued and outstanding warrants.

Securities Being Registered

We are registering the resale of the shares of our Class A Common Stock and warrants covered by this prospectus and the issuance of shares of Class A Common Stock issuable upon the exercise of the warrants as required by (i) an amended and restated registration rights agreement, dated as of March 2, 2021, as amended (the “Registration Rights Agreement”), entered into by and among Isos, the Sponsor, LionTree and certain other security holders, (ii) the Sponsor Support Agreement, dated as of July 1, 2021, by and among Isos, security holders named therein and certain other parties named therein (the “Sponsor Support Agreement”), (iii) PIPE Subscription Agreements, and (iv) the Forward Purchase Contract.

We are registering the following shares of Class A Common Stock for resale:

•        15,060,406 shares of Class A Common Stock purchased by the Common PIPE Securityholders in a private placement in connection with the Business Combination;

•        17,189,943 shares of Class A Common Stock issuable upon conversion of the Preferred Stock purchased by certain investors in a private placement in connection with the Business Combination and received by an affiliate in connection with the Business Combination;

•        10,000,000 shares of Class A Common Stock purchased by Forward Purchase Investors pursuant to the Forward Purchase Contract in a private placement in connection with the Business Combination and 991,033 shares of Class A Common Stock held by certain Forward Purchase Investors;

•        2,897,848 shares of Class A Common Stock held by the Sponsor and one of its managing members;

•        65,604,639 shares of Class A Common Stock, 9,874,924 shares of Class A Common Stock issuable upon the settlement of restricted stock units, 7,254 shares of restricted Class A Common Stock which may be issuable to one of our officers upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and 84,469,980 shares of Class A Common Stock issuable upon the conversion of shares of our Class B Common Stock, in each case held by certain of our affiliates; and

•        10,860,370 shares of Class A Common Stock issuable upon exercise of stock options held by affiliates.

We are registering the following warrants for resale:

•        3,963,460 warrants held by the Sponsor; and

•        3,333,333 warrants purchased by the Forward Purchase Investors in a private placement in connection with the Business Combination.

We are also registering the issuance of 7,296,793 shares of Class A Common Stock underlying warrants issued pursuant to the terms of the Warrant Agreement.

Corporate Information

Isos was a blank check company incorporated under the name of “Isos Acquisition Corporation” on December 29, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 15, 2021, Isos changed its name to “Bowlero Corp.” in connection with the closing of the Business Combination.

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Isos, which was the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Old Bowlero will be considered the accounting acquirer.

Our principal executive office is located at 7313 Bell Creek Road, Mechanicsville, Virginia, 23111. Our telephone number is (804) 417-2000. Our website address is www.bowlero.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

The business and financial condition of Bowlero are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” of this prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances may have an adverse effect on the business, cash flows, financial condition and results of operations of Bowlero. Such risks include, but are not limited to:

•        the impact of the COVID-19 pandemic on our business;

•        changes in consumer preferences and buying patterns;

•        changes in economic and business conditions;

•        inability to compete successfully against current and future competitors in the highly competitive out-of-home and home-based entertainment markets;

•        inability to sustain further growth in our business;

•        failure to meet consumer expectations;

•        adverse publicity or inability to further build our brands;

•        natural disasters, war, terrorism, weather, public health issues such as the COVID-19 pandemic or other catastrophic events that could disrupt the operations of our centers or the demand for our entertainment offerings;

•        our ability to obtain, maintain and enforce intellectual property protection for our current and future entertainment offerings;

•        the risks of doing business internationally;

•        cyber security breaches and data leaks, and our dependence on information technology systems;

•        changes in health and safety regulations;

•        competition that we face; and

•        the other factors set forth under “Risk Factors.”

These and other risks are more fully described in the section titled “Risk Factors” in this prospectus. If any of these risks actually materialize, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our securities.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Further, an emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering by Isos, which closed on March 5, 2021 (the “IPO”), (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Offering

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 224,253,190 shares of Class A Common Stock and 7,296,793 warrants. We are also registering the issuance by us of up to 7,296,793 shares of our Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 6 of this prospectus.

Issuer	Bowlero Corp.
Class A Common Stock offered by Selling Securityholders	224,253,190 shares
Warrants offered by Selling Securityholders	7,296,793
Class A Common Stock issuable upon exercise of warrants offered by us	7,296,793 shares
Redemption of warrants	The warrants are redeemable in certain circumstances. See “Description of Securities” for further discussion.
Exercise price of warrants	$11.50 per share, subject to adjustment as described herein.
Use of proceeds	We will not receive any proceeds from the sale of the Class A Common Stock or warrants to be offered by the Selling Securityholders.

With respect to shares of Class A Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash, which will be an aggregate of approximately $84.0 million assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

See “Use of Proceeds” for additional information.
Lock-up Agreements

The securities that are owned by Atairos and Cobalt Recreation LLC, a Delaware limited liability company (“TS”, and together with Atairos, the “Bowlero Lock-up Parties”) and the Sponsor and Liontree (together, the “Sponsor Lock-up Parties”) are subject to lock-up agreements, which provide for certain restrictions on transfer until the termination of applicable lock-up periods. See “Business Combination –– Related Agreements” for further discussions.

Listing	Our Class A Common Stock is listed on the NYSE under the symbol “BOWL” and our warrants are listed on the NYSE under the symbol “BOWL.WS”
Risk Factors

You should read the section titled “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our securities.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in this prospectus before investing in our securities. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Risks Related to Our Business and Industry

The COVID-19 pandemic has disrupted and is expected to continue to disrupt our business, which has had a material adverse impact on our business, results of operations and financial condition and could continue for an extended period of time. Future outbreaks of contagious diseases or other adverse public health developments in the United States or worldwide could have similar impacts on our business.

The outbreak of COVID-19 has had a material adverse effect on our business, results of operations, liquidity and financial condition and the same could continue for an extended period of time. Beginning in 2020, the COVID-19 pandemic significantly impacted the economy in general, as well as our business directly, and continues to negatively affect our business. These effects include, but are not limited to:

•        the government-mandated and voluntary shutdowns, and operating restrictions on our business;

•        the level of customer demand following re-opening;

•        the ability to maintain a functioning workforce;

•        the ability to maintain adequate supplies and resources;

•        our ability to access funding sources in the future;

•        the economic impact of COVID-19 and related disruptions on the communities we serve; and

•        management’s ability to estimate future performance of our business and impact on our business.

Prior to the closure of our centers due to COVID-19, the Company consistently grew revenues; however, the closure of our centers due to COVID-19 prohibited the Company from generating sales and cash flows. Consequently, the Company incurred significant losses and consumed cash, and in order to increase liquidity, the Company incurred additional debt. Net losses in fiscal years 2021 and 2020 were $126 million and $91 million, respectively, which were driven by the closure of our centers. Net proceeds from financing activities from long-term debt and revolver directly utilized to support our liquidity were $35 million and $137 million in 2021 and 2020, respectively.

The extent to which the current or future outbreaks of disease or similar public health threats materially and adversely impact our business, results of operations, liquidity and financial condition is highly uncertain and will depend on future developments. Such developments may include the geographic spread and duration of the virus, the severity of the disease and the mitigating and remedial actions that may be taken by various governmental authorities and other third parties in response to the outbreak. In addition, how quickly, and to what extent, normal economic and operating conditions can be maintained or resumed cannot be predicted, and the resumption of normal business operations may be delayed or constrained by lingering effects of any pandemic on us or our suppliers, third-party service providers, and/or guests.

As directed by President Biden, on November 4, 2021, the Department of Labor’s Occupational Safety and Health Administration (“OSHA”) issued an Emergency Temporary Standard (“ETS”) requiring that all employers with at least 100 employees ensure that their employees are fully vaccinated for COVID-19 by January 4, 2022 or obtain a negative COVID-19 test at least once a week. Covered employers, such as Bowlero, will also be required to provide paid time off to workers to get vaccinated and allow for paid leave to recover from any side effects. Failure to comply with the ETS may result in fines. Following the issuance of the ETS, litigation was filed challenging the ETS, and on November 12, 2021, the U.S. Court of Appeals for the Fifth Circuit issued a ruling staying the effect of the ETS until a full judicial review of the ETS. The stay order does not specify whether the stay extends beyond the Fifth Circuit, but it enjoins the federal government from taking any action to enforce the ETS while it is in effect. As such, the stay’s practical effect is a nationwide pause. Numerous challenges to the mandate are pending in various federal courts, and some of presiding judges have also issued stays. On December 14, 2021, the U.S. Court of Appeals for the Sixth Circuit reinstated the ETS and dissolved the Fifth Circuit’s stay of the measure. On January 7, 2022, the Supreme Court of the United States heard oral arguments regarding the enforceability of the ETS and on January 13, 2022, issued a ruling ordering that the ETS be stayed pending the disposition of the appeal pending before the U.S. Court of Appeals for the Sixth Circuit and any future appeals. OSHA announced that it will not issue citations for noncompliance with any requirements of the ETS before January 10, 2022 and will not issue any citations for noncompliance with the testing requirements before February 9, 2022, so long as an employer is exercising reasonable, good faith efforts to come into compliance. It is not currently possible to predict with any certainty the exact impact on us of the ETS or any additional vaccine mandates that may be announced by the states where we operate. Any requirement to mandate COVID-19 vaccination for our workforce, or require unvaccinated employees to be tested weekly could result in employee attrition and difficulty securing future labor needs, including attrition of critically skilled labor, difficulty in obtaining services from impacted suppliers, and increased costs, any of which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to successfully design and execute our business strategy plan, including growing comparable center sales, our revenues and profitability may be adversely affected.

Our ability to increase revenues and profitability is dependent on executing effective business strategies. If we are delayed or unsuccessful in executing our strategies or if our strategies do not yield desired results, our business, financial condition and results of operations may suffer. Our ability to meet our business strategy plan is dependent upon, among other things, our ability to:

•        increase gross sales and operating profits at existing centers with bowling, food, beverage, game and entertainment options desired by our guests;

•        evolve our marketing and branding strategies to continue to appeal to our guests;

•        innovate and implement new initiatives to provide a unique guest experience;

•        identify adequate sources of capital to fund and finance strategic initiatives;

•        grow and expand operations;

•        identify new opportunities to improve customer reach;

•        maintain a talented workforce responsive to customer needs and operational demands; and

•        identify, implement and maintain cost-reducing strategies to scale operations.

Changes in consumer preferences and buying patterns could negatively affect our results of operations.

Visiting our centers is a discretionary purchase for consumers; therefore, our business is susceptible to economic slowdowns and recessions. We are dependent in particular upon discretionary spending by consumers living in the communities in which our centers are located. A significant weakening in the local economies of these geographic areas, or any of the areas in which our centers are located, may cause consumers to curtail discretionary spending, which in turn could reduce our centers’ sales and have an adverse effect on our business and our results of operations. Our centers are sometimes located near high density retail areas such as regional malls, lifestyle centers, big box shopping centers and entertainment centers. We depend on a high volume of visitors at these locations to attract guests to our centers. As demographic and economic patterns change, current centers may or may not continue to be attractive or profitable.

E-commerce or online shopping continues to increase and negatively impact consumer traffic at traditional “brick and mortar” retail sites located in regional malls, lifestyle centers, big box shopping centers and entertainment centers. Vacancies have also increased due to the COVID-19 pandemic. A decline in development or closures of businesses in these settings or a decline in visitors to retail areas near our centers could negatively affect our sales.

Consumers continually change their dietary preferences. As a result, we are challenged to evolve our food and beverage menu offerings to appeal to these changing customer preferences, while maintaining our brand character and retaining popular menu items. New information or changes in dietary, nutritional, allergen or health guidelines or environmental or sustainability concerns, whether issued by governmental agencies, academic studies, advocacy organizations or similar groups, may cause some groups of consumers to select foods other than those that are offered by our centers. Additionally, it is unclear currently if the COVID-19 pandemic may have a lasting impact on consumer demand. If we fail to anticipate changing trends or other consumer preferences, our business, financial condition and results of operations would be adversely affected.

Advances in technologies or certain changes in consumer behavior driven by such technologies could have a negative effect on our business. Technology and consumer offerings continue to develop, and we expect new or enhanced technologies and consumer offerings will be available in the future. As part of our marketing efforts, we use a variety of digital platforms including search engines, mobile, online videos and social media platforms such as Facebook®, Twitter® and Instagram® to attract and retain guests. We also test new technology platforms to improve our level of digital engagement with our guests and employees to help strengthen our marketing and related consumer analytics capabilities. These initiatives may not prove to be successful and may result in expenses incurred without the benefit of higher revenues or increased engagement.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment markets, which could have a material adverse effect on our business, results of operations or financial condition.

The out-of-home entertainment market is highly competitive. We compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including localized attraction facilities such as other bowling centers, movie theatres, sporting events, sports activity centers, arcades and entertainment centers, nightclubs, and restaurants as well as theme parks. Some of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name recognition and are better established in the markets where our centers are located or are planned to be located. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to our centers. We also face competition from local, regional, and national establishments that offer similar entertainment experiences to ours that are highly competitive with respect to price, quality of service, location, ambience and type and quality of food. In addition, we also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming and home movie streaming and delivery. Our failure to compete favorably in the competitive out-of-home and home-based entertainment markets could have a material adverse effect on our business, results of operations and financial condition.

Unfavorable publicity or a failure to respond effectively to adverse publicity, could harm our business.

Our brand and our reputation are among our most important assets. Our ability to attract and retain customers depends, in part, upon the external perception of Bowlero, the quality of our facilities and our integrity. Multi-location businesses, such as ours, can be adversely affected by unfavorable publicity resulting from food safety concerns, flu or other virus outbreaks and other public health concerns stemming from one or a limited number of our centers. Additionally, we rely on our network of suppliers to properly handle, store, and transport our ingredients for delivery to our centers. Failure by our suppliers, or their suppliers, could cause our ingredients to be contaminated, which could be difficult to detect and put the safety of our food in jeopardy.

Negative publicity may also result from crime incidents, data privacy breaches, scandals involving our employees or operational problems at our centers. Regardless of whether the allegations or complaints are valid, unfavorable publicity related to one or more of our centers could affect public perception of the entire brand. Even incidents at similar businesses could result in negative publicity that could indirectly harm our brand. If one or more of our centers were the subject of unfavorable publicity and we are unable to quickly and effectively respond to such reports, our overall brand could be adversely affected, which could have a material adverse effect on our business, results of operations and financial condition.

There has been a significant increase in the use of social media and similar platforms, including weblogs (blogs), social media websites and other forms of Internet-based communications that allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning goods and services that they have or plan to purchase and may act on such information without further investigation or authentication. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity exists for dissemination of information, including inaccurate information, to spread quickly. Inaccurate or adverse information concerning Bowlero may be posted on such platforms at any time. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also may be used for dissemination of trade secret information, compromising valuable company assets. In summary, the dissemination of information via social media and similar platforms may harm our business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The inappropriate use of social media vehicles by our guests or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation.

Further, if we are not effective in addressing social and environmental responsibility matters or achieving relevant sustainability goals, consumer trust in our brand may suffer. Consumer demand for our products and our brand value could diminish significantly if any such incidents or other matters erode consumer confidence in us or our products, which could likely result in lower revenues.

We are subject to risks associated with leasing space subject to long-term, non-cancelable leases.

Payments under our non-cancelable, long-term operating leases account for a significant portion of our operating expenses and we expect many of the new centers we open in the future will also be leased. We often cannot cancel these leases without substantial economic penalty. If an existing or future center is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease, including, among other things, paying the rent for the remainder of the lease term. We depend on cash flow from operations to pay our lease obligations. If our business does not generate adequate cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under our existing credit facility, we may not be able to service our operating lease obligations, grow our business, respond to competitive challenges or fund other liquidity and capital needs, all of which could have a material adverse effect on us.

In addition, as each of our leases expires, we may choose not to renew, or may not be able to renew, such existing leases if the renewal rent is too high and/or the capital investment required to maintain the centers at the leased locations is not justified by the return required on the investment. If we are not able to renew the leases at rents that allow such centers to remain profitable as their terms expire, the number of such centers may decrease, resulting in lower revenue from operations, or we may relocate a center, which could subject us to construction and other costs and risks, and in either case, could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance and the ability to implement successfully our strategic direction could be adversely affected if we fail to retain, or effectively respond, to a loss of key management.

Our future success is substantially supported by the contributions and abilities of senior management, including key executives and other leadership personnel. Changes in senior management could expose us to significant changes in strategic direction and initiatives. A failure to maintain appropriate organizational capacity and capability to support leadership excellence or a loss of key skill sets could jeopardize our ability to meet our business performance expectations and growth targets. Although we have employment agreements with many members of senior management, we cannot prevent members of senior management from terminating their employment with us. Losing the services of members of senior management could materially harm our business until a suitable replacement is found, and such replacement may not have equal experience and capabilities.

We face risks related to our substantial indebtedness and limitations on future sources of liquidity.

Our substantial indebtedness of $883.3 million as of September 26, 2021 and our forecasted current debt service of $64.5 million in minimum debt payments and estimated interest payments in fiscal year 2022 could have important consequences to us, including:

•        making it more difficult for us to satisfy our obligations with respect to our debt, and any failure to comply with the obligations under our debt instruments, including restrictive covenants, could result in an event of default under the agreements governing our indebtedness increasing our vulnerability to general economic and industry conditions, including as a result of disruption caused by the global COVID-19 pandemic;

•        requiring a substantial portion of our cash flow from operations to be dedicated to the payment of obligations with respect to our debt, thereby reducing our ability to use our cash flow to fund our operations, lease payments, capital expenditures, selling and marketing efforts, product development, future business opportunities and other purposes;

•        exposing us to the risk of increased interest rates as some of our borrowings are at variable rates;

•        limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, strategic acquisitions and general corporate or other purposes; and

•        limiting our ability to plan for, or adjust to, changing market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged.

Covenants in our debt agreements restrict our business and could limit our ability to implement our business plan.

Our credit facility contains covenants that may restrict our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, and engage in opportunistic transactions, such as strategic acquisitions. In addition, if we fail to satisfy the covenants contained in the credit facility, our ability to borrow under the revolving credit loans portion of the credit facility may be restricted. The credit facility includes covenants restricting, among other things, our ability to do the following under certain circumstances:

•        incur or guarantee additional indebtedness or issue certain disqualified or preferred stock;

•        pay dividends or make other distributions on, or redeem or purchase any equity interests or make other restricted payments;

•        make certain acquisitions or investments;

•        create or incur liens;

•        transfer or sell assets;

•        incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;

•        alter the business that we conduct;

•        enter into transactions with affiliates; and

•        consummate a merger or consolidation or sell, assign, transfer, lease or otherwise dispose of all or substantially all our assets.

In addition, failure to meet a leverage-based test that is applicable when our revolving credit facility, along with certain letters of credit, is at least 35% drawn, is a default under our credit facilities. The leverage-based test is calculated on the basis of Covenant Adjusted EBITDA, as further defined and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Covenant Compliance.”

Events beyond our control, including the impact of COVID-19, may affect our ability to comply with our covenants, even after the cessation of the second amendment suspension period. If we default under the credit facility because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. We cannot assure you that we will be able to comply with our covenants under the credit facility or that any covenant violations will be waived in the future. Any violation that is not waived could result in an event of default, permitting our lenders to declare outstanding indebtedness and interest thereon due and payable, and permitting the lenders under the revolving credit loans provided under the credit facility to suspend commitments to make any advance, or require any outstanding letters of credit to be collateralized by an interest bearing cash account, any or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we fail to comply with our financial or other covenants under the credit facility, we may need additional financing to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on commercially reasonable terms, or at all. We cannot assure you that we would have sufficient funds to repay outstanding amounts under the credit facility and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.

The success of our longer-term growth strategy depends in part on our ability to open and operate new centers profitably.

Our ability to timely and efficiently open new centers on a new-construction or acquisition basis and to operate these centers profitably is dependent on numerous factors including quality locations, acceptable lease or purchase agreements, zoning, use and other regulations, our liquidity, staffing needs and training, permitting, customer acceptance, impact on existing centers and financial performance targets. The timing of new location openings may result in significant fluctuations in our quarterly performance. We typically incur significant costs prior to opening for pre-opening and construction and increased labor and operating costs for a newly opened center.

Our failure to maintain or renew key agreements could adversely affect our ability to distribute our media content and/or other of our goods and services, which could adversely affect our operating results.

A portion of our profits is derived from our media content, which is distributed by cable, satellite and broadcast television networks and digital platforms around the globe. As detailed below, we have depended on and will continue to depend on, third parties for many aspects of the operation and distribution of Professional Bowlers Association (“PBA”) events. Any failure to maintain (such as due to a breach or alleged breach by either party) or renew arrangements with distributors and platforms, the failure of distributors or platforms to continue to provide services to us or the failure to enter into new distribution opportunities on terms favorable to us could adversely affect our financial outlook, liquidity, business and operating results. We have relationships with Fox Sports, CBS Sports and Flo Bowling, which carry PBA events through their cable networks and streaming channels.

Many of our other goods and services, such as our merchandise and arcade games are manufactured and sold by other parties under licenses of our intellectual property or distribution agreements. Our inability for any reason to enter into, maintain and/or renew or replace, as the case may be, these agreements on terms favorable to us could adversely affect our financial outlook, liquidity, business and/or operating results.

We produce content, build infrastructure and market PBA events. If, for any number of reasons, we are unable to continue to develop and monetize this content successfully, it could have a material adverse effect on our operating results.

Need to Attract, Retain and Replace Fans.    We believe that the PBA has a passionate fan base. However, the markets for entertainment video are intensely competitive and include many subscription, transactional and ad-supported models and vast amounts of pirated materials, all of which capture segments of the entertainment video market. These markets have and are expected to continue to be subject to rapid changes, and new technologies and evolving business models are developing at a fast pace. We expect this competition to continue to grow and the markets to continue to transform. Many players that have entered this space have vastly greater financial and marketing resources than we, as well as longer operating histories, large customer bases and strong brand recognition. These competitors may aggressively price their offerings and devote more technology and marketing resources. Certain of these competitors have begun to bundle digital networks. Other competitors for viewers of media content include broadcast, cable and satellite television, many of which have so-called “TV everywhere,” stand-alone streaming and/or “on demand” content, online movie and television content providers (both legal and illegal (pirated)), and ad-supported services such as YouTube. In non-pandemic times, viewers also commit viewing dollars to theatrical films, live events or other leisure activities. Our ability to attract and retain fans for PBA will depend in part on our ability to provide consistent high-quality content and a high level of service that is perceived as a good value for the consumer’s entertainment dollars in the face of this intense competition. Our failure to do so could adversely affect our business and operating results.

Impact of Government Regulations.    The adoption or modification of laws and regulations relating to our business could limit or otherwise adversely affect the manner in which we conduct our business. The growth and development of the market for online commerce has led to more stringent consumer protection laws, including privacy laws such as the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”), imposing additional burdens on us. We may be required to comply with new regulations or legislation or new interpretations of existing regulations or legislation. This compliance could cause us to incur significant additional expense or alter our business model or could result in substantial fines, civil liability and/or harm to reputation for noncompliance. In addition, the delivery of PBA content in international markets exposes us to multiple regulatory frameworks and societal norms, the complexity of which may result in unintentional noncompliance which could adversely affect our business and operating results.

Our failure to continue to build and maintain our brand of entertainment could adversely affect our operating results.

We must continue to build and maintain our strong brand identity to attract and retain fans who have a number of entertainment choices. The creation, marketing and distribution of live events, programming and films that our fans value and enjoy are at the core of our business. The production of compelling live, televised, streamed and film content is critical to our ability to generate revenues across our media platforms and product outlets. Our ability to produce compelling content depends on our ability to attract professional bowlers to our tournaments. Professional bowlers are independent agents and make their own decisions on whether or not to participate in a tournament. In addition, we are dependent on advertising, sponsorship and marketing revenue from third parties in order to be able to host tournaments. If such third parties decide to sponsor or advertise at other types of sporting events, our costs for hosting tournaments will increase, and we may host fewer tournaments, resulting in a decrease in the amount of content that we can produce. We are also dependent on the U.S. Bowling Congress who own rights to certain tournaments, such as the US Open and the USBC Masters. PBA partners with the U.S. Bowling Congress to deliver televised events for tournaments owned by the U.S. Bowling Congress. Our current agreements with the U.S. Bowling Congress provide for the delivery of televised content for such tournaments until 2022, and we may be unable to secure such rights after 2022 at attractive terms or at all. Also important are effective consumer communications, such as marketing, customer service and public relations. The role of social media by fans and by us is an important factor in our brand perception. If our efforts to create compelling services and goods and/or otherwise promote and maintain our brand, services and merchandise are not successful, our ability to attract and retain fans may be adversely affected. Such a result would likely lead to a decline in our television ratings, attendance at our live events post-pandemic, and/or otherwise impact our sales of goods and services, which would adversely affect our operating results.

Our failure to compete effectively in a rapidly evolving media landscape could adversely affect our operating results.

The manner in which audio/media content is distributed and viewed is constantly changing, and consumers have increasing options to access entertainment video. Changes in technology require our resources including personnel, capital and operating expenses. Conversely, technology changes have also decreased the cost of video production and distribution for certain programmers (such as through social media), which lowers the barriers to entry and increases the competition for viewership and revenues. While we attempt to distribute our programming across all platforms, our failure to continue to do so effectively (including, for example, our emphasizing a distribution platform that may in time lessen in importance or become obsolete or our loss of, or other inability to procure, carriage on an important platform) could adversely affect our operating results. If other providers of video programming address the changes in consumer viewing habits in a manner that is better able to meet content distributor and consumer needs and expectations, our business could be adversely affected. The number of subscribers and ratings of television networks and advertising revenues in general have been reported as being impacted by viewers moving to alternative media content providers, a process known as “cord cutting” and “cord shaving.” Many well-funded digital companies have been competing with the traditional television business model and, while it has been widely reported that they are paying significant amounts for media content, it is not clear that these digital distributors will replace the importance (in terms of money paid for content, viewer penetration and other factors) of television distribution to media content owners. Our media partners’ businesses are affected by their sale of advertising and subscriptions for their services. If they are unable to sell advertising and/or subscriptions either with regard to PBA programming specifically (such as, by way of example and without limitation, due to a decline in the popularity of our programming and/or brand) or all of their programing generally, it could adversely affect our operating results.

Changes in the regulatory atmosphere and related private sector initiatives could adversely affect our businesses.

Production of video programming by independent producers is generally not directly regulated by the federal or state governments in the United States. PBA events are on broadcast television on the Fox and CBS Networks, and we are responsible, directly or indirectly, for compliance with certain additional FCC regulations and statutory requirements applicable to programming distributed over television broadcast stations. Any failure to remain in compliance with these requirements could expose us to substantial costs and adverse publicity which could impact our operating results. Changes in FCC regulations, and the ongoing reallocation of satellite spectrum for “5G” next generation wireless broadband use, could impact the availability of satellite transmission spectrum for video programming distribution, which could increase the transmission costs of certain of our programming and/or affect transmission quality and reliability. The markets for programming in the United States and internationally may be substantially affected by government regulations applicable to, as well as social and political influences on, television stations and networks. We voluntarily designate the suitability of each of our television and PBA programs using standard industry ratings. Domestic and foreign governmental and private-sector initiatives relating to the production and distribution of video programming are announced from time to time. Compliance by our licensees of these initiatives and/or their noncompliance of governmental policies could restrict our program distribution and adversely affect our levels of viewership, result in adverse publicity and/or otherwise impact our operating results.

Risks Related to Information Technology and Cyber Security

Information technology system failures or interruptions may impact our ability to effectively operate our business.

We rely heavily on various information technology systems, including point-of-sale, kiosk and amusement operations systems in our centers, data centers that process transactions, communication systems and various other software applications used throughout our operations. Some of these systems have been internally developed or we rely on third-party providers and platforms for some of these information technology systems and support. Although we have operational safeguards in place, those technology systems and solutions could become vulnerable to damage, disability, or failures due to theft, fire, power outages, telecommunications failure or other catastrophic events. Any failure of these systems could significantly impact our operations and could make our content unavailable or degraded. These service disruptions could be prolonged. We rely on third-party service providers for certain key elements of our operations including credit card processing, telecommunications, utilities and delivery of video programming. Our reliance on systems operated by third parties also present the risk faced by the third party’s business, including the operational, cyber security, and credit risks of those parties. If those systems were to fail or otherwise be unavailable, and we were unable to timely recover, we could experience an interruption in our operations. Our business interruption insurance may not cover us in the event these types of business interruptions occur.

Cyber security breaches or other privacy or data security incidents that expose confidential customer, personal employee or other material, confidential information that is stored in our information systems or by third parties on our behalf may impact our business.

Many of our information technology systems (and those of our third-party business partners, whether cloud-based or hosted in proprietary servers), including those used for point-of-sale, web and mobile platforms, mobile payment systems and administrative functions, contain personal, financial or other information that is entrusted to us by our guests and associates. Many of our information technology systems also contain proprietary and other confidential information related to our business, such as business plans and initiatives. A cyber incident (generally any intentional or unintentional attack that results in unauthorized access resulting in disruption of systems, corruption of data, theft or exposure of confidential information or intellectual property) that compromises the information of our customers or employees could result in widespread negative publicity, damage to our reputation, a loss of customers, and disruption of our business.

The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. Compliance with these requirements can be costly and time-consuming and the costs could adversely impact our results of operations due to necessary system changes and the development of new administrative processes. The California Consumer Privacy Act of 2018, provides a private right of action for data breaches and requires companies that process information about California residents to make new disclosures to consumers about their data collection, use and sharing practices and allow consumers to opt out of certain data sharing with third parties. Security breaches could also result in a violation of applicable privacy and other laws, and subject us to private consumer, business partner or securities litigation and governmental investigations and proceedings, any of which could result in our exposure to material civil or criminal liability. We are required to maintain the highest level of Payment Card Industry Data Security Standard (“PCI”) compliance at our corporate office and centers. If we do not maintain the required level of PCI compliance, we could be subject to costly fines or additional fees from the card brands that we accept or lose our ability to accept those payment cards. Additionally, an increasing number of government and industry groups have established laws and standards for the protection of personal and health information.

Our existing cyber security policy includes cyber security techniques, tactics, and procedures, including continuous monitoring and detection programs, network protections, annual employee training and awareness and incident response preparedness. In addition, we periodically scan our environment for any vulnerabilities, perform penetration testing and engage third parties to assess effectiveness of our security measures. We utilize a voluntary tool to help manage privacy risk by independently benchmarking our cyber security program to the NIST Cybersecurity Framework, using an independent third party, and we share the results of our annual audit with our audit committee. Although we employ security technologies and practices and have taken other steps to try to prevent a breach, there are no assurances that such measures will prevent or detect cyber security breaches, and we may nevertheless not have the resources or technical sophistication to prevent rapidly evolving types of cyberattacks. We maintain a separate insurance policy covering cybersecurity risks and such insurance coverage may, subject to policy terms and conditions, cover certain aspects of cyber risks, but this policy is subject to a retention amount and may not be applicable to a particular incident or otherwise may be insufficient to cover all our losses beyond any retention. Based on recent court rulings, there is uncertainty as to whether traditional commercial general liability policies will be construed to cover the expenses related to cyberattacks and breaches if credit and debit card information is stolen.

We have been and likely will continue to be, the target of cyber and other security threats. If in the future, we experience a security breach, we could become subject to claims, lawsuits or other proceedings for purportedly fraudulent transactions arising out of the theft of credit or debit card information, compromised security and information systems, failure of our employees to comply with applicable laws, the unauthorized acquisition or use of such information by third parties, or other similar claims.

Our reliance on computer systems and software could expose us to material financial and reputational harm if any of those computer systems or software were subject to any material disruption or corruption.

Our servers and those of third parties used in our business may be vulnerable to cybersecurity attacks, computer viruses (including worms, malware, ransomware and other destructive or disruptive software or denial of service attacks), physical or electronic break-ins and similar disruptions and could experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse, theft or release of proprietary, confidential, sensitive or otherwise valuable company or subscriber data or information. Such a cybersecurity attack, virus, break-in, disruption or attack could remain undetected for an extended period, could harm our business, financial condition or results of operations, be expensive to remedy, expose us to litigation and/or damage our reputation. Our insurance may not cover expenses related to such disruptions or unauthorized access fully or at all.

Because the techniques used to obtain unauthorized access to, or disable, degrade or sabotage, these systems and servers change frequently and often are not recognized until launched against a target, we and the third parties used in distribution of our content may be unable to anticipate these techniques, implement adequate preventative measures or remediate any intrusion on a timely or effective basis. Moreover, the development and maintenance of these preventative and detective measures is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite the efforts of us and/or third parties, the possibility of these events occurring cannot be eliminated.

Risks Related to the Location-Based Entertainment Industry

Our success depends upon our ability to recruit and retain qualified center management and operating personnel while also controlling our labor costs.

We must continue to attract, retain, and motivate qualified management and operating personnel to maintain consistency in our service, hospitality, quality, and atmosphere of our centers, and to also support future growth. Adequate staffing of qualified personnel is a critical factor impacting our guests’ experience in our centers. Qualified management and operating personnel are typically in high demand. Current unemployment subsidies and difficult pandemic-related operating demands are resulting in aggressive competition for talent, wage inflation and pressure to improve benefits and workplace conditions to remain competitive. If we are unable to attract and retain a satisfactory number of qualified management and operating personnel, labor shortages could delay the planned openings of new centers or adversely impact our existing centers. Any such delays, material increases in employee turnover rates in existing centers or widespread employee dissatisfaction could have a material adverse effect on our business and results of operations. Competition for qualified employees could require us to pay higher wages, which could result in higher labor costs and could have a material adverse effect on our results of operations.

Our revenues and operating results may fluctuate significantly due to various risks and unforeseen circumstances, including increases in costs, seasonality, weather, acts of violence or terrorism and other factors outside our control.

Certain regions in which our centers are located have been, and may in the future be, subject to natural disasters, such as earthquakes, floods, and hurricanes. Depending upon its magnitude, a natural disaster could severely damage a cohort of our centers, which could adversely affect our business, results of operations or financial condition. Our corporate headquarters and our data center are located in Richmond, Virginia and our backup data facility is located in Dallas, Texas. A natural or man-made disaster could significantly impact our ability to provide services and systems to our centers and negatively impact our operations. We currently maintain property and business interruption insurance.

Any act of violence at or threatened against our centers or the retail complexes in which they are located, including active shooter situations and terrorist activities, may result in restricted access to our centers and/or closures in the short-term and, in the long term, may cause our guests and associates to avoid visiting our centers. Any such situation could adversely impact cash flows and make it more difficult to fully staff our centers, which could materially adversely affect our business.

Our operating results fluctuate significantly due to seasonal factors. We typically generate our highest sales volumes during the third quarter of each fiscal year due to the timing of leagues, holidays and changing weather conditions. School operating schedules, holidays and weather conditions may also affect our sales volumes in some operating regions differently than others. In addition, unfavorable weather conditions during the winter and spring seasons could have a significant impact on our results. During 2020, results also fluctuated due to the timing and frequency of temporary closures and operating restrictions due to state and local guidelines imposed due to the COVID-19 pandemic.

Our operations are susceptible to the changes in cost and availability of commodities and other products, which could negatively affect our operating results.

Our profitability depends in part on our ability to anticipate and react to changes in commodity and other product costs. Various factors beyond our control, including adverse weather conditions, governmental regulation and monetary policy, product availability, recalls of food products, disruption of our supplier manufacturing and distribution processes due to public health crises or pandemics, and seasonality, may affect our commodity costs or cause a disruption in our supply chain. In an effort to mitigate some of this risk, we have multiple short-term supply contracts with a limited number of suppliers. If any of these suppliers do not perform adequately or otherwise fail to distribute products or supplies to our centers, we may be unable to replace the suppliers in a short period of time on acceptable terms, which could increase our costs, cause shortages of food and other items at our centers and cause us to remove certain items from our menu. Changes in the price or availability of commodities for which we do not have short-term supply contracts could have a material adverse effect on our profitability. Expiring contracts with our food suppliers could also result in unfavorable renewal terms and therefore increase costs associated with these suppliers or may necessitate negotiations with other suppliers. Other than short-term supply contracts for certain food items and certain utilities contracts, we currently do not engage in futures contracts or other financial risk management strategies with respect to potential price fluctuations in the cost of food and other supplies. Also, the unplanned loss of a major distributor could adversely affect our business by disrupting our operations as we seek out and negotiate a new distribution contract. If we have to pay higher prices for food or other product costs, our operating costs may increase, and, if we are unable to adjust our purchasing practices or pass any cost increases on to our guests, our operating results could be adversely affected.

Our procurement of new games and amusement and entertainment offerings is contingent upon availability, and in some instances, our ability to obtain licensing rights.

Our ability to continue to procure new games, amusement and entertainment offerings, and other entertainment-related equipment is important to our business strategy. The number of suppliers from which we can purchase games, amusement offerings and other entertainment-related equipment is limited. To the extent the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks. We may not be able to anticipate and react to changing amusement offerings cost by adjusting purchasing practices or game prices, and a failure to do so could have a material adverse effect on our operating results. In addition, any decrease in availability of new amusement offerings that appeal to guests could lead to decreases in revenues as guests negatively react to lack of new game options.

Our ability to develop future offerings is dependent on, among other things, obtaining rights to compelling game content and developing new amusement offerings that are accepted by our guests. There is no guarantee that additional licensing rights will be obtained by us or that our guests will accept the future offerings that we develop. The result could be increased expenses without increased revenues putting downward pressure on our results of operations and financial performance.

We may not be able to operate our centers or obtain/maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect our business, results of operations or financial condition.

We are subject to licensing and regulation by state and local authorities relating to the sale of alcoholic beverages, health, sanitation, safety, building and fire codes. Each center is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one center may lead to the loss of licenses at all centers in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each center, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. We generally have not encountered any material difficulties or failures in obtaining and maintaining the required licenses, permits and approvals that could impact the continuing operations of an existing center, or delay or prevent the opening of a new center. Although we do not anticipate any material difficulties occurring in the future, the failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and our ability to obtain such a license or permit in other locations.

We are subject to extensive laws and regulations and failure to comply with existing or new laws and regulations could adversely affect our operational efficiencies, cost structure and talent availability.

Restrictions put in place by federal, state and local governments in response to the COVID-19 pandemic have caused operations and business at our centers to be impaired. While many states have rescinded such restrictions, it is not certain when all restrictions will be lifted in the remaining states where such restrictions are still in place.

We are also subject to various federal, state, and local laws and regulations that govern numerous aspects of our business, including the following:

•        the Fair Labor Standards Act and other federal, state and local laws and regulations that govern employment practices and working conditions, including minimum wage rates, wage and hour practices, gratuities, overtime, labor practices, various family leave mandates, discrimination and harassment, immigration, workplace safety and other areas;

•        the Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas;

•        the Patient Protection and Affordable Care Act as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (“PPACA”) and uncertainties surrounding future changes to or replacement of our health insurance system;

•        preparation, sale and labeling of food, including the federal regulations of the Food and Drug Administration, which oversees the safety of the entire food system, including inspection and mandatory food recalls, menu labeling and nutritional content, and additional requirements in certain states and local jurisdictions;

•        environmental laws and regulations governing, among other things, discharges of pollutants into the air and water as well as the presence, handling, release and disposal of and exposure to hazardous substances;

•        liquor laws and regulations governing the service and sale of alcohol; and

•        other environmental matters, such as climate change, the reduction of greenhouse gases, water consumption and animal health and welfare.

Compliance with these laws and regulations and future new laws or changes in laws or regulations that impose additional requirements can be costly. Any failure or perceived failure to comply with these laws or regulations could result in, among other things, revocation of required license, administrative enforcement actions, fines, civil and criminal liability, and/or closure of centers. We could also be strictly liable, without regard to fault, for certain environmental conditions at properties we formerly owned or operated as well as at our current properties. Further, more stringent and varied requirements of local and state governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new centers in certain locations.

We believe it is becoming increasingly likely that the United States federal government will significantly increase the federal minimum wage and tip credit wage (or eliminate the tip credit wage) and require significantly more mandated benefits than what is currently required under federal law. Should this happen, other jurisdictions that have historically mandated higher wages and greater benefits than what is required under federal law may seek to further increase wages and mandated benefits. In addition to increasing the overall wages paid to our minimum wage and tip credit wage earners, these increases create pressure to increase wages and other benefits paid to other associates who, in recognition of their tenure, performance, job responsibilities and other similar considerations, historically received a rate of pay exceeding the applicable minimum wage or minimum tip credit wage. Because we employ a large workforce, any wage increase and/or expansion of benefits mandates could have a particularly significant impact on our labor costs. Our vendors, contractors and business partners are similarly impacted by wage and benefit cost inflation, and many have or will increase their price for goods, construction, and services in order to offset their increasing labor costs. We may not be able to partially or fully offset cost increases resulting from changes in minimum wage rates by increasing bowling, menu or game prices, improving productivity, or through other adjustments, and our business, results of operations and financial condition could be adversely affected. Moreover, although only a few of our employees have been or are now represented by any unions, labor organizations may seek to represent an increasing number of our employees in the future, and if they are successful, our payroll expenses and other labor costs may be increased in the course of collective bargaining, and/or there may be strikes or other work disruptions that may adversely affect our business.

We face potential liability with our gift cards under the property laws of some states.

Our gift cards, which may be used to purchase bowling, food, beverages, merchandise and game play credits in our centers, may be considered stored value cards. Certain states include gift cards under their abandoned and unclaimed property laws and require companies to remit to the state cash in an amount equal to all or a designated portion of the unredeemed balance on the gift cards based on certain card attributes and the length of time that the cards are inactive. To date we have not remitted any amounts relating to unredeemed gift cards to states based upon our assessment of applicable laws.

The analysis of the potential application of the abandoned and unclaimed property laws to our gift cards is complex, involving an analysis of constitutional, statutory provisions and factual issues. In the event that one or more states change their existing abandoned and unclaimed property laws or successfully challenge our position on the application of its abandoned and unclaimed property laws to our gift cards, our liabilities with respect to unredeemed gift cards may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.

Litigation, including allegations of illegal, unfair or inconsistent employment practices, may adversely affect our business, results of operations or financial condition.

Our business may be adversely affected by the risk of legal proceedings brought by or on behalf of our customers, employees, suppliers, shareholders, government agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. In recent years, a number of companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and a number of these lawsuits have resulted in the payment of substantial damages by the defendants. We have had from time to time and now have such lawsuits pending against us. In addition, from time to time, customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to a center. We are also subject to a variety of other claims in the ordinary course of business, including personal injury, lease, and contract claims.

We are also subject to “dram shop” statutes in certain states in which our centers are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on our business, results of operations or financial condition. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of our insurance coverage or not covered by insurance could have a material adverse effect on our business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect our centers and us.

Failure to adequately protect our intellectual property could harm our business.

We regard our intellectual property as having significant value and being important to our marketing efforts. We use a combination of intellectual property rights, such as trademarks and trade secrets, to protect our brand and certain other proprietary processes and information material to our business. The success of our business strategy depends, in part, on our continued ability to use our intellectual property rights to increase brand awareness and further develop our branded products in both existing and new markets. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. If third parties misappropriate or infringe our intellectual property, the value of our image, brand and the goodwill associated therewith may be diminished, our brand may fail to achieve and maintain market recognition, and our competitive position may be harmed, any of which could have a material adverse effect on our business, including our revenues. Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent the violation or misappropriation of such intellectual property rights by others. To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses, divert the attention of management and adversely affect our revenue, financial condition and results of operations.

We cannot be certain that our products and services do not and will not infringe on the intellectual property rights of others. Any such claims, regardless of merit, could be time-consuming and expensive to litigate or settle, divert the attention of management, cause significant delays, materially disrupt the conduct of our business and have a material adverse effect on our financial condition and results of operations. As a consequence of such claims, we could be required to pay a substantial damage award, take a royalty-bearing license, discontinue the use of third-party products used within our operations and/or rebrand our products and services.

We conduct business internationally, which exposes us to additional risks.

Our ability to successfully conduct operations in international markets is affected by many of the same risks we face in our U.S. operations, as well as unique costs and difficulties of managing international operations. Our international operations, which accounted for $7.1 million in revenues for the fiscal year 2020, expose us to certain additional risks, including:

•        difficulty in staffing international operations;

•        different political, economic and regulatory conditions;

•        local laws and customs;

•        violations of anti-bribery and anti-corruption laws, such as the United States Foreign Corrupt Practices Act;

•        violations of economic sanctions laws, such as the regulations enforced by the U.S. Department of The Treasury’s Office of Foreign Assets Control;

•        currency fluctuations;

•        limitations on our ability to enforce legal rights and remedies with third parties or partners outside the United States;

•        adverse tax consequences; and

•        dependence on other economies.

Fluctuations in other factors relating to international operations, such as tariffs, transportation costs and inflation are additional risks for our international operations.

General Risk Factors

Changes in tax laws and resulting regulations could result in changes to our tax provisions and subject us to additional tax liabilities that could materially adversely affect our financial performance.

We are subject to income, sales, use and other taxes in the United States and certain non-U.S. jurisdictions including Mexico and Canada. Changes in applicable U.S. federal, state, local or non-U.S. tax laws and regulations, including the Tax Cuts and Jobs Act (the “Tax Act”) and the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), or their interpretation and application, including the possibility of retroactive effect and changes to state tax laws that may occur in response to the Tax Act or the CARES Act, could affect our effective income tax rate. Further, tax proposals issued recently in the United States under the Biden administration have contained important amendments that could have a material impact on the overall tax position of U.S. taxpayers.

The Organization for Economic Cooperation and Development (the “OECD”), has been working on a Base Erosion and Profit Shifting Project (“BEPS”), and issued a report in 2015, an interim report in 2018, and has issued additional guidelines and proposals that may change various aspects of the existing framework under which our tax obligations are determined in the countries in which we do business. While this project is in an advanced stage, we cannot predict what its outcome will be or what potential impact it may have on our tax obligations and operations. In July and October of 2021, the OECD/G-20 Inclusive Framework on BEPS released statements outlining a political agreement on the general rules to be adopted for taxing the digital economy, specifically with respect to nexus and profit allocation (Pillar One) and rules for a global minimum tax (Pillar Two). Further details regarding implementation of these rules are expected to be finalized in the near future. These rules, should they implemented via domestic legislation of countries or via international treaties, could have a material impact on our effective tax rate or result in higher cash tax liabilities. There can be no assurance that our tax payments, tax credits, or incentives will not be adversely affected by these or other initiatives.

Moreover, the final determination of any tax audits or related litigation could be materially different from our historical tax provisions and accruals. Changes in our tax expense or an increase in our tax liabilities, whether due to changes in applicable laws and regulation, the interpretation or application thereof, or a final determination of tax audits or litigation, could materially adversely affect our financial performance.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Old Bowlero has incurred losses during its history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of June 27, 2021, Old Bowlero had U.S. federal net operating loss carryforwards of approximately $546.5 million. Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, Old Bowlero’s net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”), and state tax authorities. Under Sections 382 and 383 of the Code, Bowlero’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Bowlero’s stock. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize certain net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in Bowlero’s ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize certain net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to Old Bowlero’s net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with generally accepted accounting principles in the United States. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud. Any failure to maintain an effective system of internal control over financial reporting, including such a failure or inability to provide timely reporting about the effectiveness of their controls of our third-party service providers on whose controls we rely, could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. Historically, OldBowlero has had several material weaknesses and significant accounting deficiencies, which may occur again. A significant financial reporting failure or material weakness in internal control over financial reporting could result in substantial cost to remediate and could cause a loss of investor confidence and decline in the market price of our stock. See “Additional Risks Related to Ownership of Our Class A Common Stock — The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.”

We identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, identify additional material weaknesses, or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We identified control deficiencies in the design and implementation of our internal control over financial reporting as of June 27, 2021 that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We did not design and maintain effective controls over certain technical or complex areas, including pushdown accounting, lease accounting, income taxes and stock-based compensation. This led to the misstatements in goodwill and additional paid-in capital, capital lease obligation and capital lease assets, deferred tax liability and stock-based compensation, described in detail in note 3-A to our consolidated financial statements.

We have begun implementing a plan to remediate the material weaknesses described above, including hiring staff with more technical accounting skills and engaging third-party experts to assist in accounting for income taxes, valuation and other technical areas, as well as the development of more formal internal control processes. Since the original error causing the overstatement of goodwill in fiscal year 2018, we have already significantly enhanced the technical capabilities of our staff; however, the material weaknesses will not be remediated until our remediation plan has been fully implemented and we have concluded that our controls are designed and operating effectively for a sufficient period of time. We expect to remediate these material weaknesses before the end of our fiscal year ending July 3, 2022. However, we cannot be certain that the steps we have taken will be sufficient to remediate the control deficiencies that led to the material weaknesses or avoid future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses or we identify other material weaknesses in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required under SEC rules, could be adversely affected. This may in turn adversely affect our reputation and business and the market price of our securities. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our common stock and diversion of financial and management resources from the operation of our business.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. Though we will be required to disclose changes made in our internal control over financial reporting on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

Additional Risks Related to Ownership of Our Class A Common Stock

The historical financial results of Old Bowlero and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of Old Bowlero included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those Bowlero will achieve in the future. This is primarily the result of the following factors: (i) Bowlero has incurred and will continue to incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) our capital structure is different from that reflected in Old Bowlero’s historical financial statements. Our financial condition and future results of operations could be materially different from amounts reflected in Old Bowlero’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions, including, but not limited to, Isos being treated as the “acquired” company for financial reporting purposes in the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Our only significant assets are our ownership interests in our operating subsidiaries and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

We have no direct operations and no significant assets other than our ownership of our operating subsidiaries. We depend on our operating subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock. The financial condition and operating requirements of our operating subsidiaries may limit our ability to obtain cash from such subsidiaries. The earnings from, or other available assets of, Bowlero may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon us.

Our outstanding warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities.

We account for our outstanding warrants as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the outstanding warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public warrants and private placement warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

The price of our Class A Common Stock and warrants may be volatile.

The price of our Class A Common Stock and warrants may fluctuate due to a variety of factors, including:

•        developments involving our competitors;

•        changes in laws and regulations affecting our business;

•        variations in our operating performance and the performance of our competitors in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        actions by stockholders, including the sale by them of any of their securities;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Class A Common Stock available for public sale; and

•        general economic and political conditions, such as the effects of the COVID-19 pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A Common Stock and warrants regardless of our operating performance.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends is at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Class A Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our Class A Common Stock and warrants could decline. If few analysts cover us, the demand for our Class A Common Stock could decrease and its price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Future resales of our Class A Common Stock may cause the market price of our securities to drop significantly, even if our business is performing well.

The Bowlero Lock-up Parties are contractually restricted from selling or transferring any of (i) their shares of Class A Common Stock and Class B Common Stock held immediately following the closing of the Business Combination and (ii) any of their shares of Bowlero common stock that result from converting securities held immediately following the closing of the Business Combination. Such restrictions will end on the date that is the earlier of (x) 180 days after the closing of the Business Combination and (y) the first date on which the last reported sale price of Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period (provided if such date occurs prior to 90 days after closing of the Business Combination, it shall be deemed to have occurred on the 90th day after the closing of the Business Combination).

The Sponsor and LionTree are subject to a contractual lock-up with respect to the shares held by them that will expire on December 15, 2022.

However, following the expiration of the applicable lock-ups, the Sponsor, LionTree and the Bowlero Lock-up Parties will not be restricted from selling shares of Bowlero’s common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors are not restricted from selling any of their Bowlero securities, other than by applicable securities laws. As such, sales of a substantial number of shares of Bowlero’s common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock. Immediately upon completion of the Business Combination, the Sponsor, LionTree and the Bowlero Lock-up Parties collectively beneficially own more than 80% of the outstanding shares of Bowlero’s common stock.

The shares held by the Sponsor, LionTree and the Bowlero Lock-up Parties may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements, including this registration statement, are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Bowlero’s securities or the market price of Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company involve significant expenses and will require significant resources and management attention, which may be diverted from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we have and will continue to incur significant legal, accounting and other expenses that we did not previously incur since we have had significant deficiencies and material weaknesses in internal controls over financial reporting. Our entire management team and many of our other employees have devoted and will continue to need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company.

These rules and regulations have resulted and will continue to result in our incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely continue to make it more difficult and more expensive for us to obtain or maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of Old Bowlero as a privately held company and our compliance obligations will require substantial financial and management resources. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Delaware law and our organization documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our organizational documents and the Delaware General Corporation Law (the “DGCL”) contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A Common Stock, and therefore depress the trading price of the Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our organizational documents include provisions regarding:

•        shares of our Class B Common Stock have 10 votes per share, while shares of our Class A Common Stock have one vote per share;

•        the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        providing for the removal of directors only upon the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, if the Class B Common Stock represents less than 50% of the voting power of our outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders;

•        the limitation of the liability of, and the indemnification of, our directors and officers;

•        empowering only our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•        prohibiting stockholders to act by written consent if the Class B Common Stock represents less than 50% of the voting power of our outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders;

•        to the extent permitted by law, prohibiting stockholders from calling a special meeting of stockholders if the Class B Common Stock represents less than 50% of the voting power of our outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders;

•        the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Bowlero.

Additionally, our certificate of incorporation provides that we are not governed by Section 203 of the DGCL, which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations. However, our certificate of incorporation will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder, but such restrictions shall not apply to any business combination if certain conditions are met.

Any issuance by us of preferred stock could delay or prevent a change in control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

In addition, as long as Atairos and Mr. Shannon beneficially own at least a majority of the voting power of our outstanding common stock, Atairos and Mr. Shannon will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and certain corporate transactions. Together, these certificate of incorporation, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by Atairos and Mr. Shannon could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Under our certificate of incorporation, none of Atairos or any affiliates of Atairos, or any of their respective officers, directors, agents, stockholders, members or partners, have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of Atairos will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Atairos, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to Atairos. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by Atairos to itself or its affiliates instead of to us.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, unless Bowlero otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) will be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Bowlero, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Bowlero to

Bowlero or any of the Bowlero’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or (d) any action asserting a claim governed by the “internal affairs doctrine.” Notwithstanding the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any claims arising under the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

We recognize that the forum selection clause in our certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our certificate of incorporation described above. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our certificate of incorporation. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

We cannot predict the impact that our dual class structure may have on the stock price of our Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make shares of our Class A Common Stock less attractive to other investors. As a result, the market price of shares of our Class A Common Stock could be adversely affected.

The dual class structure of our common stock, as well as board designation rights of Mr. Shannon and Atairos and consent rights of Atairos will have the effect of concentrating voting power with Mr. Shannon and Atairos, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of Class B Common Stock have 10 votes per share, while shares of Class A Common Stock have one vote per share. Mr. Shannon holds all of the issued and outstanding shares of Class B Common Stock. Accordingly, Mr. Shannon, directly or indirectly, holds approximately 87.4% of the voting power of our capital stock and is able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. So long as at least 18.1% of the outstanding of shares of our Class B Common Stock remain outstanding, the holders of Class B Common Stock will be able to control the outcome of matters submitted to a stockholder vote requiring a majority vote.

In addition, pursuant to the Stockholders Agreement (as defined below), Mr. Shannon and Atairos have board designation rights and Atairos also has certain consent rights as described below.

Mr. Shannon and Atairos may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Bowlero, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Bowlero, and might ultimately affect the market price of shares of our Class A Common Stock.

Bowlero’s founder and Chief Executive Officer controls a significant percentage of our voting power and is able to exert significant control over the direction of our business.

Thomas F. Shannon, our founder and Chief Executive Officer, holds shares of Class B Common Stock that entitle him to 10 votes per share of Class B Common Stock, which provides him with approximately 87.4% of the voting power of Bowlero despite holding only 35.3% of the total shares of Bowlero’s common stock. Accordingly, for so long as Mr. Shannon continues to control a significant percentage of the voting power of Bowlero, he will be able to significantly influence the composition of our board of directors and management and the approval of actions requiring stockholder approval. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of Class A Common Stock as part of a sale of us and ultimately might affect the market price of Class A Common Stock.

Bowlero’s founder and Chief Executive Officer and Atairos have certain board nomination rights that enable them to exercise substantial control over all corporate actions, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

We have entered into a stockholders agreement with Atairos and TS (the “Stockholders Agreement”), which Mr. Shannon controls, pursuant to which each of Atairos and TS has the right to designate nominees for election to our board of directors at any meeting of our stockholders. The number of nominees that each of Atairos and TS are entitled to nominate is dependent on their respective beneficial ownership of the Class A Common Stock and the Class B Common Stock. For so long as Atairos and its affiliates own (i) 15% or more of the combined Class A Common Stock and the Class B Common Stock, Atairos will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, Atairos will be entitled to designate one director to our board of directors. For so long as TS and its affiliates own (i) 15% or more of the combined Class A Common Stock and the Class B Common Stock, TS will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, TS will be entitled to designate one director to our board of directors.

In addition, the Stockholders Agreement grants Atairos special governance rights for so long as Atairos and its affiliates collectively maintain beneficial ownership of at least 15% of the combined Class A Common Stock and Class B Common Stock, including, but not limited to, rights of approval over certain strategic transactions such as mergers or other similar transactions in significance that is above 15% of the total enterprise value of Bowlero, joint ventures involving investment or contribution in excess of 15% of the total enterprise value of Bowlero, incurring indebtedness above a certain threshold, increasing the size of the board of directors, and issuing capital stock representing more than 15% of the outstanding common stock or creating a capital stock that is senior to the common stock.

Accordingly, for so long as Atairos and Mr. Shannon continue to control a significant percentage of the voting power of Bowlero, they will be able to significantly influence the composition of our board of directors and management and the approval of actions requiring stockholder approval. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of Class A Common Stock as part of a sale of Bowlero and ultimately might affect the market price of Class A Common Stock.

We are a “controlled company” within the meaning of the rules of the NYSE. As a result, we qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

Thomas F. Shannon, our founder, Chief Executive Officer and director, controls a majority of the voting power of Bowlero. As a result, Bowlero is a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•        a majority of our board of directors consist of “independent directors” as defined under the rules of the NYSE;

•        we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        an annual performance evaluation of the compensation and nominating and corporate governance committees be conducted.

We do not intend to utilize any of these exemptions. However, we will be able to utilize any of these exemptions in the future at our discretion for so long as Bowlero is a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

USE OF PROCEEDS

All shares of our Class A Common Stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $84.0 million from the exercise of all warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and warrants including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock is currently listed on the NYSE under the symbol “BOWL” and our warrants are currently listed on the NYSE under the symbol “BOWL.WS.” Prior to the consummation of the Business Combination, shares of Isos’s Class A ordinary shares were listed on NYSE under the symbol “ISOS.” As of January 10, 2022, there were 170 holders of record of our Class A Common Stock. Such amounts do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have not paid any cash dividends on the Class A Common Stock to date. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries. We may retain future earnings, if any, in order to pursue our business plan, cover operating costs and otherwise remain competitive, and have no current plans to pay cash dividends on the Class A Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, under Delaware law, our board of directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

Isos was a blank check company that was incorporated in Cayman Islands on December 29, 2020, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On March 5, 2021, Isos consummated its IPO of 22,500,000 Isos units at an offering price of $10.00 per unit, with each Isos unit consisting of one Isos Class A ordinary share and one-third of one Isos warrant, resulting in gross proceeds of $225.0 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor and LionTree subscribed for 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In March 2021, Isos effected a stock dividend resulting in the Sponsor and LionTree holding an aggregate of 6,468,750 founder shares. Simultaneously with the consummation of the IPO, Isos sold 5,000,000 warrants in a private placement transaction at a purchase price of $1.50 per warrant to the Sponsor and LionTree. As a result of this transaction and after giving effect to the exercise of the underwriters’ over-allotment option discussed below, Isos sold a total of 5,397,828 warrants to the Sponsor and LionTree, resulting in gross proceeds to Isos of $8,096,742. Each warrant sold in the private placement is identical to the warrants included in the Isos units sold in the IPO, except that the warrants sold in private placement: (i) are not redeemable by Isos and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 additional Isos units.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination occurred on September 30, 2021, but utilizes actual amounts related to, among other things, transaction funding and redemptions. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 present pro forma effect to the Business Combination as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Isos was derived from the unaudited financial statements of Isos as of and for the nine months ended September 30, 2021. The historical financial information of Bowlero as of and for the nine months ended September 26, 2021 was derived from the unaudited financial statements of Old Bowlero for the quarter ended September 26, 2021 and the audited financial statements of Old Bowlero for the year ended June 27, 2021, which are included elsewhere in this prospectus. This information should be read together with Bowlero’s unaudited and audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

On July 1, 2021, Isos entered into the Business Combination Agreement with Old Bowlero. Isos changed its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware (the “Domestication”). Concurrently with the Domestication, (i) Isos Class A ordinary shares and Isos Class B ordinary shares automatically converted, on a one-for-one basis, into Class A Common Stock and (ii) Isos filed the certificate of designations of the Preferred Stock with the Secretary of State of Delaware for the designation and creation of the Preferred Stock.

Old Bowlero merged with and into Isos, with Isos surviving the merger. The aggregate consideration paid to the holders of Old Bowlero equity consists of (i) an amount of cash of $226,000 thousand, plus (ii) the Per Share Preferred Stock Cash Consideration (as defined in the Business Combination Agreement) plus (iii) 124,267,096 shares, including 58,311,203 shares of Class B Common Stock. In addition, immediately prior to the completion of the Business Combination, certain investors subscribed for and purchased 15,000,000 shares of Class A Common Stock and 95,000 shares of Preferred Stock for an aggregate of $342,604 thousand in the PIPE Offerings. In addition, the Forward Purchase Investors purchased 10,000,000 shares of Class A Common Stock and warrants to purchase 3,333,333 shares of Class A Common Stock at $11.50 per share, for an aggregate gross purchase price of $100 million (the “Forward Purchase Investment”).

In connection with the Business Combination, certain of Old Bowlero’s equity holders received 20,750,000 earnout shares (the “Bowlero Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Business Combination. None of the earnout shares shall be vested if the set milestones are not reached. The Bowlero Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Business Combination if certain conditions are met.

In connection with the Business Combination, an aggregate of 1,611,278 shares of Isos Class B ordinary shares (which converted into shares of Class A Common Stock in connection with the Domestication) and 1,619,348 warrants then held by the Sponsor and LionTree (the “Sponsor Earnout Consideration”) are subject to forfeiture if the set milestones are not reached within a period of 60 months post Business Combination. 805,639 Isos Class B ordinary shares held by the Sponsor and LionTree were subject to forfeiture and were transferred to holders of Old Bowlero capital stock upon the closing of the Business Combination, and an additional 1,340,012 Isos Class B ordinary shares were subject to forfeiture and were transferred to Bowlero Stockholders upon the closing of the Business Combination since the maximum number of redemptions occurred.

The following table summarizes the pro forma number of shares of Class A Common Stock and Class B Common Stock outstanding following the consummation of the Business Combination, the PIPE Offerings and the Forward Purchase Investment:

Bowlero shareholders	122,844,283	74.3%
ISOS Public Shares	12,157,040	7.4%
Shares held by Sponsor and LionTree	3,954,009	2.4%
Management bonus shares	1,422,813	0.9%
PIPE Offerings and Forward Purchase Investment	25,000,000	15.1%
Pro Forma common stock outstanding at September 30, 2021	165,378,145	100.0%

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Isos acquired all of the outstanding equity interests of Old Bowlero in the Business Combination, Isos will be treated as the “acquired” company and Bowlero will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Bowlero issuing stock for the net assets of Isos, accompanied by a recapitalization. The net assets of Isos will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Bowlero.

Bowlero has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        Old Bowlero’s existing stockholders will have the greatest voting interest in Bowlero;

•        Old Bowlero’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of Bowlero;

•        Old Bowlero will comprise the ongoing operations of Bowlero;

•        Old Bowlero’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than Isos’; and

•        Old Bowlero’s existing senior management will be the senior management of Bowlero.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are based on the unaudited historical financial statements of Isos and Old Bowlero. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
(in thousands, except share and per share data)

	As of September 26, 2021	As of September 30, 2021			As of September 30, 2021
	Bowlero (Historical)	Isos (Historical)	Transaction Accounting		Pro Forma Combined
ASSETS
Cash	$122,062	$1,216	$(145,298)	(A)	$136,944
			150,604	(B)
			254,851	(C)
			97,000	(D)
			(71,554)	(E)
			95,000	(F)
			(4,366)	(G)
			(226,000)	(K)
			(136,570)	(K)
Accounts receivable	3,429	0			3,429
Inventory	9,475	0			9,475
Prepaid expenses	10,392	205			10,597
Assets held for sale	14,232	0			14,232
Total current assets	159,590	1,421	13,666		174,678
Marketable securities held in Trust Account	0	254,845	(254,845)	(C)	0
Other assets	42,554	79			42,633
Forward purchase agreement	0	0			0
Investments in joint venture	1,310	0			1,310
Deferred tax assets	0	0			0
Goodwill	736,062	0			736,062
Property and equipment, net	485,092	0			485,092
Property and equipment under cap lease, net	281,080	0			281,080
Intangible assets, net	98,559	0			98,559
TOTAL ASSETS	$1,804,247	$256,345	$(241,179)		$1,819,414
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Accounts payable	$30,730	$0	$0		$30,730
Accrued expenses	59,611	221			59,832
Due to related party	0	1			1
Current portion of long-term debt	44,874	0			44,874
Current obligation under capital leases	0	0			0
Other current liabilities	9,590	0			9,590
Total current liabilities	144,805	222	0		145,027
Forward purchase agreement liability	0	4,225	(4,225)	(I)	0
Warrant liability	0	19,233			19,233
Deferred underwriting discount	0	8,919	(8,919)	(E)	0
Long-term debt	829,419	0			829,419
Long-term obligations under capital leases	376,641	0			376,641
Earnout liability	0	0	159,672	(H)	159,672
Other long-term liabilities	90,703	0			90,703
Deferred tax liabilities	14,185	0			14,185
Total liabilities	1,455,753	32,600	146,528		1,634,880

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021 — (Continued)
(in thousands, except share and per share data)

	As of September 26, 2021	As of September 30, 2021			As of September 30, 2021
	Bowlero (Historical)	Isos (Historical)	Transaction Accounting		Pro Forma Combined
Temporary equity
Class A common stock subject to possible redemption	0	254,844	(136,570)	(K)	0
			(118,274)	(L)
Series A preferred stock – Bowlero	143,413	0	(143,413)	(A)	200,000
			95,000	(F)
			105,000	(J)
Common stock – Bowlero	479,822	0	(479,822)	(L)	0

Stockholders’ equity
Common stock – Bowlero	1	0	(1)	(L)	0
Class A common stock	0	0	2	(B)	11
			1	(D)
			6	(K)
			2	(K)
Class B common stock	0	1	(1)	(K)	(0)
Class B common stock – new	0	0	6	(K)	6
Additional paid-in capital	0	0	150,602	(B)	267,469
			96,999	(D)
			(37,613)	(E)
			(159,660)	(H)
			(4,366)	(G)
			(226,013)	(K)
			479,822	(L)
			(105,000)	(J)
			118,274	(L)
			(45,577)	(I)
Retained earnings (Accumulated deficit)	(267,344)	(31,099)	(25,022)	(E)	(275,554)
			47,911	(I)
Accumulated other comprehensive loss	(7,398)	0			(7,398)
Total stockholders’ equity (deficit)	(274,741)	(31,098)	290,373		(15,466)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$1,804,247	$256,346	$(241,179)		$1,819,414

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(A)    Reflects $145,298 payment of cash to redeem Old Bowlero preferred stock at original issue price of $1,000 per share plus accumulated and unpaid dividends.

(B)    To record proceeds received from the Common PIPE Offering and the issuance of additional 60,406 shares of Class A Common Stock, with the corresponding 15,060,406 shares of Class A Common Stock at a price of $10.00 per share.

(C)    Represents the transfer of marketable securities held in the Isos trust to cash.

(D)    Reflects cash proceeds from the issuance in the Forward Purchase Contract to the Forward Purchase Investors with corresponding 10,000,000 shares of Class A Common Stock at a price of $10.00 per share, and an adjustment to reflect the settlement of the Forward Purchase Contract liability.

(E)    Reflects $71,554 in payments of estimated transactional related fees and expenses including legal, financial advisory, accounting and other professional fees. Payments include $25,022 management bonuses reflected as an adjustment to Selling, General and Administrative expenses with the corresponding adjustment to accumulated deficit and $46,532 in transactional costs reflected as an adjustment to additional paid in capital, inclusive of the settlement of the deferred underwriting liability.

(F)    Reflects proceeds received and corresponding issuance of 95,000 shares of Preferred Stock at a price of $1,000.00 per share.

(G)    Reflects $4,366 in cash payments related to Old Bowlero vested stock options exercised.

(H)    Represents the liability associated with the Earnout Consideration with the issuance of Class A Common Stock to be issued if the common stock trades above certain share price targets or if a change of control occurs prior to the end of the period from and after the closing of the Business Combination until the fifth anniversary of the closing of the Business Combination (the “Earnout Period”). The liability is accounted for under ASC 815 and the fair value of the Earnout Consideration was determined using a Monte Carlo Simulation model assuming a reference price of $10.00, a risk free rate of 0.90% and a volatility of 45%. The adjustment is recorded as a reduction of Additional paid-in capital since it would be considered an equity transaction (deemed dividend) if the contingency is met. No adjustments are included in the statement of operations because any future movement in the Earnout Consideration is unknown.

(I)     The $47,911 adjustment to retained earnings for corresponding adjustments to the combined condensed balance sheet and condensed combined statements of operations for (a) the $4,225 for the settlement of the Forward Purchase Contract liability, (b) $45,577 in stock compensation expense, and (c) $1,891 for other miscellaneous adjustments between the September 30, 2021 balances and actuals for, among other things, in the Isos trust and payoff of preferred.

(J)     Represents the conversion of Old Bowlero common stock having an aggregate value of $105,000 based on a price of $10.00 per share into 105,000 shares of Preferred Stock, each having an initial liquidation preference of $1,000.00.

(K)    Isos redeeming stockholders were paid $136,570 or 13,656,253 shares of Class A Common Stock at a redemption price of $10.00 per share and the remaining redeemable common stock would be transferred to permanent equity. Reflects the proceeds and conversion of shares of Isos ordinary shares into Class A Common Stock, on a 1-to-1 basis, upon consummation of the merger, excluding the impact of 805,639 Sponsor shares transferred equally to existing Old Bowlero stockholders as merger consideration. In exchange for their equity interests, Old Bowlero stockholders received 65,955,894 shares of Class A Common Stock and 58,311,203 shares of Class B Common Stock, as well as the cash consideration of $226,000.

(L)    Reflects the reclassification of $479,822 in Bowlero common stock previously subject to possible redemption and the remaining $118,274 in Isos common stock to permanent equity.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

	For the Nine Months ended September 30, 2021				For the Nine Months Ended September 26, 2021
	(1) Bowlero (Historical)	(1) Isos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$452,293	$0	$0		$452,293
Cost of Goods Sold	341,582	0	0		341,582
Gross profit	110,711	0	0		110,711

Selling, general and administrative expenses	70,830	1,261	45,577	(AA)	142,690
			25,022	(BB)
Income (loss) from operations	39,881	(1,261)	(70,599)		(31,979)

Other income (expense)
Interest income (expense)	(68,359)	7	0		(68,352)
Asset impairment	(386)	0	0		(386)
Loss on disposal of assets	(65)	0	0		(65)
Income from joint venture	245	0	0		245
Management fee income	187	0	0		187
Warrant issuance costs	0	(639)	0		(639)
Unrealized gain (loss) on change in fair value of FPA	0	(3,667)	3,667	(CC)	0
Unrealized loss on change in fair value of warrants	0	(812)	0		(812)
Total other income (expense)	(68,378)	(5,110)	3,667		(69,821)

Loss before income taxes	(28,497)	(6,371)	(66,932)		(101,800)
Income tax expense (benefit)	(7,509)	0	0		(7,509)
Net loss	(20,988)	(6,371)	(66,932)		(94,291)
Preferred stock dividends	(6,280)	0	(1,970)	(DD)	(8,250)
Net loss attributable to common stockholders	(27,268)	(6,371)	(68,902)		(102,541)
Weighted average common stock shares outstanding – basic	5,911,428	6,182,395			165,378,145	(EE)
Net loss per share – basic	$(4.61)	$(1.03)			$(0.62)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands, except share and per share data)

(AA) Represents an adjustment to record $45,577 in stock compensation expense with the occurrence of the Business Combination associated with vesting of 1,008,580 performance based equity awards granted under the Old Bowlero 2017 Stock Incentive Plan to certain members of management and a transaction bonus of 1,422,813 shares of New Bowlero Class B common stock granted to the Company’s Chairman and CEO.

(BB) Represents an adjustment to record $25,022 in management bonuses.

(CC) Represents an adjustment to reverse $3,667 unrealized loss on change in fair value of the Forward Purchase Contract.

(DD) Represents a net adjustment of $1,970 to increase Preferred Stock dividends by eliminating $6,280 in dividends on Old Series A Preferred Stock redeemed at closing of the Business Combination and to record $8,250 in dividends on Preferred Stock. The dividend rate on the Preferred Stock is 5.5%.

(EE)  The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Isos’ IPO occurred on January 1, 2021. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Bowlero has been determined to be the accounting acquirer, primarily due to the fact that stockholders of Old Bowlero will continue to control Bowlero after the completion of the Business Combination. Under this method of accounting, although Isos will acquire all of the outstanding equity interests of Bowlero in the Business Combination, Isos will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Bowlero issuing stock for the net assets of Isos, accompanied by a recapitalization. The net assets of Isos will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Old Bowlero.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination, the PIPE Offerings, along with the issuance of additional 60,406 shares of Class A Common Stock and Forward Purchase Investment occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 presents pro forma effect to the Business Combination, the PIPE Offerings, along with the issuance of additional 60,406 shares of Class A Common Stock and the Forward Purchase Investment as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Isos’ unaudited condensed balance sheet as of September 30, 2021 and the related notes for the period ended September 30, 2021, included elsewhere in this prospectus; and

•        Bowlero’s unaudited condensed balance sheet as of September 26, 2021 and the related notes for the period ended September 26, 2021, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Isos’ unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this prospectus; and

•        Bowlero’s unaudited condensed statement of operations for the nine months ended September 26, 2021 were derived from the unaudited statements of operations for the quarters ended September 26, 2021 and the audited statement of operations for the year ended June 27, 2021 and the related notes, included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Isos Class A ordinary shares. This presentation assumes that stockholders holding 13,569,927 shares of Isos Class A ordinary shares exercised their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Bowlero following the Business Combination. They should be read in conjunction with the historical financial statements and notes thereto of Isos and Old Bowlero.

2.    Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Bowlero. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Bowlero and Isos have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Bowlero after the Business Combination filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Bowlero’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Isos Class A ordinary shares for the nine months ended September 30, 2021:

(in thousands, except share and per share data)	Nine months ended September 20, 2021
Pro forma net loss	$(102,541)
Weighted average shares outstanding of common stock	165,378,145
Net loss per share (basic and diluted)	(0.62)
Stockholders’ equity per share – basic and diluted	$(0.09)

____________

(1)      For the purposes of calculating diluted earnings per share, it was assumed that all outstanding warrants and warrants sold in the IPO and the private placement are exercised for common stock. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

BUSINESS COMBINATION

This subsection describes the material provisions of certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

The Business Combination

On December 15, 2021, we consummated the Business Combination with Isos pursuant to the Business Combination Agreement dated July 1, 2021, as amended on November 1, 2021, by and among Isos and Old Bowlero. As contemplated by the Business Combination Agreement, Isos changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Following this domestication, Old Bowlero merged with and into Isos, with Isos surviving the merger, and Isos changed its name to “Bowlero Corp.”

Related Agreements

Common and Preferred PIPE Offerings

In connection with the Business Combination, Isos entered into subscription agreements with the of Common PIPE Investors, pursuant to which, at the time of the closing of the Business Combination, the Common PIPE Investors purchased an aggregate of 15.00 million shares of Class A Common Stock for an aggregate purchase price of $150.0 million. Upon closing, LionTree also purchased an additional 60,406 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of approximately $0.6 million.

In addition, Isos entered into subscription agreements with the Preferred PIPE Investors, , pursuant to which, at the time of the closing of the Business Combination, the Preferred PIPE Investors purchased an aggregate of 95,000 shares of Preferred Stock for an aggregate purchase price of $95.0 million.

Holders of Preferred Stock are entitled to receive, when, as and if declared by the board of directors of Bowlero out of funds legally available for such dividends, cumulative cash dividends at an annual rate of 5.5% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable semi-annually on June 30 and December 31, respectively, in each year. Holders of the Preferred Stock are also entitled to dividends paid to holders of Bowlero common stock on an as converted basis. Holders of the Preferred Stock are entitled to vote together as a single class with the holders of Bowlero common stock on an as converted basis and have consent rights over certain corporate actions of the Company. See “Description of Securities — Preferred Stock” in this prospectus for further details.

Pursuant to the subscription agreements, we agreed that, within 30 calendar days after the closing of the Business Combination, we will file with the SEC a registration statement registering the resale of the Class A Common Stock purchased in the Common PIPE Offering and Class A Common Stock underlying the Preferred PIPE Shares, and we will use our reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies it that it will “review” the registration statement) following the closing of the Business Combination and (ii) the second business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Forward Purchase Contract

In connection with the Business Combination, pursuant to the Forward Purchase Contract, the Forward Purchase Investors purchased 10 million shares of Class A Common Stock and warrants to purchase 3,333,333 shares of Class A Common Stock at closing of the Business Combination.

Lock-Up Agreements

In connection with the Business Combination, Isos and Bowlero entered into lock-up agreements with Bowlero Lock-up Parties, pursuant to which the securities of Bowlero held by such stockholders will be locked-up and subject to transfer restrictions until the earlier of: (i) the 180 day anniversary of the closing of the Business

Combination, (ii) the date on which the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period following the closing of the Business Combination; provided that if such condition is satisfied prior to the 90 day anniversary of the closing of the Business Combination, such condition shall only be deemed to be satisfied on the 90 day anniversary of the closing of the Business Combination, and (iii) the date on which Bowlero consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the closing of the Business Combination which results in all of Bowlero’s stockholders having the right to exchange their shares of common stock of Bowlero for cash, securities or other property.

Registration Rights Agreement

In connection with the Business Combination, Isos entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with certain security holders of Old Bowlero and certain of its stockholders (the “Registration Rights Holders”) that became effective upon the closing of the Business Combination.

Following the closing of the Business Combination, subject to several exceptions, including Bowlero’s right to defer a demand registration, shelf registration or underwritten offering under certain circumstances, the Registration Rights Holders may require that Bowlero register for public resale under the Securities Act all shares of Class A Common Stock that they request to be registered at any time, subject to the restrictions in the lock-up agreements, so long as the securities being registered in each registration statement or sold in any underwritten offering are reasonably expected to produce aggregate proceeds of at least $50.0 million.

If Bowlero becomes eligible to register the sale of its securities on Form S-3 under the Securities Act, the Registration Rights Holders have the right to require Bowlero to register the sale of the Bowlero common stock held by them on Form S-3, subject to offering size and other restrictions. The Registration Rights Holders also have the right to request marketed and non-marketed underwritten offerings using a shelf registration statement.

If Bowlero proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities (including for sale by Bowlero or at the request of the Registration Rights Holders), Bowlero will be required to use its reasonable best efforts to offer the parties to the Registration Rights Agreement the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”).

All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by Bowlero.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions.

The Registrable Securities (as defined in the Registration Rights Agreement) are being registered on the registration statement of which this prospectus is a part.

Stockholders Agreement

In connection with the Business Combination, Isos entered into a stockholders agreement (the “Stockholders Agreement”) with Atairos and TS and their related parties. Pursuant to the terms of the Stockholders Agreement, each of Atairos and TS have the right to designate nominees for election to our board of directors following the Business Combination at any meeting of our stockholders. The number of nominees that each of Atairos and TS will be entitled to nominate pursuant to the Stockholders Agreement is dependent on their respective beneficial ownership of Class A Common Stock and Class B Common Stock. For so long as Atairos and its affiliates own (i) 15% or more of the combined Class A Common Stock and Class B Common Stock, Atairos will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, Atairos will be entitled to designate one director to our board of directors. For so long as TS and its affiliates own (i) 15% or more of the combined Class A Common Stock and Class B Common Stock, TS will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, TS will be entitled to designate one director to our board of directors.

In addition, the Stockholders Agreement grants to Atairos special governance rights for so long as Atairos and its affiliates collectively maintain beneficial ownership of at least 15% of the combined Class A Common Stock and Class B Common Stock, including, but not limited to, rights of approval over certain strategic transactions such as mergers or other similar transactions in significance that is above 15% of the total enterprise value of Bowlero, joint ventures involving investment or contribution in excess of 15% of the total enterprise value of Bowlero, incurring indebtedness above a certain threshold, increasing the size of the board of directors, and issuing capital stock representing more than 15% of the outstanding common stock or creating a capital stock that is senior to the common stock.

BUSINESS

Overview

We are the world’s largest operator of bowling entertainment centers. Since the original Bowlmor Lanes opened in 1938 in Greenwich Village, New York City, our journey continues to revolutionize bowling entertainment. We operate traditional bowling centers and more upscale entertainment concepts with lounge seating, arcades, enhanced food and beverage offerings, and more robust customer service for individuals and group events, as well as hosting and overseeing professional and non-professional bowling tournaments and related broadcasting. The Company’s bowling business is the Company’s one reporting segment.

Competitive Strengths

We believe our key competitive strengths include our highly loyal customers, strong branding, diverse product offerings, ideal geographic locations, proven business model and experienced management team, all of which with a solid track record of sustainable growth and generating positive earnings before interest, taxes, depreciation, and amortization, Adjusted EBITDA and cash flows from operations prior to the impact from the closure of centers due to COVID-19 during fiscal years 2020 and 2021. Net losses in fiscal years 2021 and 2020 were $126 million and $91 million, respectively, which were driven by the closure of our centers due to COVID-19.

Loyal Customers:    With over 28-million guests we serve each year, we are well positioned in highly attractive markets across North America to capitalize on the very large addressable markets for bowling and out-of-home entertainment. With our strong market position, we are able to leverage our competitive strengths to grow our business by, among other things, differentiating our bowling, dining and amusement video game entertainment offerings for our retail, league and group event customers. Retail consists of our walk-in customers and is by far our largest and most diverse audience. Leagues remain a large and stable source of recurring revenue and group events, such as birthday parties and holiday events, are a consistent revenue stream with significant growth potential.

Strong Branding:    Our centers operate under different brand names and our strong branding plays an integral role in the success of our business. The Bowlero and Bowlmor Lanes branded centers offer a more upscale entertainment concept with lounge seating, enhanced food and beverage offerings, and a more robust customer service for individual and group events. The AMF centers are traditional bowling centers in an updated format.

Diverse Product Offerings:    We attribute our success to our many competitive strengths and our ongoing efforts to grow and revitalize all aspects of the bowling industry. We are well positioned in the market place with our well located centers, combined with our strong branding and highly loyal customer base. We have made significant investments over the years in upgrading and converting our centers and training our staff to provide our guests with world-class customer experience. Our gaming operations pioneer in-center gaming, apps and new technology to bring gaming into our centers and beyond our bowling centers. Our food and beverage offerings are a key element to the overall experience at our centers for which we are well positioned for the price, quality and value. Our iconic branding extends to media, as we own, operate and produce all the content for the Professional Bowlers Association (PBA Tour). As the leader in bowling entertainment, the PBA is a strategic part of our operations, as the PBA has thousands of members and millions of fans across the globe. The PBA is the major sanctioning body for the sport of professional ten-pin bowling in the United States, a membership organization for professional bowlers, and oversees professional bowling tournaments and related broadcasting.

Proven Business Model:    Bowlero has a lengthy history since the Company’s founding in 1938. For the five-year period from March 29, 2015 to March 29, 2020, which was the last five-year fiscal period which was not affected by the impact of the COVID-19 pandemic, our revenue increased from $544.2 million to $657.1 million. However, when including COVID-impacted periods, for the five-year period beginning July 2, 2017 and ending June 27, 2021, our revenue decreased from $595.5 million to $395.2 million. We remain focused on creating long-term shareholder value by driving organic growth through conversions and upgrading of centers to more upscale entertainment concepts offering a broader range of offerings, as well as through the opening of new centers. Additionally, we have implemented several initiatives, including self-service kiosks, robotic process automation, digital platform streamlining the booking and automated payment process and other technologies to optimize our resources so as to operate with a leaner staffing model, further improving margins and operating cash flows.

A key part of our growth strategy is through acquisitions, as we continually evaluate potential acquisitions that strategically fit within the Company’s overall growth strategy. We also have an established blueprint for in-market acquisitions, including entering markets through direct purchases or through leasing arrangements. To that end, the Company entered into an agreement on May 28, 2021 to acquire Bowl America Incorporated (NYSE American: BWL-A) which operates 17 bowling centers in Florida, Virginia and Maryland. The Company completed this acquisition on August 18, 2021.

Proven Management Team:    Our executive management team is well proven and highly experienced with a long successful track record for driving positive results for increased shareholder value and world-class experience for our customers. Our founder keeps the entrepreneurial drive for our ongoing success. Our management team is committed to constantly improving our world-class company. We also have a team of skilled, loyal and committed managers and employees at each of our centers. We have developed and maintain as a key initiative the training of our center managers and employees to attract and retain talent, create high-performance center leadership team and maintain a culture to build upon our inspiring purpose, vision and values.

Our Industry

We operate in the leisure industry, which includes entertainment, restaurants and amusements. The leisure industry is comprised of a large number of venues ranging from small to heavily themed destinations. We are the world’s largest owner/operator of bowling centers and we are approximately 8 times larger than the next largest operator of U.S. based bowling centers. Our addressable market is estimated to be $11 billion for bowling and over $100 billion for the out-of-home entertainment. We believe we are well positioned with our competitive advantages to grow in excess of the market our revenues and profitably with the secular shift in consumer spending to experiential.

COVID-19

We believe our bowling centers provide ideal venues for entertainment, even during the COVID-19 pandemic, when considering social distancing and other such requirement. Our centers are large open buildings with the structural separation of lanes and ventilation systems, which became apparent with the strong rebound in our business as we were allowed to return to operation after the COVID-19 mandated closures.

E-commerce or online shopping continues to increase and negatively impact consumer traffic at traditional “brick and mortar” retail sites located in regional malls, lifestyle centers, big box shopping centers and entertainment centers. Vacancies have also increased due to the COVID-19 pandemic. A decline in development or closures of businesses in these settings or a decline in visitors to retail areas near our centers could negatively affect our sales.

Foreign Operations

We have six centers in Mexico and two in Canada. Our Mexican and Canadian centers, combined, represented approximately $1.2 million and $7.1 million in revenues for the fiscal years 2021 and 2020, respectively, and combined net assets of $24.4 thousand and $3.6 million as of June 27, 2021 and June 28, 2020, respectively. Our foreign operations are subject to various risks of conducting businesses in foreign countries, including changes in foreign currencies, laws, regulations, and economic and political stability. See “Risk Factors” for more information regarding the risks.

Competition

The family dining and entertainment industries are highly competitive, with a number of major national and regional chains operating in each of these spaces. In this regard, we compete for customers on the basis of (a) our name recognition; (b) the price, quality, variety and perceived value of our food and entertainment offerings; (c) the quality of our customer service; and (d) the convenience and attractiveness of our facilities. Although there are other concepts that presently utilize the combined family dining and entertainment format, these competitors primarily operate on a regional or market-by-market basis. To a lesser extent, we also compete directly and/or indirectly with other dining and entertainment formats, including full-service and quick-service restaurants appealing to families with young children, the quick service pizza segment, movie theaters, themed amusement attractions and other entertainment facilities.

We believe that our principal competitive strengths consist of our established and well recognized brand, the quality and value of the food and service we provide, the quality and variety of our entertainment offerings, the location and attractiveness of our stores and their cleanliness, and the whole family fun we offer our guests.

Intellectual Property

We own various trademarks, used in connection with our business, which have been registered with the appropriate patent and trademark offices. The duration of such trademarks is unlimited, subject to continued use and renewal. To further protect our brand, we have registered internet domain names, including www.bowlero.com. We believe that we hold the necessary rights for protection of the trademarks considered essential to conduct our business. We believe our trade name and our ownership of trademarks are an important competitive advantage, and we actively seek to protect our interests in such property.

Seasonality

Our operating results fluctuate seasonally. We typically generate our highest sales volumes during the third quarter of each fiscal year due to the timing of leagues, holidays and changing weather conditions. School operating schedules, holidays and weather conditions may also affect our sales volumes in some operating regions differently than others. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for our full fiscal year.

Government Regulation

We and our franchisees are subject to various federal, state and local laws and regulations affecting the development and operation of our centers. For a discussion of government regulation risks to our business, see “Risk Factors.”

Employees

As of December 31, 2021, we employed approximately 8,432 employees, including approximately 7,880 in the operation of our centers and approximately 552 in our corporate offices. We have 56 employees who are members of a union. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our centers. Each center typically employs a center manager, two operation managers, a facilities manager who oversees the maintenance of the facility and bowling equipment, and approximately 20 to 30 associates to handle food and beverage preparation, customer service and maintenance on the machines. Our staffing requirements are seasonal, and the number of people we employ at our stores will fluctuate throughout the year.

Legal Proceedings

From time to time, we are involved in various inquiries, investigations, claims, lawsuits and other legal proceedings that are incidental to the conduct of our business. These matters typically involve claims from customers, employees or other third parties involved in operational issues common to the retail, restaurant and entertainment industries. Such matters typically represent actions with respect to contracts, intellectual property, taxation, employment, employee benefits, personal injuries and other matters. A number of such claims may exist at any given time, and there are currently a number of claims and legal proceedings pending against us, including a group of approximately 73 claims pending with the Equal Employment Opportunity Commission (the “EEOC”) alleging age discrimination (two of which also allege retaliation). In the opinion of our management, after consultation with legal counsel, the amount of liability with respect to claims or proceedings currently pending against us is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows. In particular, our management, after consultation with legal counsel, believes that the EEOC claims alleging age discrimination, and the facts alleged therein, do not pose any material risk to the business or operations of the Company because, among other things, management believes such claims to be in the ordinary course and without substantive merit. In addition, management, after consultation with legal counsel, believes that approximately 65 of such EEOC claims are time barred due to expiry of the statute of limitations (but that even if such claims were not time barred, they would not pose a material risk to the Company’s business or operations).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Bowlero Corp.’s consolidated results of operations and financial condition. The discussion should be read in conjunction with Bowlero Corp.’s consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” the “Company,” and “Bowlero” are intended to mean the business and operations of Bowlero Corp. and its consolidated subsidiaries. Unless otherwise indicated, all financial information in this section is presented in thousands.

Overview

Bowlero Corp. is the world’s largest operator of bowling entertainment centers. The Company operates traditional bowling centers and more upscale entertainment concepts with lounge seating, arcades, enhanced food and beverage offerings, and more robust customer service for individuals and group events, as well as hosting and overseeing professional and non-professional bowling tournaments and related broadcasting.

The Company remains focused on creating long-term shareholder value through continued organic growth, the conversion and upgrading of centers to more upscale entertainment concepts offering a broader range of offerings, the opening of new centers and acquisitions. A core tenet of our long-term strategy to increase profitability is to grow the size and scale of the Company in order to improve our leverage of Selling, General and Administrative expenses (“SG&A”). Due in part to the COVID-19 pandemic, the Company’s revenue for fiscal 2021 as compared to fiscal 2020 decreased by 26.7% on a same-store basis. However, during fiscal year 2021, the Company saw positive trends for revenue growth as we continue to re-open our centers, as well as positive growth from acquisitions and new centers. For our fiscal 2022 first fiscal quarter (from June 28, 2021 to September 26, 2021), as compared to the corresponding periods in fiscal 2021 (which was adversely affected by the COVID-19 pandemic) and fiscal 2020, the Company’s average revenue (inclusive of acquisitions and new centers) increased by 265.5% and 21.7%, respectively, and on a same-store basis increased by 261.8% and 14.8%, respectively. We continue to see positive momentum for future demand and we have recovered to better than pre-pandemic performance. While we generated a strong financial performance prior to the COVID-19 pandemic, the impact of COVID-19, its variants, the governmental actions imposed in response to the virus, and the resulting consequences on our consumer’s risk tolerance toward health and safety matters remains uncertain. Refer to the section titled “Risk Factors” for further information.

Recent Developments

Bowlero’s results for the first quarter of fiscal 2022 exhibit the strong rebound in our operations after the COVID-19 pandemic, the strength of our business model, the increase in confidence of our customers and the resilience in the bowling market. Additionally, the further improvements in our quarterly results demonstrate our continued ability to execute our growth strategy and business model. To highlight the Company’s recent activity during the quarter ended September 26, 2021:

•        In the first quarter of fiscal 2022, we acquired four businesses that we believe will aid the Company in four key geographic markets and aid in leveraging our fixed costs. In total, we added 19 centers, net, through these acquisitions.

•        During the first quarter of fiscal 2022, we completed two new builds, which opened in the beginning of our second fiscal quarter. We also signed two new agreements for build-outs in prime markets.

•        In August, PlayStudios, Inc. (Nasdaq: MYPS) announced a new partnership with Bowlero that features Bowlero bowling and arcade cards available in their playAWARDS loyalty marketplace.

We continue to address the impacts of the COVID-19 pandemic, including the governmental actions imposed in response. The rise of the Delta and Omicron variants of COVID-19 and public health officials’ response to potential resurgences in the virus could impact our future operations. For example, some of our centers operate in jurisdictions that require a proof of vaccination and/or face masks, among other protocols. There remains significant uncertainty on the future of the pandemic, acceptance of available vaccines and the public’s receptiveness to those measures. Although we believe our recent results, actions and goals exhibit our strength in the bowling market and our position for the future growth, we may incur future expenses related to retaining and hiring employees, training team members and navigating the disruption in the food and beverage supply chains. For more, see “Risk Factors — Risks Related to Bowlero’s Business and Industry.”

Impact of COVID-19

In mid-March of 2020, the Company temporarily suspended all operations in compliance with local, state and federal governmental restrictions to prevent the spread of the novel coronavirus known as COVID-19. Starting in April 2020, the Company began reopening centers and restoring operations. Although all but two of our centers were open during the first quarter of fiscal 2022, some are not operating at full capacity due to, among other factors, social distancing requirements and other operational restrictions. The temporary suspension of our operations and subsequent operational restrictions have had an adverse impact on the Company’s profitability and cash flows. The Company continues to take incremental actions to address these evolving impacts and the governmental actions imposed in response to COVID-19 and its variants. We cannot predict with certainty how fast customers will return to our centers, or if we would need to re-impose restrictions due to the continued spread of the COVID-19 virus and variants of the COVID-19 virus. The Company continues to monitor health authority requirements when evaluating the protocols we have in place.

While the future impact of the COVID-19 situation is not known, as centers remain open and operating, we continue to see favorable trends with increasing sales and positive center-level cash flows due, in part, to a revamped operating model that is being executed at lower cost. We continue to monitor the situation closely and it is possible that we will implement further measures.

Trends

There are a number of trends that we expect to materially affect our future operating results, including changing economic conditions with the resulting impact on our sales, profitability and capital spending, changes in our debt levels and applicable interest rates, and prices of labor, raw materials and other food and beverage costs. Additionally, sales and results of operations could be impacted by acquisitions and restructuring projects. Restructuring can include various projects, including closure of centers not performing well, cost reductions through staffing reductions, and optimizing and allocating resources to improve profitability.

The following graph details the Company’s trailing fifty-two week revenues, net income (loss), and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) on a quarterly basis over the previous quarters. Adjusted EBITDA represents Net income (loss) before Interest, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Centers, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, Charges attributed to new initiatives, and Extraordinary unusual non-recurring gains or losses.

Adjusted EBITDA is a non-GAAP financial measure that is not in accordance with, or an alternative to, measures prepared in accordance with GAAP. The Company believes certain financial measures which meet the definition of non-GAAP financial measures provide important supplemental information. The Company considers Adjusted EBITDA as an important financial measure because it provides a financial measure of the quality of the Company’s earnings. Other companies may calculate Adjusted EBITDA differently than we do, which might limit its usefulness as a comparative measure. Adjusted EBITDA is used by management in addition to and in conjunction with the results presented in accordance with GAAP. Additionally, we believe trailing fifty-two week Adjusted EBITDA provides the current run-rate for trending purposes, rather than annualizing the respective quarters, as the Company’s business is seasonal, with the second and third fiscal quarters being higher than the first and last quarters.

We have presented Adjusted EBITDA solely as a supplemental disclosure because we believe it allows for a more complete analysis of results of operations and assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as Interest, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Centers, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, Charges attributed to new initiatives, and Extraordinary unusual non-recurring gains or losses.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and trailing fifty-two week Adjusted EBITDA:

•        do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•        do not reflect changes in our working capital needs;

•        do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•        do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•        do not reflect non-cash equity compensation, which will remain a key element of our overall equity based compensation package; and

•        do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Refer to notes below for additional details concerning the respective items for Adjusted EBITDA.

The following table details trailing fifty-two week revenues, net income (loss), and Adjusted EBITDA on a quarterly basis, as well as quarterly revenues and net (loss) income and a non-GAAP reconciliation of quarterly Adjusted EBITDA to net (loss) income, the closest applicable GAAP financial measures.

BOWLERO CORP.
Thirteen week and Trailing fifty-two week Revenues, Net (loss) income and Adjusted EBITDA
Unaudited

(in thousands)	December 29, 2019	March 29, 2020	June 28, 2020	September 27, 2020	December 27, 2020	March 28, 2021	June 27, 2021	September 26, 2021
Consolidated
Revenues	$184,842	175,893	11,126	49,931	73,988	112,212	159,103	180,978
Net (loss) income	$6,448	7,127	(84,748)	(40,772)	(49,137)	(23,091)	(13,461)	15,564
Adjustments:
Interest expense	19,805	20,549	20,623	21,173	22,253	22,303	23,128	22,928
Income tax expense (benefit)	153	363	7,594	124	106	103	(1,368)	(6,244)
Depreciation and amortization	21,772	22,928	23,432	22,451	22,538	22,990	23,872	22,841
Share-based compensation	852	855	855	849	696	826	793	801
Closed center EBITDA(1)	1,885	1,029	970	579	904	806	1,750	420
Foreign currency exchange (gain) loss	(236)	309	(57)	2	(195)	104	(99)	35
Asset disposition loss (gain)	219	371	690	1	(142)	64	31	(30)
Transactional and other advisory costs(2)	1,087	1,487	1,480	1,510	731	1,852	6,644	2,829
Charges attributed to new initiatives(3)	230	179	116	132	116	136	147	141
Extraordinary unusual non-recurring losses (gains)(4)	673	(1,567)	(451)	1,164	(1,647)	1,294	859	(441)
Adjusted EBITDA	$52,888	53,630	(29,496)	7,213	(3,777)	27,387	42,296	58,844
Trailing fifty-two week Net loss				$(27,197)	(82,782)	(113,000)	(126,461)	(70,125)
Trailing fifty-two week Adjusted EBITDA				$113,731	57,066	30,823	73,119	124,750
Trailing fifty-two week Revenues				$421,792	310,938	236,131	395,234	526,281
Trailing fifty-two week Net loss as a % of Trailing fifty-two week Revenues				(6)%	(27)%	(48)%	(32)%	(13)%
Trailing fifty-two week Adjusted EBITDA as a % of Trailing fifty-two week Revenues				27%	18%	13%	19%	24%

Adjusted EBITDA represents Net income (loss) before Interest, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Centers, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, Charges attributed to new initiatives and Extraordinary unusual non-recurring gains or losses. Refer to notes below for additional details concerning the respective items for Adjusted EBITDA.

____________

Notes to Adjusted EBITDA:

(1)      The closed center adjustment is to remove EBITDA for closed centers. Closed centers are those centers that are closed for a variety of reasons, including permanent closure, newly acquired or built centers prior to opening, centers closed for renovation or rebranding and conversion. Closed centers do not include centers closed in compliance with local, state and federal government restrictions due to COVID-19. If a center is not open on the last day of the reporting period, it will be considered closed for that reporting period. If the center is closed on the first day of the reporting period for permanent closure, the center will be considered closed for that reporting period.

(2)      The adjustment for transaction costs and other advisory costs is to remove charges incurred in connection with any transaction, including mergers, acquisitions, refinancing, amendment or modification to indebtedness, dispositions and costs in connection with an initial public offering, in each case, regardless of whether consummated.

(3)      The adjustment for charges is to remove actual charges attributed to new initiatives including charges with the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs including any restructuring charge (including any charges relating to any tax restructuring), any charge relating to the closure or consolidation of any office or facility, any systems implementation charge, any severance charge, any one time compensation charge, any charge relating to entry into a new market, any charge relating to any strategic initiative or contract and any lease run-off charge.

(4)      The adjustment for extraordinary unusual non-recurring gains or losses is to remove extraordinary gains and losses, which include any gain or charge from any extraordinary item as determined in good faith by the Company and/or any non-recurring or unusual item as determined in good faith by the Company and/or any charge associated with and/or payment of any legal settlement, fine, judgment or order.

Quarter Ended September 26, 2021 Compared To the Quarter Ended September 27, 2020

The Company reports on a fiscal year with each quarter generally comprised of one 5-week period and two 4-week periods.

Analysis of Consolidated Statement of Operations.    The following table displays certain items from our consolidated statements of operations for the quarters presented below:

	Thirteen Weeks Ended
(in thousands)	September 26, 2021	%(1)	September 27, 2020	%(1)	Change
Revenues	$180,978	100.0%	$49,931	100.0%	$131,047
Costs of revenues	126,868	70.1%	73,496	147.2%	53,372
Gross profit (loss)	54,110	29.9%	(23,565)	(47.2)%	77,675

Operating (income) expenses:
Selling, general and administrative expenses	21,415	11.8%	15,041	30.1%	6,374
(Gain) loss on sale or disposal of assets	(30)	0.0%	1	0.0%	(31)
Income from joint venture	(79)	0.0%	(17)	0.0%	(62)
Management fee income	(148)	(0.1)%	(94)	(0.2)%	(54)
Other expense	704	0.4%	1,167	2.3%	(463)
Business interruption insurance recoveries	—	0.0%	(20,188)	(40.4)%	20,188
Total operating expense, net	21,862	12.1%	(4,090)	(8.2)%	25,952
Operating income (loss)	32,248	17.8%	(19,475)	(39.0)%	51,723
Interest expense, net	22,928	12.7%	21,173	42.4%	1,755
Income (loss) before income taxes	9,320	5.1%	(40,648)	(81.4)%	49,968
Income tax (benefit) expense	(6,244)	(3.5)%	124	0.2%	(6,368)
Net income (loss)	$15,564	8.6%	$(40,772)	(81.7)%	$56,336

____________

Note: (1) Percent calculated as a percentage of revenues and may not total due to rounding.

Revenues:    For the quarter ended September 26, 2021, revenues totalled $180,978 and represented an increase of $131,047, or 262.5%, over the same period last fiscal year. The overall increase in revenues is due to the continued improvement in market conditions post-COVID-19 pandemic with less restrictions put in place by federal, state and local government policies, as well as the impact of 19 net centers added through acquisitions and newly constructed centers. The Company’s revenue on a same-store basis for the first quarter ended September 26, 2021 as compared to the corresponding period last fiscal year increased 261.8%. The increase in same-store revenues during the first quarter of fiscal year 2022 reflects significantly lower level of center closures and restrictions on our operations due to the COVID-19 pandemic as compared to the same period last fiscal year.

Cost of Revenues:    The Company’s cost of revenues includes costs that are not variable or less variable with changes in revenues, such as depreciation, amortization, property taxes, supplies and insurance, as well as variable costs that include labor, food and beverage costs, prize funds, production expenses and amusement costs. The increase in cost of revenues of $53,372, or 72.6%, is due to the increase in revenues and operating activities in comparison to the same period last fiscal year. In the prior fiscal year, our operations were greatly impacted by the closure of our centers with the COVID-19 pandemic, and we responded by, among other things, furloughing employees and cutting costs. Cost of revenues as a percent of revenues decreased from 147.2% in the first quarter of fiscal 2021 to 70.1% in the first quarter of fiscal 2022 due to the increase in revenues and the resulting operating leverage with margins since a large portion of our cost of revenues is fixed. As we increase our revenues, we expect our cost of revenues as a percent of revenue to decrease, but we have also noted recent trends with increasing costs.

Selling, general and administrative expenses (“SG&A”):    SG&A expenses include employee-related costs with payroll and benefits as well as depreciation and amortization (excluding those related to our center operations), media and promotional expenses. SG&A expenses increased $6,374, or 42.4%, to $21,415 due to the increase in revenues and operating activities post-COVID-19 pandemic as compared to the same period last fiscal year. Total SG&A expenses as a percent of net sales for the quarter ended September 26, 2021 was approximately 11.8%, as compared to 30.1% for the corresponding period last fiscal year. The decrease in SG&A as a percentage of revenue reflects the resulting operating leverage with the impact of higher revenues and a large proportion of our SG&A costs being highly leverageable and not variable with changes in revenue.

Business interruption insurance proceeds:    During the first quarter of fiscal 2021, the Company collected and recognized as income $20,188 in business interruption insurance proceeds due to the closure of our centers during the COVID-19 pandemic. There were no business interruption insurance proceeds received in the current fiscal year.

Interest expense, net:    Interest expense relates to interest on debt and capital leases. Interest expense increased $1,755, or 8.3%, to $22,928. This is primarily the result of our increased capital lease obligation during the quarter ended September 26, 2021. Total average outstanding debt was approximately $874,293 during the first quarter of fiscal 2022 as compared to $875,586 during the first quarter of fiscal 2021. The Company’s weighted average interest rate on debt was approximately 5.40% for the quarter ended September 26, 2021, as compared to 5.56% for the quarter ended September 27, 2020.

Income Taxes:    Income tax (benefit) expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Company’s financial statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.

The $6,368 decrease in income tax expense in the quarter ended September 26, 2021 is due to the release of a portion of the valuation allowance for deferred tax assets resulting from the recording of deferred tax liabilities with accounting for the acquisition of Bowl America as an asset acquisition.

No provisions for United States income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the United States.

The amount of income taxes the Company pays is subject to audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of our tax positions and accrues estimated amounts for contingent tax liabilities. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities and the closure of tax years subject to tax audit, reserves are adjusted as necessary.

Fiscal Year Ended June 27, 2021 Compared To Fiscal Year Ended June 28, 2020

The Company reports on a fiscal year with each quarter generally comprised of one 5-week period and two 4-week periods. Fiscal years 2021 and 2020 were fifty-two weeks and ended on June 27, 2021 (“fiscal 2021”) and June 28, 2020 (“fiscal 2020”), respectively.

Analysis of Consolidated Statement of Operations.    The following is a discussion and analysis of the Company’s consolidated statement of operations in comparing fiscal 2021 to fiscal 2020. The following table sets forth certain items from operations in our consolidated statements of operations for the years ended June 27, 2021 and June 28, 2020, respectively:

	Fiscal Year Ended
(in thousands)	June 27, 2021%		June 28, 2020%		Change
Revenues	$395,234	100.0%	$520,431	100.0%	$(125,197)
Costs of revenues	374,255	94.7%	443,265	85.2%	(69,010)
Gross profit	20,979	5.3%	77,166	14.8%	(56,187)

Operating (income) expenses:
Selling, general and administrative expenses	78,335	19.8%	84,103	16.2%	(5,768)
Asset impairment	386	0.1%	1,653	0.3%	(1,267)
(Gain) loss on sale or disposal of assets	(46)	0.0%	1,346	0.3%	(1,392)
Income from joint venture	(223)	(0.1)%	(143)	0.0%	(80)
Management fee income	(146)	0.0%	(524)	(0.1)%	378
Other expense	1,500	0.4%	959	0.2%	541
Loss on refinance of debt	—	0.0%	1,172	0.2%	(1,172)
Gain on sale of short-term investments	—	0.0%	(3,388)	(0.7)%	3,388
Business interruption insurance recoveries	(20,188)	(5.1)%	(6,025)	(1.2)%	(14,163)
Total operating expense, net	59,618	15.1%	79,153	15.2%	(19,535)
Operating loss	(38,639)	(9.8)%	(1,987)	(0.4)%	(36,652)
Interest expense, net	88,857	22.5%	80,642	15.5%	8,215
Loss before tax	(127,496)	(32.3)%	(82,629)	(15.9)%	(44,867)
Income tax (benefit) expense	(1,035)	(0.3)%	8,263	1.6%	(9,298)
Net loss	$(126,461)	(32.0)%	$(90,892)	(17.5)%	$(35,569)

____________

Note: (1) Percent calculated as a percentage of revenues and may not total due to rounding.

Revenues:    For fiscal 2021, revenues totaled $395,234 and represented a decrease of $125,197, or 24.1%, over the prior fiscal year. The Company’s revenue for fiscal 2021 as compared to fiscal 2020 decreased by 26.7% on a same-store basis. The overall decrease in revenues is due to the continued impact of the COVID-19 pandemic and restrictions put in place through state and local government policies. Beginning in April 2020, the Company began to reopen centers and restoring operations.

Cost of Revenues:    The Company’s cost of revenues include certain costs that are not variable or less variable with changes in revenues, and include depreciation, amortization, property taxes, supplies, insurance and utilities, as well as variable costs such as labor, food and beverage costs, prize funds, production expenses and amusement costs. The decrease in cost of revenues of $69,010, or 15.6%, is due to the decrease in revenues due to the closure of centers due to the COVID-19 pandemic as well as cost control measures implemented in response to the COVID-19 pandemic, which include but are not limited to reducing inventory purchases, and obtaining rent abatements or deferrals. Cost of revenues as a percent of revenues increased from 85.2% in fiscal 2020 to 94.7% in fiscal 2021 due to a larger portion of our cost of revenues being fixed.

Selling, general and administrative expenses (“SG&A”):    SG&A expenses include employee-related costs with payroll and benefits as well as depreciation and amortization (excluding those related to our center operations), media and promotional expenses. SG&A expenses decreased $5,768, or 6.9%, to $78,335 due to the swift implementation of cost control measures implemented in response to COVID-19. Total SG&A expenses as a percent of net sales for the year ended June 27, 2021 was approximately 19.8%, as compared to 16.2% for the corresponding period last year. The increase in SG&A as a percentage of revenue reflects the larger proportion of our SG&A costs being fixed and not variable with changes in revenue.

Other expenses:    Other expenses consist of, among other things, business acquisition expenses and transaction-related costs associated with purchasing centers, and foreign currency exchange gains and losses. The increase in other expenses reflects the increased acquisition activity for the Company in fiscal 2020 as compared to fiscal 2021.

Gain on sale of short term investment:    During fiscal 2020, the Company acquired stock in a publicly traded company that was an acquisition target and subsequently sold the stock for a gain of $3,388 since the acquisition was not consummated. The Company did not make any similar purchases in fiscal 2021.

Business interruption insurance proceeds:    With the closure of our centers due to the COVID-19 pandemic, the Company collected and recognized as income $20,188 in business interruption insurance proceeds during fiscal 2021, as compared to $6,025 in fiscal year 2020.

Interest expense, net:    Interest expense relates to interest on debt and capital leases. Interest expense increased $8,215, or 10.2%, to $88,857. This is primarily the result of our increased debt levels during fiscal 2021 to increase the Company’s liquidity during the COVID-19 pandemic. Total average outstanding debt increased to approximately $877,611 during fiscal 2021 as compared to $784,061 during fiscal 2020. The Company’s weighted average interest rate on debt was approximately 5.52% for the year ended June 27, 2021, as compared to 5.80% during the same period last year.

Income Taxes:    Income tax (benefit) expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Company’s financial statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.

The $9,298 decrease in income tax expense is due to reductions of $3,535 in deferred U.S. federal income tax expense and $5,775 in deferred state and local income tax expense, which mainly reflects lower income tax expense attributed to higher U.S. and foreign losses before tax during fiscal 2021 as compared to fiscal 2020.

No provisions for United States income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the United States.

The amount of income taxes the Company pays is subject to audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of our tax positions and accrues estimated amounts for contingent tax liabilities. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities and the closure of tax years subject to tax audit, reserves are adjusted as necessary.

Liquidity and Capital Resources

We manage our liquidity through assessing available cash-on-hand, our ability to generate cash and our ability to borrow or otherwise raise capital to fund operating, investing and financing activities. The Company remains in a positive financial position with available cash balances, and we have taken proactive measures to enhance our liquidity. We obtained a $150,000 incremental liquidity facility on September 25, 2020 (the “Incremental Liquidity Facility”), and obtained a covenant waiver with our lenders through March 31, 2022 for our leverage-based financial covenant. We also obtained rent deferrals or abatements on a substantial number of our leases due to the effects of the COVID-19 pandemic. Furthermore, in response to the pandemic, the Company obtained waivers from our sale-leaseback partners for a requirement to deliver additional letters of credit if the Company’s debt to earnings before EBITDA exceed certain levels. A core tenet of our long-term strategy is to grow the size and scale of the Company in order to improve our operating profit margins through leveraging our fixed costs. As such, one of the Company’s known cash requirements is for capital expenditures related to the construction of new centers and upgrading and converting existing centers. We believe our financial position, generation of cash, available cash on hand, existing credit facility and access to potentially obtain additional financing from sale-lease-back transactions or other sources will provide sufficient capital resources to fund our operational requirements, capital expenditures, and material short and long-term commitments for the foreseeable future. However, there are a number of factors that may hinder our ability to access these capital resources, including but not limited to the ongoing impacts of COVID-19 on our business, our degree of leverage and potential borrowing restrictions imposed by our lenders. See “Risk Factors” for further information.

At September 26, 2021, we had approximately $122,062 of available cash.

On December 15, 2021, we entered into an amendment to our First Lien Credit Agreement, dated as of July 3, 2017, by and among Bowlero, Kingpin Intermediate Holdings LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, the “Existing First Lien Credit Agreement”), pursuant to which we refinanced our then-existing revolving credit facility with a $140 million senior secured revolving credit facility that has a maturity date of the earlier of (x) December 15, 2026 and (y) the date that is 90 days prior to the scheduled maturity date of term loans outstanding under the Existing First Lien Credit Agreement in an aggregate principal amount exceeding $175 million. Interest on borrowings under the new revolving credit facility is initially based on either the Adjusted Term SOFR Rate or the Alternate Base Rate (each as defined in the Existing First Lien Credit Agreement). In addition, on December 17, 2021, we entered into a further amendment to the Existing First Lien Credit Agreement pursuant to which the total revolving commitments under the new revolving credit facility were increased by $25 million to an aggregate amount of $165 million.

On December 15, 2021, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than obligations not then due and payable or that by their terms survive the termination thereof) outstanding under the Incremental Liquidity Facility was repaid in full and all commitments to extend credit thereunder were terminated.

Quarter Ended September 26, 2021 Compared To the Quarter Ended September 27, 2020

The following compares the primary categories of the consolidated statements of cash flows for the quarters ended September 26, 2021 and September 27, 2020:

	Quarter Ended
(in thousands)	September 26, 2021	September 27, 2020	$ Change	% Change
Net cash provided by operating activities	$31,540	$3,219	$28,321	880%
Net cash used in investing activities	(95,724)	(11,240)	(84,484)	(752)%
Net cash (used in) provided by financing activities	(908)	42,947	(43,855)	(102)%
Effect of exchange rate changes on cash	61	37	24	(65)%
Net change in cash and cash equivalents	$(65,031)	$34,963	$(99,994)	(286)%

During the quarter ending September 26, 2021, net cash provided from operations totalled $31,540, as compared to $3,219 during the quarter ending September 27, 2020. The increase in cash provided by operating activities reflects the strong recovery with higher revenues. We benefited in the quarter ended September 26, 2021 from the rebound in consumer demand and revenues from recently acquired and opening of newly built centers, partially offset by unfavorable changes in working capital.

Investing activities utilized $95,724 in cash during the quarter ended September 26, 2021, reflecting our acquisitions of four businesses and capital expenditures, as well as $19,952 in center conversions and related capital expenditures. We will continue to invest in accretive acquisitions in future periods as well as center upgrades and conversions.

Financing activities used $908 in cash in the quarter ended September 26, 2021 as the Company made scheduled long-term debt payments. In the comparable period in the prior fiscal year, we obtained additional funds under our Incremental Liquidity Facility, which was entered into on September 25, 2020, as part of the Company’s response to the COVID-19 pandemic to increase liquidity. The change in financing activities reflects no additional borrowings during the first quarter of fiscal year 2022 as compared to the first quarter of fiscal 2021.

Fiscal Year Ended June 27, 2021 Compared To the Fiscal Year Ended June 28, 2020

The following compares the primary categories of the consolidated statements of cash flows for the years ended June 27, 2021 and June 28, 2020:

	Fiscal Year Ended
(in thousands)	June 27, 2021	June 28, 2020	$ Change	% Change
Net cash provided by operating activities	$58,232	$18,822	$39,410	209.38%
Net cash used in investing activities	(46,676)	(129,395)	82,719	(63.93)%
Net cash provided by financing activities	34,805	137,263	(102,458)	(74.64)%
Effect of exchange rate changes on cash	27	(177)	204	(115.25)%
Net change in cash and cash equivalents	$46,388	$26,513	$19,875	74.96%

During fiscal 2021, net cash provided from operations totaled $58,232, as compared to $18,822 during the prior fiscal year. The increase in cash provided by operating activities reflects the strong recovery in consumer demand as we re-opened our centers, higher proceeds business interruption insurance and favorable changes in working capital, partially offset by increased costs from re-opening those centers.

Investing activities utilized $46,676, reflecting our investments in centers, center conversions and one acquisition. The decrease in the current period as compared to the prior period was primarily due to reductions in center conversion costs, fewer acquisitions and no proceeds from the sale of short-term investments.

Financing activities provided $34,805 in cash as we borrowed additional funds under our Incremental Liquidity Facility, which was entered into on September 25, 2020, as part of our response to the COVID-19 pandemic to increase liquidity. The decrease in cash provided by financing activities reflects no additional term loan borrowings during fiscal 2021 as compared to $103,828 in term loan borrowings during fiscal 2020.

Contractual Obligations

As of June 27, 2021, the Company’s contractual obligations, including payments due by period, are as follows:

	Payment due by period
(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	> 5 years
Contractual Obligations:
Long-term debt obligations	$885,387	$8,211	$56,275	$820,901	$—
Interest obligation on long-term debt	115,478	39,658	75,516	304	—
Capital lease obligations	1,197,575	31,410	66,379	71,458	1,028,328
Operating lease obligations	900,369	54,194	110,971	107,572	627,632
Interest rate swaps and caps	8,869	8,159	710	—	—
Self-insurance liabilities	17,363	13,136	2,699	604	924
Asset Retirement Obligation	4,467	352	4,115	—	—
Total	$3,129,508	$155,120	$316,665	$1,000,839	$1,656,884

The above contractual obligation table excludes certain contractual obligations, such as possible interest on Series A Redeemable Convertible Preferred Stock, since these contractual commitments are not accrued as liabilities at June 27, 2021 or are otherwise indeterminable. These contractual obligations are accrued as liabilities when the respective contingencies are determinable.

During fiscal 2021, we deferred $10,402 of future minimum rental payments under non-cancelable operating lease agreements and $12,061 of capital lease obligations from fiscal 2021 to be paid in fiscal years 2023, 2024 and 2025, at an interest rate of LIBOR plus 3% per annum. These deferrals are excluded from the table above.

During fiscal 2021, we borrowed $45,000 of additional funds under the $150,000 Incremental Liquidity Facility. There have been no other additional borrowings since the fiscal year ended June 28, 2020.

Refer to Note 9 of our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a summary of our commitments as of September 26, 2021.

Covenant Compliance

Existing First Lien Credit Agreement

The Existing First Lien Credit Agreement that governs Bowlero’s credit facilities contains, among other provisions, covenants regarding indebtedness, dividends and distributions, asset sales and the maintenance of financial ratios. Payment of borrowings under the Existing First Lien Credit Agreement may be accelerated if there is an event of default. Events of default under the Existing First Lien Credit Agreement include the failure to pay principal and interest when due, a material breach of representations or warranties, events of bankruptcy, a change of control and most covenant defaults.

Compliance with certain material covenants under the Existing First Lien Credit Agreement is determined by reference to “Consolidated Adjusted EBITDA,” as defined by the Existing First Lien Credit Agreement, which we refer to in this prospectus as “Covenant Adjusted EBITDA.” More specifically, Covenant Adjusted EBITDA is used to calculate the First Lien Leverage Ratio, Excess Cash Flow and the Total Leverage Ratio (each as defined in the Existing First Lien Credit Agreement). Failure to meet a 6 to 1 First Lien Leverage Ratio when our revolving credit facility, along with certain letters of credit, is at least 35% drawn, is a default under the Existing First Lien Credit Agreement. In addition, we are required to prepay borrowings under the Existing First Lien Credit Agreement under certain circumstances based on Excess Cash Flow and the First Lien Leverage Ratio. More specifically, we are required to prepay an amount equal to 50% of our Excess Cash Flow if the First Lien Leverage Ratio is 4 to 1, 25% if it is 3.5 to 1 and none if it is less than or equal to 3.5 to 1.

Each of Covenant Adjusted EBITDA and Total Leverage Ratio is used to determine whether we can make restricted payments that would otherwise be prohibited by the restricted payments covenant and the amount of certain investments that we can make that would otherwise be prohibited by the investments covenant. Specifically, we are permitted to make restricted payments that would otherwise be prohibited by the restricted payments covenant if the Total Leverage Ratio would not exceed 4 to 1, and we are permitted to make certain investments that would otherwise be prohibited by the investments covenant if the Total Leverage Ratio would not exceed 4.25 to 1. Covenant Adjusted EBITDA is also a measure that governs (i) the amounts of debt that we can incur under the various prongs of the covenant that restricts incurrence of debt and whether or not this additional debt can be secured (in particular, restricted subsidiaries that are not loan parties can incur debt up to the greater of $25 million and 19% of Covenant Adjusted EBITDA), (ii) certain requirements in connection with an asset disposition (in particular, we can dispose of assets not constituting collateral up to the greater of $10 million and 7% of Covenant Adjusted EBITDA) and (iii) whether a subsidiary is deemed to be an immaterial subsidiary and therefore is not required to become a guarantor or provide security to the lenders under the Existing First Lien Credit Agreement (“immaterial subsidiaries” are defined as subsidiaries whose assets are less than 2.5% of consolidated total assets and whose Covenant Adjusted EBITDA, on an unconsolidated basis, is less than 2.5% of Bowlero’s Covenant Adjusted EBITDA, on a consolidated basis).

If we were unable to comply with these and other covenants under the Existing First Lien Credit Agreement, the lenders would be entitled to call a default and require immediate prepayment of all amounts borrowed, and we would no longer be permitted to borrow additional funds under the revolving credit facilities in the future, which would have a material adverse effect on our financial condition and liquidity.

On June 10, 2020, we entered into an amendment to the Existing First Lien Credit Agreement that, among other things, provided us with a covenant waiver period through June 26, 2021 that waived application of the First Lien Leverage Ratio test for so long as Bowlero satisfied a minimum liquidity test of maintaining Total Liquidity (as defined in the Existing First Lien Credit Agreement) of not less than $20 million, calculated on each business day and certified monthly. Under the covenant waiver, if Bowlero failed to satisfy the Total Liquidity test, it would avoid a default under the covenant waiver as long as, on any business day on which it failed the Total Liquidity test, our Core Liquidity (as defined in the Existing First Lien Credit Agreement) was not less than $20 million. Bowlero has been and continues to be in compliance with both the Total Liquidity test and the alternative Core Liquidity test.

The need for the covenant waiver included in the amendment was driven by the effects of the COVID-19 pandemic and related government-imposed restrictions, which caused us to temporarily suspend all operations in compliance with local, state and federal governmental restrictions at the outset of the pandemic and to restrict our operations in various respects throughout the pandemic. Absent the covenant waiver, we would not have been in compliance with our First Lien Leverage Ratio maintenance covenant as of the last day of our fiscal quarters ended September 27, 2020, December 27, 2020 and March 28, 2021 or on the last day of our fiscal year ended June 27, 2021, because as of such dates, our First Lien Leverage Ratio was 6.51 to 1, 16.43 to 1, 43.0 to 1 and 6.66 to 1, respectively, and as of each such date, we were more than 35% drawn under our revolving credit facility and certain letters of credit (as described above). Accordingly, absent the covenant waiver, we would have been in default under our First Lien Credit Agreement as of each such date. The First Lien Leverage Ratio covenant waiver period was subsequently extended to the last day of the fiscal quarter ending March 31, 2022 in connection with entry into the above mentioned Incremental Liquidity Facility. Based on this extension and assuming satisfaction of the waiver requirements, the Company’s next First Lien Leverage Ratio test will occur on March 31, 2022, if the testing conditions are then triggered (i.e., if the revolving credit facility and applicable letters of credit are more than 35% drawn). Our First Lien Leverage Ratio for the quarter ended September 26, 2021 was 4.2 to 1; accordingly, we would have been in compliance with the First Lien Leverage Ratio test as of such date, even absent the covenant waiver.

Our Total Leverage Ratio was the same as our First Lien Leverage Ratio for each day referenced above (i.e., 6.51 to 1, 16.43 to 1 and 43.0 to 1 as of the last day of our fiscal quarters ended September 27, 2020, December 27, 2020 and March 28, 2021, respectively, and 6.66 to 1 as of the last day of our fiscal year ended June 27, 2021). Accordingly, during such time period, we were prohibited from making restricted payments and certain investments because our Total Leverage Ratio exceeded the maximum Total Leverage Ratio described above which would have allowed for such restricted payments and investments. Our Total Leverage Ratio for the quarter ended September 26, 2021 was 4.2 to 1; accordingly, we are permitted to make certain restricted investments, but not make certain restricted payments, under our Existing First Lien Credit Agreement.

Reconciliation of Net Income (loss) to Covenant Adjusted EBITDA

We present Covenant Adjusted EBITDA in this prospectus to provide important supplemental information to enable investors to understand the calculation of, and our compliance with, certain covenants under the Existing First Lien Credit Agreement, as discussed above. Covenant Adjusted EBITDA is an important liquidity measure because, as discussed above, it governs our ability to borrow under, and compliance with, the Existing First Lien Credit Agreement. Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Adjusted EBITDA (as described above) represents Net income (loss) before Interest, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Centers, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, Charges attributed to new initiatives and Extraordinary unusual non-recurring gains or losses.

Covenant Adjusted EBITDA is defined as Adjusted EBITDA, further adjusted to for Contra Rent, Non-income other taxes, run-rate Savings for Optimization Projects and De novo and Renovated facilities. Refer to the notes following the table below for additional detail on the calculation of Adjusted EBITDA and Covenant Adjusted EBITDA. Covenant Adjusted EBITDA presented below is calculated and disclosed exactly as “Consolidated Adjusted EBITDA” is defined in the Existing First Lien Credit Agreement.

We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

The following table details trailing fifty-two week Net loss, Adjusted EBITDA and Covenant Adjusted EBITDA:

BOWLERO CORP.
Trailing fifty-two week Adjusted EBITDA and Covenant Adjusted EBITDA
Unaudited

(in thousands)	December 27, 2020	March 28, 2021	June 27, 2021	September 26, 2021
Consolidated
Net (loss) income	$(167,530)	(197,748)	(126,461)	(70,125)
Adjustments:
Interest expense	84,598	86,352	88,857	90,612
Income tax expense (benefit)	8,187	7,927	(1,035)	(7,403)
Depreciation and amortization	91,349	91,411	91,851	92,241
Share-based compensation	3,255	3,226	3,164	3,116
Closed center EBITDA(1)	3,482	3,259	4,039	3,880
Foreign currency exchange (gain) loss	59	(146)	(188)	(155)
Asset disposition loss (gain)	920	613	(46)	(77)
Transactional and other advisory costs(2)	5,208	5,573	10,737	12,056
Charges attributed to new initiatives(3)	543	500	531	540
Extraordinary unusual non-recurring losses (gains)(4)	(2,501)	360	1,670	65
Adjusted EBITDA	$27,570	1,327	73,119	124,750
Business interruption insurance recoveries	—	—	(20,188)	—
Annual covenant adjustments:
Contra rent expense(5)	(19,340)	(12,249)	(5,305)	(4,779)
Non-income other taxes(6)	19,344	19,933	20,911	21,078
Optimization run-rate savings(7)	11,615	5,567	22,682	16,717
De novo adjustment(8)	3,458	592	7,022	17,603
Renovated facility adjustment(9)	2,420	1,594	6,617	6,046
Total covenant adjustments	17,497	15,437	31,739	56,665
Trailing fifty-two week Adjusted EBITDA	27,570	1,327	73,119	124,750
Trailing fifty-two week Covenant Adjusted EBITDA	$45,067	16,764	104,858	181,415

____________

Notes to Adjusted EBITDA and Covenant Adjusted EBITDA:

The following notes to Adjusted EBITDA and Covenant Adjusted EBITDA are summarized from the Existing First Lien Credit Agreement. For the exact defined terms, refer to the Existing First Lien Credit Agreement.

(1)      The closed center adjustment is to remove EBITDA for closed centers. Closed centers are those centers that are closed for a variety of reasons, including permanent closure, newly acquired or built centers prior to opening, centers closed for renovation or rebranding and conversion. Closed centers do not include centers closed in compliance with local, state and federal government restrictions due to COVID-19. If a center is not open on the last day of the reporting period, it will be considered closed for that reporting period. If the center is closed on the first day of the reporting period for permanent closure, the center will be considered closed for that reporting period.

(2)      The adjustment for transaction costs and other advisory costs is to remove charges incurred in connection with any transaction, including mergers, acquisitions, refinancing, amendment or modification to indebtedness, dispositions and costs in connection with an initial public offering, in each case, regardless of whether consummated.

(3)      The adjustment for charges is to remove actual charges attributed to new initiatives including charges with the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs including any restructuring charge (including any charges relating to any tax restructuring), any charge relating to the closure or consolidation of any office or facility, any systems implementation charge, any severance charge, any one time compensation charge, any charge relating to entry into a new market, any charge relating to any strategic initiative or contract and any lease run-off charge.

(4)      The adjustment for extraordinary unusual non-recurring gains or losses is to remove extraordinary gains and losses, which include any gain or charge from any extraordinary item as determined in good faith by the Company and/or any non-recurring or unusual item as determined in good faith by the Company and/or any charge associated with and/or payment of any legal settlement, fine, judgment or order.

(5)      Contra rent expense is an adjustment to report rent expense on a cash basis (cash rent expense). The Contra rent is calculated to adjust for such non-cash items as straight-lined rent and other non-cash operating and capital lease items. The adjustments in Contra rent to derive cash rent can be positive or negative adjustments, and as for example, rent expense is increased by including cash payments to landlords in cash rent that would otherwise go to amortization and interest expense.

(6)      The adjustment for non-income other tax expense is to remove non-income related taxes, including property taxes.

(7)      Optimization run-rate savings are adjustments to include run-rate cost savings, operating expense reductions, operational improvements and cost synergies that are reasonably identifiable, factually supportable and in good faith to result from actions that have been taken.

(8)      A de novo facility is a newly constructed center. The de novo adjustment is an annualized amount for the first 18 months following the opening of a de novo facility which is based on the greater of actual Adjusted EBITDA attributable to such de novo facility for each month such de novo facility has been in operation and the 12-month average Adjusted EBITDA determined in good faith for all similar facilities that have been in operation for a period of at least 18 months. The total of de novo and renovated facility adjustments shall not, for any period, exceed an amount equal to 15% of Covenant Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs. The increase in the de novo adjustment for the quarter ended September 26, 2021 is primarily due to the overall increase in Covenant Adjusted EBITDA. When the calculated de novo amount is reduced by the 15% limit, the de novo adjustment will increase as Covenant Adjusted EBITDA increases.

(9)      A renovated facility is a center that has been renovated and the renovated facility adjustment is to retrospectively reflect an amount based on actual results over the greater of actual Covenant Adjusted EBITDA attributable to performance gains for such facility for each month such facility has been in operation post-renovation and the 12-month average Adjusted EBITDA attributable to performance gains for all similar facilities that have been in operation for a period of at least 18 months determined in good faith. As such, in effect, this adjustment adjusts the historical periods to appropriately reflect the current status of the business. The total of de novo and renovated facility adjustments shall not, for any period, exceed an amount equal to 15% of Covenant Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs.

Off-Balance Sheet Arrangements

As of September 26, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to market risk from changes in, among other things, the ongoing effect of the COVID-19 pandemic, interest rates, credit risk, labor costs, health insurance claims and foreign currency exchange rates, which could impact its results of operations and financial condition. The Company attempts to address its exposure to these risks through its normal operating and financing activities.

Interest Rate Risk:    Under our term and revolving credit facilities, we are exposed to a certain level of interest rate risk. Interest on the principal amount of our borrowings under our revolving credit facility loan accrues at a LIBOR-based rate plus a margin. We have hedged our variable interest rate exposure to a fixed rate for approximately $650,000 of our debt with interest rate swaps and caps. For that portion of debt that is not fixed with the hedging, our results will be adversely affected by any increase in interest rates.

Credit Risk:    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and temporary investments, and interest rate swaps and caps. The Company is exposed to credit losses in the event of non-performance by counter parties to its financial instruments. The Company places cash and temporary investments with various high-quality financial institutions. Although the Company does not obtain collateral or other security to secure these obligations, it does periodically monitor the third-party depository institutions that hold our cash and cash equivalents. Our emphasis is primarily on safety and liquidity of principal and secondarily on maximizing yield on those funds.

Critical Accounting Estimates

Our results of operations and financial condition as reflected in the consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Preparation of financial statements requires management to make estimates, judgements, and assumptions affecting the reported amounts of assets, liabilities, revenues, expenses and the disclosures of contingent assets and liabilities. We base these estimates and judgments on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual results, however, may differ from the estimated amounts we have recorded. We regularly evaluate these estimates, judgements and assumptions.

The following discussion provides information on our critical accounting estimates that require management’s most difficult, subjective or complex judgments, and which may result in materially different results under different assumptions and conditions. Additionally, we expect that the COVID-19 outbreak in March 2020 will impact future assumptions and estimates made related to the critical accounting estimates listed below, though the extent of those impacts is uncertain at this time.

Impairment of Long-Lived Assets

Long-lived assets other than goodwill and indefinite-lived intangible assets (such as Bowlero and Professional Bowlers Association trade names and liquor licenses), including property and equipment and other definite-lived intangibles such as trade names and customer relationships are reviewed for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The COVID-19 pandemic did not result in an impairment of long-lived assets since the COVID-19 situation was considered temporary and the Company’s overall business is expected to recover.

For long-lived assets, an impairment is indicated when the estimated total undiscounted cash flows associated with the asset or group of assets is less than carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. The Company recognized impairment charges of $386 and $1,653 in fiscal 2021 and 2020, respectively. The 2021 and 2020 impairments relate to long-lived assets for closed centers and liquor licenses. The 2021 and 2020 impairments relate to long-lived assets for closed centers and liquor licenses. We estimated the fair value of these assets utilizing the market approach using orderly liquidation values or broker quotes for sale of similar properties. We then compared these fair values to the related carrying value of the long-lived assets.

Goodwill Impairment

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed of businesses acquired.

Management assesses goodwill for impairment at the reporting unit level on an annual basis during the fourth quarter or more frequently under certain circumstances. The Company’s bowling business is the Company’s one reportable segment and reporting unit.

For fiscal 2021 and 2020, the Company performed a quantitative assessment of goodwill using the income approach due to the economic impact of the COVID-19 pandemic with the temporary closure of our centers. The Company considers the COVID-19 situation to be temporary and the Company’s overall business is expected to recover. The fair value of our one reporting unit is substantially in excess of carrying value and not considered at risk of failing. There were no impairment charges for goodwill recorded in fiscal 2021or 2020.

Impairment of Indefinite-Lived Intangible Assets

Management assesses impairment of indefinite-lived intangible assets, including Bowlero and Professional Bowlers Association trade names, on an annual basis during the fourth quarter or more frequently under certain circumstances.

We assessed macroeconomic conditions, industry and market considerations, cost factors that could have a negative impact, overall financial performance including actual results and trends, and other relevant entity-specific events. For fiscal 2021 and 2020, the Company performed a quantitative assessment of indefinite-lived intangible assets due to the economic impact of the COVID-19 pandemic with the temporary closure of our centers. The Company considers the COVID-19 situation to be temporary and the Company’s overall business is expected to recover. There were no impairment charges for indefinite-lived intangible assets recorded in fiscal 2021.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), completing its project to overhaul lease accounting. The ASU codifies Topic 842, which will replace the guidance in ASC 840. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02. The main provision of ASU 2020-05 allows entities to elect to adopt the guidance for fiscal years beginning after December 15, 2021. Early application continues to be permitted, which means that an entity may choose to implement Topic 842 before the deferred effective date. The Company has not adopted Topic 842, which is effective for the Company on July 4, 2022 (the beginning of the Company’s fiscal year 2023). While the Company expects the adoption of Topic 842 to add right-of-use assets and lease liabilities to the consolidated balance sheet, it is currently evaluating the implications of this standard.

In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) for fiscal years beginning after December 15, 2021. Early application continues to be permitted, which means that an entity may choose to implement Topic 842 before the deferred effective date. The Company has not adopted Topic 842, which is effective for the Company on July 4, 2022 (the beginning of fiscal 2023). While the Company expects the adoption of Topic 842 to add right-of-use assets and lease liabilities to the consolidated balance sheet, it is currently evaluating the implications of this standard.

Legal Proceedings

From time to time, we are involved in various inquiries, investigations, claims, lawsuits and other legal proceedings that are incidental to the conduct of our business. These matters typically involve claims from customers, employees or other third parties involved in operational issues common to the retail, restaurant and entertainment industries. Such matters typically represent actions with respect to contracts, intellectual property, taxation, employment, employee benefits, personal injuries and other matters. A number of such claims may exist at any given time, and there are currently a number of claims and legal proceedings pending against us, including a group of approximately 73 claims pending with the Equal Employment Opportunity Commission (the “EEOC”) alleging age discrimination (two of which also allege retaliation). In the opinion of our management, after consultation with legal counsel, the amount of liability with respect to claims or proceedings currently pending against us is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows. In particular, our management, after consultation with legal counsel, believes that the EEOC claims alleging age discrimination, and the facts alleged therein, do not pose any material risk to the business or operations of the Company because, among other things, management believes such claims to be in the ordinary course and without substantive merit. In addition, management, after consultation with legal counsel, believes that approximately 65 of such EEOC claims are time barred due to expiry of the statute of limitations (but that even if such claims were not time barred, they would not pose a material risk to the Company’s business or operations).

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of Isos’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

MANAGEMENT

Management and board of directors

The directors and executive officers of Bowlero include the following.

Name	Age	Position
Thomas F. Shannon	56	Chairman, Chief Executive Officer, Director
Brett I. Parker	43	President, Chief Financial Officer, Secretary, Treasurer and Director
Michael J. Angelakis	57	Director
George Barrios	56	Director
Robert J. Bass	72	Director
Sandeep Mathrani	59	Director
Rachael A. Wagner	39	Director
Michelle Wilson	56	Director
John A. Young	56	Director

Thomas F. Shannon is the founder, Chairman, Chief Executive Officer and a director of Bowlero. Mr. Shannon became a director of Bowlero upon consummation of the Business Combination. Mr. Shannon founded Old Bowlero with the acquisition of Bowlmor Lanes in 1997 and has grown Old Bowlero into the world’s largest operator of bowling entertainment centers. Mr. Shannon is a graduate of the American University and has an MBA from the Darden School at the University of Virginia.

Brett I. Parker has been the Chief Financial Officer of Old Bowlero since 2001, and was subsequently promoted to Vice Chairman, President, Chief Financial Officer and Secretary. He serves as President, Chief Financial Officer, Secretary and Treasurer of Bowlero. Mr. Parker was a director of Old Bowlero and became a director of Bowlero upon consummation of the Business Combination. Prior to joining Old Bowlero, Mr. Parker worked for RehabManager.com as a business development analyst. Mr. Parker is a graduate of Cornell University with a Bachelor of Science degree in Applied Economics and Business Management with a concentration in Business Management and Marketing.

Michael J. Angelakis has been a director of Old Bowlero since 2017 and became a director of Bowlero upon consummation of the Business Combination. He is the Chairman and Chief Executive Officer of Atairos. He also serves as a Senior Advisor to the Executive Management Committee of Comcast Corporation. Prior to founding Atairos, he served as Comcast’s Vice Chairman and Chief Financial Officer. In those roles, Michael was responsible for many strategic, financial, administrative and other areas within Comcast. During his tenure at Comcast, Michael was recognized by Institutional Investor magazine as one of “America’s Best Chief Financial Officers” six out of eight years. Prior to joining Comcast, Michael served as a Managing Director and a member of the Management and Investment Committees of Providence Equity Partners, one of the leading private equity firms investing in technology, media and communications companies around the world. Before joining Providence, Michael was Chief Executive Officer of State Cable TV Corporation and Aurora Telecommunications. He also served as Vice President at Manufacturers Hanover Trust Company in New York, where he oversaw one of the bank’s media and communications portfolios. Additionally, Michael spent several years in London developing Manufacturers Hanover’s acquisition finance and merchant banking activities throughout Western Europe. He is a member of the board of directors of the following public companies: Exxon Mobil Corporation (NYSE: XOM) and TriNet Group (NYSE: TNET), as well as the following private companies: Arcis Golf, Learfield IMG College, The Orogen Group, ProQuest Corporation and Spectra Holdings. Previously, Michael was the Chairman of the Board for the Federal Reserve Bank of Philadelphia, a member of the board of directors of Duke Energy, Groupon Corporation (NASDAQ: GRPN), and Hewlett Packard Enterprises (NYSE: HPE), and a trustee of Babson College. Michael is a graduate of Babson College and the Owner/President Management Program at the Harvard Business School.

George Barrios became a director of Bowlero upon consummation of the Business Combination. He has been the Co-Chief Executive Officer of Isos since inception. Mr. Barrios most recently served as Co-President of the WWE from February 2018 to January 30, 2020. Prior to his current position, he was the Chief Strategy & Financial Officer of the WWE from November 2013 to February 2018, and Chief Financial Officer from March 2008 to November 2013. Before that, he was Vice President and Treasurer of The New York Times Company from

January 2007 to March 2008. Mr. Barrios joined The New York Times Company in April 2002 as Chief Financial Officer of a subsidiary, which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc. from September 2000 to September 2001, a publicly held software development company, where he helped to stabilize the business prior to its merger with Digi International Inc. in 2001. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses. Earlier in his career, he held various leadership roles in strategy and operations at Time Warner/HBO, Inc. Mr. Barrios holds a B.A. degree and an M.B.A. from the University of Connecticut.

Robert J. Bass became a director of Bowlero upon the closing of the Business Combination. Mr. Bass served as a vice chairman of Deloitte & Touche LLP from 2006 through June 2012, and was a partner in Deloitte from 1982 through June 2012, where he specialized in e-commerce, mergers and acquisitions, SEC filings and related issues. At Deloitte, Mr. Bass was responsible for all services provided to Forstmann Little and its portfolio companies and was the advisory partner for Blackstone, DIRECTV, 24 Hour Fitness, McKesson, IMG and CSC. In addition, he has been an advisory partner for RR Donnelley, Automatic Data Processing, Community Health Systems and Avis Budget. Mr. Bass has served on the board of directors of Groupon (NASDAQ: GRPN) since June 2012, and is both a member of the compensation committee and chairman of the audit committee. He has served as a member of the audit committee of Apex Tool Group, LLC since December 2014, including as chairman of the audit committee since April 2015 and the board of directors and as chairman of the audit committee of Redfin Corporation (NASDAQ: RDFN) since October 2016. Mr. Bass has also served on the board of trustees of Blackstone Secured Lending Fund since July 2018 and is chairman of the audit committee and a member of the nominating/governance committee and the compensation committee. He has served on the board of trustees of Blackstone Private Credit Fund since August 2020 and is chairman of the audit committee and a member of the nominating/governance committee and the compensation committee. Previously, Mr. Bass served on the board of directors of Sims Metal Management (ASX: SGM.AX) from September 2013 to December 2018 and was a member of the risk and audit committee from September 2013, including serving as chairman of the risk and audit committee from November 2014, and he also served on the board of directors and as chairman of the audit committee of New Page Corporation from January 2013 (emergence from chapter XI) to January 2015 (sale of the company). Mr. Bass is a certified public accountant licensed in New York and Connecticut. He is a member of the American Institute of Certified Public Accountants and the Connecticut State Society of Certified Public Accountants.

Sandeep Mathrani became a director of Bowlero upon consummation of the Business Combination. Mr. Mathrani currently serves as the WeWork (NYSE: WEWK) CEO and a member of its board since February 2020. Prior to WeWork, he served as CEO of Brookfield Properties Retail Group and as Vice Chairman, Brookfield Properties from August 2018 to February 2020. Prior to that, he served as CEO of GGP Inc. for eight years, during which he oversaw the company’s strategic rebranding in 2017 to a retail real estate company, as well as the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018. Before joining GGP in 2010, Mr. Mathrani was President of Retail for Vornado Realty Trust, where he oversaw the firm’s U.S. retail real estate division. Before that, he spent nearly a decade as Executive Vice President at Forest City Ratner. Mr. Mathrani currently serves as a member of the board of directors of Dick’s Sporting Goods (NYSE: DKS) and Tanger Factory Outlet Center, Inc. (NYSE: SKT). Mr. Mathrani served on the executive board and the board of trustees for the International Council of Shopping Centers, the executive board and 2019 chair of the National Association of Real Estate Investment Trusts, as well as on the board of directors for Host Hotels & Resorts, Inc. (Nasdaq: HST). He holds a Master of Engineering, Master of Management Science and Bachelor of Engineering from Stevens Institute of Technology.

Rachael A. Wagner has been a director of Old Bowlero since 2017 and became a director of Bowlero upon consummation of the Business Combination. She is a Partner at Atairos. Ms. Wagner joined Atairos from Lindsay Goldberg, where she participated in all major investment functions, including origination, transaction execution and portfolio company development. Ms. Wagner was a Managing Director at Lindsay Goldberg and served as a Director on several portfolio company boards across a wide range of industries, including food & beverage manufacturing, specialty distribution, government services and downstream energy. Prior to joining Lindsay Goldberg, Ms. Wagner worked at Lion Capital and in the Private Equity group at Blackstone. She previously served as a member of the board of directors of Oxford University’s Saïd Business School and as a member of the Council on Foreign Relations. Ms. Wagner is a member of the board of directors of Arcis Golf. She received her Master of Business Administration degree and an MSc in Comparative Social Policy from Oxford University, where she was a Rhodes Scholar, and her Bachelor’s degree from Harvard University.

Michelle Wilson became a director of Bowlero upon consummation of the Business Combination. Michelle Wilson has been the Co-Chief Executive Officer of Isos since inception. Prior to her position with Isos, Ms. Wilson served as Co-President and Board member at WWE from February 2018 to January 2020. She served as Chief Revenue & Marketing Officer from November 2013 to February 2018, and Chief Marketing Officer from February 2009 to February 2018. From August 2001 to February 2009, she was Chief Marketing Officer of the United States Tennis Association where she was instrumental in making the U.S. Open the highest attended annual sporting event in the world with more than 700,000 fans in attendance every year. She was pivotal in the implementation of several innovations for the sport, including in-stadium video screens, blue courts, instant replay and the 2004 launch of the U.S. Open Series. From April 2000 to July 2001, she was Vice President of Marketing for the XFL. Earlier in her career, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups as well as roles at Nabisco and Johnson & Johnson. Ms. Wilson holds a B.S.E. in Chemical Engineering from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

John A. Young has been a director of Old Bowlero and its predecessor entities since 2013 and became a director of Bowlero upon consummation of the Business Combination. He is the retired President, CEO and Director of Colfax Corporation (NYSE:CFX). He was one of the co-founders of Colfax and served as its Chief Financial Officer from 1995 to 2000 and Chief Executive Officer from 2000 until 2010. After leaving Colfax, he served as a Senior Advisor to Oaktree Capital Management from 2011 until 2016 and has been a director of multiple privately owned businesses in the industrial, recreational products and healthcare industries. Prior to employment with Colfax, Mr. Young was Director of Corporate Development at AMF Industries and was an M&A Associate at Chase Manhattan Bank. Mr. Young is a graduate of the University of Virginia with a Bachelor of Science Degree in Finance from the McIntire School and an MBA from the Darden School, where he was a Shermet Scholar.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Controlled Company

Mr. Shannon, directly or indirectly, controls more than 50% of our combined voting power. As a result, Bowlero is a “controlled company” for the purposes of NYSE’s rules and corporate governance standards. As a “controlled company,” we are permitted not to comply with certain corporate governance requirements, including (1) those that would otherwise require our board of directors to have a majority of independent directors, (2) those that would require that we establish a compensation committee composed entirely of independent directors and with a written charter addressing the committee’s purpose and responsibilities and (3) those that would require we have a nominating and corporate governance committee comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise ensure that the nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. Although we do not currently avail ourselves of any of the exemptions available to controlled companies, we may choose to do so in the future at our discretion. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares of common stock continue to be listed on NYSE, we will be required to comply with these provisions within the applicable transition periods if we had chosen to utilize any of these exemptions.

Director Independence

Our independent directors, as such term is defined by the NYSE rules, are Robert J. Bass, Sandeep Mathrani, John A. Young, Michael J. Angelakis and Rachael A. Wagner.

Board Composition

Our board of directors consists of nine members. The authorized number of directors may be increased or decreased by our board of directors in accordance with our certificate of incorporation. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

The Stockholders Agreement grants each of Atairos and TS, which is controlled by Mr. Shannon, the right to designate nominees for election to our board of directors. The number of nominees that each of Atairos and TS will be entitled to nominate pursuant to the Stockholders Agreement is dependent on their respective beneficial ownership of the Class A Common Stock and Class B Common Stock. For so long as Atairos and its affiliates own (i) 15% or more of the combined Class A Common Stock and the Class B Common Stock, Atairos will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, Atairos will be entitled to designate one director to our board of directors. For so long as TS and its affiliates own (i) 15% or more of the combined Class A Common Stock and the Class B Common Stock, TS will be entitled to designate three directors to our board of directors and (ii) less than 15% but at least 5%, TS will be entitled to designate one director to our board of directors.

Atairos designees to our board of directors are Michael J. Angelakis, Rachael A. Wagner and Robert J. Bass. TS designees to our board of directors are Thomas F. Shannon, Brett I. Parker and Sandeep Mathrani.

Board Committees

The board committees include an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Robert J. Bass (chair), John A. Young and Sandeep Mathrani. Our board of directors has determined that Robert J. Bass qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Robert J. Bass, John A. Young and Sandeep Mathrani are independent as defined in Rule 10A-3 of the Exchange Act and under NYSE listing standards. The principal duties and responsibilities of our audit committee are as follows:

•        to prepare the annual audit committee report to be included in our annual proxy statement;

•        to oversee and monitor our financial reporting process;

•        to oversee and monitor the integrity of our financial statements and internal control system;

•        to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;

•        to oversee and monitor the performance, appointment and retention of our internal audit function;

•        to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•        to oversee and monitor our compliance with legal and regulatory matters; and

•        to provide regular reports to the board.

The audit committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Our compensation committee consists of John A. Young (chair), Rachael A. Wagner and Sandeep Mathrani (the “Compensation Committee”). The principal duties and responsibilities of the Compensation Committee are as follows:

•        to review and make recommendations to the full board of directors regarding our compensation policies and programs;

•        to review and approve the compensation of our chief executive officer and other officers, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

•        to review and approve our incentive compensation plans, pension plans and equity-based compensation plans;

•        to administer incentive compensation, pension plans and equity-based compensation plans;

•        to review and approve financial and other performance targets that must be met;

•        to review and make recommendations to the full board of directors regarding compensation of non-executive directors; and

•        to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Michael J. Angelakis (chair), John A. Young and Robert J. Bass. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:

•        to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•        to review and recommend to the board of directors a succession plan for the chief executive officer and other executive officers;

•        to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the committees of the board;

•        to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•        to develop, review and assess annually the adequacy of the Company’s corporate governance principles and guidelines and recommend to our board of directors any changes deemed appropriate; and

•        to oversee the evaluation of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct, as well as qualify as a “code of ethics” as defined by the rules and regulations of the SEC and NYSE. The code of business conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website at https://www.bowlero.com. The code of business conduct and ethics is available on our website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. We are parties to certain transactions with Atairos and TS described in “Certain Relationships and Related Person Transactions.” None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Limitation on Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis and with a view to the interests of the Company has been rebutted; and

•        it is proven that the directors’ act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of the named executive officers of Bowlero for the fiscal year ended June 27, 2021.

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas F. Shannon Chairman & Chief Executive Officer, Director	2021	1,232,862	2,400,000	49,822	3,682,684
Brett I. Parker Vice Chairman, President, Chief Financial Officer, Secretary, Treasurer and Director	2021	968,634	1,900,000	29,052	2,897,686
Nicole Weinberger Chief Customer Officer & CEO, Professional Bowlers Association	2021	319,538	100,838	3,806	424,182

____________

(1)      The amounts reported for each of Mr. Shannon and Mr. Parker reflect the base salary that he received under his employment agreement with Old Bowlero. Effective as of the closing of the Business Combination, each employment agreement was superseded by a new employment agreement with Bowlero, which provides for an increase in base salary (see below under “— Employment Agreements with Named Executive Officers”).

(2)      The amounts reported for each of Mr. Shannon and Mr. Parker reflect the annual bonus that he earned under his employment agreement with Old Bowlero, which was determined based on achievement of specified performance goals relating to EBITDA. Each executive’s new employment agreement with Bowlero provides for an annual bonus opportunity, beginning with fiscal 2022, on the terms described below under “— Employment Agreements with Named Executive Officers.”

(3)      The amounts reported consist of payments for each executive for short- and long-term disability benefits and life insurance premiums, and Mr. Shannon’s and Mr. Parker’s monthly car allowances of $3,000 and $1,500, respectively. The car allowances were payable under the terms of Mr. Shannon’s and Mr. Parker’s employment agreement with Old Bowlero. Their new employment agreements with Bowlero do not provide for car allowances.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about the options to purchase shares of Old Bowlero Common Stock granted to the named executive officers under the Bowlmor AMF Corp. 2017 Stock Incentive Plan (the “2017 Plan”) that were outstanding as of June 27, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)	Option Exercise Price ($)	Option Expiration Date
Thomas F. Shannon	169,723	24,246	64,656	77.62	09/27/2029
	—	—	143,457	102.51	01/07/2032
	—	—	492,619	196.72	01/07/2032
	—	—	541,881	335.13	01/07/2032
Brett I. Parker	56,574	8,082	21,552	77.62	09/27/2029
	—	—	47,819	102.51	01/07/2032
	—	—	164,206	196.72	01/07/2032
	—	—	180,627	335.13	01/07/2032
Nicole Weinberger	1,810	259	690	77.62	09/27/2029

____________

(1)      Pursuant to the terms of the option agreements, the options in these columns were granted on September 29, 2017 and were scheduled to vest in quarterly installments over the four years following the grant date, subject to the named executive officer’s continued service through each vesting date. Pursuant to the Business Combination Agreement, these options became fully vested on the consummation of the Business Combination.

(2)      Pursuant to the terms of the option agreements, the options in this column were scheduled to become exercisable on achievement of the applicable performance goals relating to returns by Atairos and its affiliates in connection with specified sales of Bowlero or public offerings of shares of the common stock of Bowlero. Pursuant to the Business Combination Agreement, these options became exercisable on the consummation of the Business Combination (other than the options with an exercise price of $335.13 held by Mr. Shannon and Mr. Parker, which were cancelled without payment).

(3)      The numbers of option shares and the exercise prices set forth in the table are on a pre-conversion basis. Pursuant to the Business Combination Agreement, the named executive officers and other holders of stock options granted under the 2017 Plan were provided with an election to have their options treated as follows in connection with the Business Combination: (a) cancelled in consideration of a payment in cash, (b) cancelled in consideration of a payment in shares of Class A Common Stock or (c) converted into an option, issued under the 2017 Plan, to purchase shares of Class A Common Stock (and, regardless of the election made, were provided with the contingent right to receive a formulaically determined number of Earnout Shares).

Employment Agreements with Named Executive Officers

Effective as of the closing of the Business Combination, Bowlero entered into an employment agreement, dated as of December 15, 2021, with each of Thomas Shannon, as Chief Executive Officer, and Mr. Brett I. Parker, as President, Chief Financial Officer, Secretary and Treasurer. Each agreement superseded the executive’s prior employment agreement.

Under the terms of the new employment agreements, each executive will serve as a member of our board of directors, and Mr. Shannon will also serve as its Chairman. The initial term of each executive’s employment is scheduled to expire on the third anniversary of the effective date (which is December 15, 2024), subject to automatic renewal for successive one-year periods unless either party provides at least 90 days’ notice of non-renewal.

The agreements provide for an initial annual base salary of $1,274,000 for Mr. Shannon and $991,000 for Mr. Parker (subject to annual review by our compensation committee for possible increase) and for target and maximum annual bonuses equal to 100% and 200% of base salary. The actual amount of any bonus that each executive earns will be determined by our compensation committee in accordance with the terms of the Company’s annual incentive plan, with overall corporate performance goals the same as for other senior executives.

Under the terms of the employment agreements, each executive is entitled to participate in all employee benefit plans made available to executive officers generally, reimbursement of reasonable business expenses, reimbursement or payment (up to $350,000 for Mr. Shannon and $125,000 for Mr. Parker) for reasonable expenses incurred by the executive relating to negotiating and preparing the employment agreement, the Business Combination Agreement and any related arrangement, and four weeks of vacation per year (or such greater vacation benefits as may be provided to other senior executives).

Each agreement provides for severance benefits on termination of employment by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the agreement), consisting of the following:

•        an amount equal to the sum of the executive’s base salary plus target bonus, payable in equal monthly installments over 12 months;

•        the annual bonus for the fiscal year of termination, determined based on actual performance, as prorated based on the number of days employed in the year; and

•        payment or reimbursement of premiums for continued health plan coverage for up to 18 months.

However, if the termination occurs during the “change in control period” (as defined in the agreement), the severance benefits consist of the following:

•        an amount equal to two times the sum of the executive’s base salary plus target bonus, payable in a lump sum;

•        the annual bonus for the fiscal year of termination, determined based on actual performance (but not less than the target bonus), as prorated based on the number of days employed in the year;

•        fully accelerated vesting of all equity awards; and

•        payment or reimbursement of premiums for continued health plan coverage for up to 18 months.

These severance benefits are subject to the executive’s execution and non-revocation of a mutual release of claims in the form attached to the agreement, and his not materially breaching the restrictive covenants in the agreement (including confidentiality, non-competition, invention assignment and non-solicitation of customers, employees and consultants).

Director Compensation

Prior to the closing of the Business Combination, independent directors of the Company were paid $72,000 annually in advance in quarterly installments. Mr. John Young was the Company’s only independent director.

On December 15, 2021, the Board approved the Company’s Non-Employee Director Compensation Policy, which provides each non-employee director with compensation for service on the Board in the form of annual cash retainers and equity awards. The annual cash retainers are as follows:

Retainer	Amount
Basic retainer for each Non-Employee Director	$85,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Nomination and Corporate Governance Committee Chair	$15,000
Lead Independent Director (if applicable)	$40,000

The retainers are payable quarterly in arrears, unless the director elects to defer receipt of the retainers to the earlier of separation from service or a change in control of the Company. Directors may also elect to receive their retainers in shares of Class A Common Stock, with the shares delivered either currently or on a deferred basis.

Equity awards are granted to directors pursuant to the Incentive Plan in the form of restricted stock units (“RSUs”) that are settled in shares of Class A Common Stock. Each director receives an initial grant of RSUs on commencement of service on the Board with a grant date total value of $210,000, and an annual grant of RSUs at each regular annual meeting of stockholders of the Company with a grant date total value of $105,000. The number of shares underlying each grant will equal the grant date total value divided by the Fair Market Value (as defined in the Incentive Plan) per share of Class A Common Stock on the grant date, provided that the number of shares underlying the initial grant to each current director will equal 21,000 shares. The RSUs vest on the first anniversary of the grant date or, if earlier, the next annual meeting of stockholders following the grant date. Vesting of the awards accelerates on a change in control of the Company or on the director’s death or disability. The shares are delivered to the director on vesting, unless the director elects to defer receipt of the shares to the earlier of separation from service or a change in control of the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Bowlero common stock as of January 10, 2022, by:

•        each person who is the beneficial owner of more than 5% of Class A Common Stock;

•        each person who is executive officer or director of Bowlero; and

•        all executive officers and directors of Bowlero.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

As of January 10, 2022, there were 107,066,302 issued and outstanding shares of Class A Common Stock and 58,311,203 issued and outstanding shares of Class B Common Stock.

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person or entity listed below has sole voting and investment power with respect to such shares of the Bowlero Common Stock. Unless otherwise noted, the address of each beneficial owner is c/o Bowlero Corp., 7313 Bell Creek Road, Mechanicsville, Virginia 23111.

Name of Beneficial Owners	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Percentage of Voting Power of Bowlero Issued and Outstanding Common Stock(1)
	Number	%	Number	%	%
5% Stockholders:
A-B Parent LLC (Atairos)(2)	71,522,457	55.1%	—	—	10.4%
Cobalt Recreation LLC(3)	—	—	52,471,210	90.0%	76.0%
Named Executive Officers and Directors:
Thomas F. Shannon(4)	—	—	74,595,056	100.0%	87.4%
Brett I. Parker(5)	6,257,971	5.6%	—	—
John A. Young	—	—	—	—	—
George Barrios(7)	2,947,748	2.8%	—	—	0.4%
Michelle Wilson(7)(8)	2,947,848	2.8%	—	—	0.4%
Michael J. Angelakis(2)	71,522,457	55.1%	—	—	10.4%
Rachael A. Wagner	—	—	—	—	—
Robert J. Bass	—	—	—	—	—
Sandeep Mathrani	—	—	—	—	—
All current directors and executive officers as a group (10 persons)	81,719,309	68.5%	74,595,056	100.0%	98.4%

____________

(1)      Percentage of combined voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock is entitled to 10 votes per share of Class B Common Stock.

(2)      Reflects 71,522,457 shares of Class A Common Stock held by A-B Parent LLC, a Delaware limited liability company, including 63,425,788 shares of Class A Common Stock and 8,096,669 shares of Class A Common Stock issuable upon conversion of the 105,000 shares of Preferred Stock held by Atairos, which is based on initial conversion rate of 76.9231 shares of Class A Common Stock per share of Series A Preferred Stock, subject to adjustment as provided in the Certificate of Designations. Atairos Group, Inc., a Cayman Islands exempted company (“Atairos Inc.”) is the sole member of Atairos. Atairos Partners, L.P., a Cayman Islands exempted limited partnership (“AP”) is the sole voting shareholder of Atairos Inc. Atairos Partners GP, Inc., a Cayman Islands exempted company (“APGP”), is the general partner of AP. Michael J. Angelakis is the Chairman and Chief Executive Officer of Atairos Inc. The board of directors of Atairos Inc. and APGP consists of Michael J. Angelakis, Melissa Bethell, David L. Caplan, Alexander D. Evans, and Clare McGrory,

each of whom is also an executive officer of Atairos Inc. and APGP. Michael J. Angelakis directly or indirectly controls a majority of the voting power of APGP. The business address of each of Atairos, Atairos Inc., AP, APGP and Michael J. Angelakis is: c/o Atairos Management, L.P., 40 Morris Road, Bryn Mawr, PA 19010.

(3)      Reflects 52,471,210 shares of Class B Common Stock held by Cobalt Recreation LLC, a Delaware limited liability company (“TS”). The managing member of TS is The Cobalt Group, LLC. The managing member of The Cobalt Group LLC is Thomas F. Shannon.

(4)      Reflects 52,471,210 shares of Class B Common Stock held by TS, 5,839,993 shares of Class B Common Stock held by Thomas F. Shannon, and stock options currently exercisable for 16,283,853 shares of Class B Common Stock held by Mr. Shannon.

(5)      Reflects 1,185,953 shares of Class A Common Stock, 992,898 shares of restricted Class A Common Stock, which are subject to vesting, and stock options currently exercisable for 4,079,120 shares of Class A Common Stock. If the conditions are not met and the shares of restricted Class A Common Stock have not vested as of December 15, 2026, the right to these shares will be forfeited.

(6)      Reflects shares of restricted Class A Common Stock, which is subject to vesting. If the conditions are not met and the shares of restricted Class A Common Stock have not vested as of December 15, 2026, the right to these shares will be forfeited.

(7)      The Sponsor is the record holder of 2,897,748 of shares of Class A Common Stock (of which 1,444,391 shares are subject to vesting). The Sponsor is governed by two managers, George Barrios and Michelle Wilson. Accordingly, George Barrios and Michelle Wilson have voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such shares directly held by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Each of George Barrios and Michelle Wilson directly owns 50,000 shares of Class A Common Stock acquired in the PIPE Offerings.

(8)      Includes 100 shares of Class A Common Stock directly held by Michelle Wilson purchased on March 3, 2021.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to an aggregate of 224,253,190 shares of our Class A Common Stock, (including shares that may be issued upon exercise of warrants to purchase Class A Common Stock, shares that may be issued upon conversion of shares of Class B Common Stock, shares that may be issued upon conversion of Preferred Stock, shares that may be issued upon exercise of stock options and shares that may be issued upon settlement of restricted stock units) and an aggregate of 7,296,793 warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Class A Common Stock and warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, transferees, or other successors in interest who later come to hold any of the shares of our Class A Common Stock and warrants covered by this prospectus.

The following table is prepared based on information provided to us by the Selling Securityholders and sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and warrants held by the Selling Securityholders immediately prior to the sale of any shares under this prospectus, the number of shares of our Class A Common Stock and warrants that may be sold by each Selling Securityholder under this prospectus and the number of shares of our Class A Common Stock and warrants that each Selling Securityholder will beneficially own after this offering. The ownership percentages are based on a total of 107,066,302 shares of our Class A Common Stock outstanding as of January 10, 2022. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of Class A Common Stock and warrants covered by this prospectus will be beneficially owned by the Selling Securityholders, (ii) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering and (iii) the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Securityholder’s warrants, stock options, restricted stock units, shares of Preferred Stock and Class B Common Stock if any, and did not assume the exercise of any other Selling Securityholders’ securities.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of our Class A Common Stock or warrants covered by this prospectus. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock or warrants covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See the section entitled “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. In addition, the beneficial ownership information below includes shares that are subject to vesting and forfeiture and shares that may be issued pursuant to restricted stock units that are subject to vesting and forfeiture. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person or entity listed below has sole voting and investment power with respect to such shares of the Bowlero Common Stock. Unless otherwise noted, the address of each beneficial owner is c/o Bowlero Corp., 7313 Bell Creek Road, Mechanicsville, Virginia 23111.

The Selling Securityholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the shares of our Class A Common Stock covered by this prospectus:

	Shares Beneficially Owned Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Number	%	Number	%	Number	%
A-B Parent LLC (Atairos)(1)(54)	82,325,432	65.4%	82,325,432	65.4%	—	—
Allspring Special Small Cap Value Fund, a series of Allspring Funds Trust(2)	900,000	*	900,000	*	—	—
Apollo A-N Credit Fund (Delaware), L.P.(3)(4)	3,125,234	2.9%	3,125,234	2.9%	—	—
Apollo Atlas Master Fund, LLC(3)(5)	1,321,688	1.2%	1,321,688	1.2%	—	—
Apollo Credit Strategies Master Fund Ltd.(3)(6)	7,332,412	6.7%	7,332,412	6.7%	—	—
Apollo PPF Credit Strategies, LLC(3)(7)	945,032	*	945,032	*	—	—
Apollo SPAC Fund I, L.P.(3)(8)	1,600,000	1.5%	1,600,000	1.5%	—	—
Antara Capital Total Return SPAC Master Fund LP(9)(54)	429,749	*	429,749	*	—	—
George Barrios(10)	50,000	*	50,000	*	—	—
Bemap Master Fund Ltd(11)	109,030	*	109,030	*	—	—
Bespoke Alpha Mac Mim LP(11)	15,156	*	15,156	*	—	—
Big River Group Fund SPC LLC(12)(13)(54)	39,537	*	39,537	*	—	—
Brigade Cavalry Fund Ltd(12)(14)(54)	135,392	*	135,392	*	—	—
Brigade Collective Investment Trust – Brigade Diversified Credit CIT(12)(15)(54)	42,974	*	42,974	*	—	—
Brigade Credit Fund II Ltd(12)(16)(54)	1,469,793	1.4%	1,469,793	1.4%	—	—
Brigade High Yield Fund Ltd(12)(17)(54)	239,813	*	239,813	*	—	—
Brigade Leveraged Capital Structures Fund Ltd.(12)(18)(54)	667,854	*	667,854	*	—	—
Brigade Tactical Opportunities Fund LP(12)(19)(54)	712,549	*	712,549	*	—	—
Brigade Sierra Bravo Fund LP(12)(20)(54)	196,257	*	196,257	*	—	—
Centrica Combined Common Investment Fund(12)(21)(54)	142,676	*	142,676	*	—	—
City of Phoenix Employees’ Retirement Plan(12)(22)(54)	22,348	*	22,348	*	—	—
Cobalt Recreation LLC(23)	52,471,210	32.9%	52,471,210	32.9%	—	—
CVI Investments, Inc.(24)(54)	447,797	*	414,874	*	32,923	*
Delta Master Trust(12)(25)(54)	69,618	*	69,618	*	—	—
DS Liquid Div Rva Mon LLC(11)	123,377	*	123,377	*	—	—
FCA Canada Inc. Elected Master Trust(12)(26)(54)	12,894	*	12,894	*	—	—
FedEx Corporation Employees’ Pension Trust(12)(27)(54)	183,073	*	183,073	*	—	—
Future Directions Credit Opportunities Fund(12)(28)(54)	103,999	*	103,999	*	—	—
Ghisallo Master Fund LP(29)	500,000	*	500,000	*	—	—
Isos Acquisition Sponsor LLC(30)	6,861,208	6.2%	6,861,208	6.2%	—	—
JPMorgan Chase Retirement Plan Brigade(12)(31)(54)	24,065	*	24,065	*	—	—
J.P. Morgan Securities LLC(32)	1,500,000	1.4%	1,500,000	1.4%	—	—
Liontree Partners LLC(33)	2,833,949	2.6%	460,406	*	2,373,543	2.2%

	Shares Beneficially Owned Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Number	%	Number	%	Number	%
Los Angeles County Employees Retirement Association(12)(34)(54)	188,229	*	188,229	*	—	—
Mediolanum Best Brands(12)(35)(54)	207,139	*	207,139	*	—	—
Monashee Managed Account SP(11)	21,806	*	21,806	*	—	—
Monashee Pure Alpha SPV I LP(11)	66,583	*	66,583	*	—	—
Monashee Solitario Fund LP(11)	95,591	*	95,591	*	—	—
Northrop Grumman Pension Master Trust(12)(36)(54)	28,364	*	28,364	*	—	—
Palindrome Master Fund LP(37)	1,955,800	1.8%	1,955,800	1.8%	—	—
Panther BCM LLC(12)(38)(54)	563,377	*	563,377	*	—	—
Brett I. Parker(39)	6,265,225	5.4%	6,265,225	5.4%	—	—
Quantum Partners LP(40)	4,544,200	4.2%	4,544,200	4.2%	—	—
SAS Trustee Corporation(12)(41)(54)	142,676	*	142,676	*	—	—
SC Credit Opportunities Mandate, LLC(12)(42)(54)	96,264	*	96,264	*	—	—
SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund(12)(43)(54)	68,759	*	68,759	*	—	—
SEI Institutional Investments Trust-High Yield Bond Fund(12)(44)(54)	166,742	*	166,742	*	—	—
SEI Institutional Managed Trust – Multi-Strategy Alternative Fund(12)(45)(54)	24,925	*	24,925	*	—	—
SEI Institutional Managed Trust-High Yield Bond Fund(12)(46)(54)	95,404	*	95,404	*	—	—
Senator Global Opportunities Master(47)(54)	4,798,729	4.4%	4,613,617	4.2%	185,112	*
SFL SPV I LLC(11)	18,457	*	18,457	*	—	—
Thomas Shannon(23)	91,251,230	42.3%	91,251,230	42.3%	—	—
TCorpIM High Yield Fund(12)(48)(54)	299,965	*	299,965	*	—	—
Tech Opportunities LLC(49)	200,000	*	200,000	*	—	—
The Coca-Cola Company Master Retirement Trust(12)(50)(54)	181,355	*	181,355	*	—	—
The Donerail Master Fund, L.P.(51)	1,250,000	1.2%	1,000,000	*	250,000	*
U.S. High Yield Bond Fund (C/O Brigade)(12)(52)(54)	30,942	*	30,942	*	—	—
Michelle Wilson(53)	50,100	*	50,100	*	—	—

____________

*        indicated less than 1%

(1)      Reflects 82,325,432 shares of Class A Common Stock held by A-B Parent LLC, a Delaware limited liability company, including 63,425,788 shares of Class A Common Stock, 9,803,309 shares of Class A Common Stock issuable upon exercise of 9,803,309 restricted stock units, 71,615 shares of Class A Common Stock issuable upon exercise of 71,615 restricted stock units that may be issued to Atairos upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and 9,024,720 shares of Class A Common Stock issuable upon conversion of the 105,000 shares of Preferred Stock held by Atairos. Atairos Group, Inc., a Cayman Islands exempted company (“Atairos Inc.”) is the sole member of Atairos. Atairos Partners, L.P., a Cayman Islands exempted limited partnership (“AP”) is the sole voting shareholder of Atairos Inc. Atairos Partners GP, Inc., a Cayman Islands exempted company (“APGP”), is the general partner of AP. Michael J. Angelakis is the Chairman and Chief Executive Officer of Atairos Inc. The board of directors of Atairos Inc. and APGP consists of Michael J. Angelakis, Melissa Bethell, David L. Caplan, Alexander D. Evans, and Clare McGrory, each of whom is also an executive officer of Atairos Inc. and APGP. Michael J. Angelakis directly or indirectly controls a majority of the voting power of APGP. The business address of each of Atairos, Atairos Inc., AP, APGP and Michael J. Angelakis is: c/o Atairos Management, L.P., 40 Morris Road, Bryn Mawr, PA 19010.

(2)      Allspring Special Small Cap Value Fund is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is sub-advised by Allspring Global Investments, LLC, including dispositive power over the shares. The Board of Trustees of Allspring Funds Trust has delegated the responsibility for voting proxies relating to the Allspring Funds’ portfolio securities to Allspring Funds Management, LLC, the investment manager of the Allspring Funds, and has adopted policies and procedures that are used to determine how to vote proxies relating to portfolio securities held by the Allspring Funds.

(3)      Apollo SPAC Fund I, L.P. (“SPAC Fund I”), Apollo Atlas Master Fund, LLC (“Atlas”), Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”) and Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”) each holds securities of the Company. Apollo Atlas Management, LLC (“Atlas Management”) serves as the investment manager of Atlas. Apollo PPF Credit Strategies Management, LLC (“PPF Management”) serves as the investment manager of PPF Credit Strategies. Apollo ST Fund Management LLC (“ST Management”) serves as the investment manager for Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. The general partner of ST Operating is Apollo ST Capital LLC (“ST Capital”). ST Management Holdings, LLC (“ST Management Holdings”) is the sole member of ST Capital. A-N Credit Management, LLC (“A-N Credit Management”) serves as the investment manager for A-N Credit. Apollo SPAC Management I, L.P. (“SPAC Management I”) serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is Apollo SPAC Management I GP, LLC (“SPAC Management I GP”). Apollo Capital Management, L.P. (“Capital Management”) serves as the sole member of Atlas Management, PPF Management, A-N Credit Management, SPAC Management I GP, and as the sole member and manager of ST Management Holdings. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. The principal office of each of Atlas, PPF Credit Strategies, A-N Credit, SPAC Management I, SPAC Management I GP and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The principal office of each of Atlas Management, PPF Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(4)      Reflects 2,362,879 shares of Class A Common Stock and 762,355 shares of Class A Common Stock issuable upon the exercise of warrants held by Apollo A-N Credit Fund (Delaware), L.P.

(5)      Reflects 1,003,869 shares of Class A Common Stock and 317,819 shares of Class A Common Stock issuable upon the exercise of warrants held by Apollo Atlas Master Fund, LLC.

(6)      Reflects 5,690,827 shares of Class A Common Stock and 1,641,585 shares of Class A Common Stock issuable upon the exercise of warrants held by Apollo Credit Strategies Master Fund Ltd.

(7)      Reflects 733,458 shares of Class A Common Stock and 211,574 shares of Class A Common Stock issuable upon the exercise of warrants held by Apollo PPF Credit Strategies, LLC.

(8)      Reflects 1,200,000 shares of Class A Common Stock and 400,000 shares of Class A Common Stock issuable upon the exercise of warrants held by Apollo SPAC Fund I, L.P.

(9)      Reflects 429,749 shares of Class A Common Stock issuable upon conversion of the 5,000 shares of Preferred Stock held by Antara Capital Total Return SPAC Master Fund LP. Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Total Return SPAC Fund GP LLC , a Delaware limited liability company, serves as the general partner of Antara Capital Total Return SPAC Onshore Fund LP (the “Onshore Fund”) and Antara Capital Total Return SPAC Master Fund LP (the “Master Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the ordinary shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001.

(10)    The business address of George Barrios is 55 Post Road W, Suite 200, Westport, CT 06880.

(11)    BEMAP Master Fund Ltd (“BEMAP”), Bespoke Alpha Mac Mim LP (“Bespoke”), DS Liquid Div RVA MON LLC (“DS”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SPV I LP (“Pure Alpha”), Monashee Managed Account SP (“MMASP”) and SFL SPV I LLC (“SFL”) are managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by DS, BEMAP, Solitario, Pure Alpha, MMASP, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusetts 02116.

(12)    The Brigade Funds (as defined herein) are comprised of the following entities: Big River Group Fund SPC LLC, Brigade Cavalry Fund Ltd, Brigade Collective Investment Trust — Brigade Diversified Credit CIT, Brigade Credit Fund II Ltd., Brigade High Yield Fund Ltd., Brigade Leveraged Capital Structures Fund Ltd., Brigade Tactical Opportunities Fund LP, Brigade-SierraBravo Fund LP, Centrica Combined Common Investment Fund, City of Phoenix Employees’ Retirement Plan, Delta Master Trust, FCA Canada Inc. Elected Master Trust, FedEx Corporation Employees’ Pension Trust, Future Directors Credit Opportunities Fund, JPMorgan Chase Retirement Plan Brigade, Los Angeles County Employees Retirement Association, Mediolanum Best Brands, Northrop Grumman Pension Master Trust, Panther BCM LLC, SAS Trustee Corporation, SC Credit Opportunities Mandate, LLC, SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund, SEI Institutional Investments Trust-High Yield Fixed Income Fund, SEI Institutional Managed Trust — Multi-strategy Alternative Fund, SEI Institutional Managed Trust-High Yield Bond Fund, TCorpIM High Yield Fund, The Coca-Cola Company Master Retirement Trust and U.S. High Yield Bond Fund (collectively, the “Brigade Funds”). Brigade Capital Management, LP is the investment manager to the Brigade Funds, and as such has voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III is the managing member of Brigade Capital Management GP, LLC, the general partner of Brigade Capital Management, LP, and as such may be deemed to have voting and dispositive power over the shares held by the Brigade Funds. Donald E. Morgan, III disclaims beneficial ownership of these shares. The address for the Brigade Funds, Brigade Capital Management, LP and Donald E. Morgan, III is 399 Park Avenue, 16th Floor, New York, NY 10022.

(13)    Reflects 39,537 shares of Class A Common Stock issuable upon conversion of the 460 shares of Preferred Stock held by Big River Group Fund SPC LLC.

(14)    Reflects 33,972 shares of Class A Common Stock and 101,420 shares of Class A Common Stock issuable upon conversion of the 1,180 shares of Preferred Stock held by Brigade Cavalry Fund Ltd.

(15)    Reflects 42,974 shares of Class A Common Stock issuable upon conversion of the 500 shares of Preferred Stock held by Brigade Collective Investment Trust — Brigade Diversified Credit CIT.

(16)    Reflects 368,777 shares of Class A Common Stock and 1,101,016 shares of Class A Common Stock issuable upon conversion of the 12,810 shares of Preferred Stock held by Brigade Credit Fund II Ltd.

(17)    Reflects 60,178 shares of Class A Common Stock and 179,635 shares of Class A Common Stock issuable upon conversion of the 2,090 shares of Preferred Stock held by Brigade High Yield Fund Ltd.

(18)    Reflects 167,626 shares of Class A Common Stock and 500,228 shares of Class A Common Stock issuable upon conversion of the 5,820 shares of Preferred Stock held by Brigade Leveraged Capital Structures Fund Ltd.

(19)    Reflects 178,801 shares of Class A Common Stock and 533,748 shares of Class A Common Stock issuable upon conversion of the 6,210 shares of Preferred Stock held by Brigade Tactical Opportunities Fund LP.

(20)    Reflects 49,282 shares of Class A Common Stock and 146,975 shares of Class A Common Stock issuable upon conversion of the 1,710 shares of Preferred Stock held by Brigade-SierraBravo Fund Ltd.

(21)    Reflects 142,676 shares of Class A Common Stock issuable upon conversion of the 1,660 shares of Preferred Stock held by Centrica Combined Common Investment Fund.

(22)    Reflects 22,348 shares of Class A Common Stock issuable upon conversion of the 260 shares of Preferred Stock held by City of Phoenix Employees’ Retirement Plan.

(23)    Cobalt Recreation LLC, a Delaware limited liability company (“TS”) holds 52,471,210 shares of Class B Common Stock. The managing member of TS is The Cobalt Group, LLC. The managing member of The Cobalt Group LLC is Thomas F. Shannon. Thomas F. Shannon holds 5,839,993 shares of Class B Common Stock, 16,283,853 stock options currently exercisable for 16,283,853 shares of Class B Common Stock, 6,781,250 stock options that may become exercisable for 6,781,250 shares of Class A Common Stock and 9,803,309 restricted stock units upon the settlement of which 9,803,309 shares of Class B Common Stock are issuable. The table also reflects 71,615 shares of Class B Common Stock issuable upon exercise of 71,615 restricted stock units that may be issued to Thomas F. Shannon upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(24)    Reflects 200,000 shares of Class A Common Stock and 214,874 shares of Class A Common Stock issuable upon conversion of the 2,500 shares of Preferred Stock held by CVI Investments, Inc (“CVI”) and 32,923 warrants held by CVI as of January 7, 2022. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(25)    Reflects 69,618 shares of Class A Common Stock issuable upon conversion of the 810 shares of Preferred Stock held by Delta Master Trust.

(26)    Reflects 12,894 shares of Class A Common Stock issuable upon conversion of the 150 shares of Preferred Stock held by FCA Canada Inc. Elected Master Trust.

(27)    Reflects 183,073 shares of Class A Common Stock issuable upon conversion of the 2,130 shares of Preferred Stock held by FedEx Corporation Employees’ Pension Trust.

(28)    Reflects 103,999 shares of Class A Common Stock issuable upon conversion of the 1,210 shares of Preferred Stock held by Future Directions Credit Opportunities Fund.

(29)    Ghisallo Capital Management, LLC is the Investment Manager for Ghisallo Master Fund LP. Michael Germino is the Managing Member of Ghisallo Capital Management, LLC. The registered address for Ghisallo Master Fund LP is 190 Elgin Avenue, George Town, Grand Cayman, CI KY1-9008.

(30)    Reflects 2,897,748 of shares of Class A Common Stock (of which 1,444,391 shares are subject to vesting) and 3,963,460 shares of Class A Common Stock issuable upon the exercise of warrants held by the Sponsor. The Sponsor is governed by two managers, George Barrios and Michelle Wilson. Accordingly, George Barrios and Michelle Wilson have voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such shares directly held by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Each of George Barrios and Michelle Wilson directly owns 50,000 shares of Class A Common Stock acquired in the PIPE Offerings.

(31)    Reflects 24,065 shares of Class A Common Stock issuable upon conversion of the 280 shares of Preferred Stock held by JPMorgan Chase Retirement Plan Brigade.

(32)    J.P. Morgan Securities LLC is a wholly owned subsidiary of JPMorgan Chase & Co. JPMorgan Chase & Co., in its capacity as parent holding company, disclaims beneficial ownership of these shares. J.P. Morgan Securities LLC is controlled as set forth below: Each of Amanda D Winkelman, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel, John Simmons, Kelli Keough, Philip Sieg and Jeremy R Geller is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the shares held by J.P. Morgan Securities LLC. Each of Amanda D Winkelman, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel, John Simmons, Kelli Keough, Philip Sieg and Jeremy R Geller disclaims beneficial ownership of the shares. The address for each of J.P. Morgan Securities LLC, Amanda D Winkelman, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel, John Simmons, Kelli Keough, Philip Sieg and Jeremy R Geller is 383 Madison Avenue, New York, New York 10017. J.P. Morgan Securities LLC acted as book-running manager of the IPO, as a placement agent for the PIPE Offerings and as financial advisor to Bowlero in the Business Combination. An affiliate of J.P. Morgan Securities LLC is the administrative agent and lender for Bowlero’s credit facility (and acted in this capacity in Bowlero’s prior credit facility).

(33)    Reflects 460,406 shares of Class A Common Stock being registered and 1,434,368 warrants and 939,175 shares of Class A Common Stock held by LionTree Partners LLC as of January 12, 2022. Aryeh B Bourkoff and Ehren Stenzler control LionTree GP LLC, the general partner of LionTree Holdings LP. LionTree Holdings LP is the parent company of LionTree LLC which in turn is the direct parent company of LionTree Partners LLC. The shares beneficially owned by LionTree Partners LLC may also be deemed to be beneficially owned by Mr. Bourkoff, Mr. Stenzler and the intermediate holding companies as noted. The business address of LionTree Partners LLC is 745 Fifth Avenue, New York, NY 10151.

(34)    Reflects 188,229 shares of Class A Common Stock issuable upon conversion of the 2,190 shares of Preferred Stock held by Los Angeles County Employees Retirement Association.

(35)    Reflect 207,139 shares of Class A Common Stock issuable upon conversion of the 2,410 shares of Preferred Stock held by Mediolanum Best Brands.

(36)    Reflects 28,364 shares of Class A Common Stock issuable upon conversion of the 330 shares of Preferred Stock held by Northrop Grumman Pension Master Trust.

(37)    The shares listed herein are held for the account of Palindrome Master Fund LP, a Delaware limited partnership (“Palindrome”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Palindrome. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Palindrome is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.

(38)    Reflects 141,364 shares of Class A Common Stock and 422,013 shares of Class A Common Stock issuable upon conversion of the 4,910 shares of Preferred Stock held by Panther BCM LLC.

(39)    Reflects 1,185,953 shares of Class A Common Stock, 992,898 shares of restricted Class A Common Stock, which are subject to vesting, 7,254 shares of restricted Class A Common Stock, which are subject to vesting, that may be issued to Brett Parker upon forfeiture of certain shares of Class A Common Stock in accordance with the Business Combination Agreement and stock options currently exercisable for 4,079,120 shares of Class A Common Stock. If the conditions are not met and the shares of restricted Class A Common Stock have not vested as of December 15, 2026, the right to these shares will be forfeited.

(40)    The shares listed herein are held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Quantum Partners is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.

(41)    Reflects 142,676 shares of Class A Common Stock issuable upon conversion of the 1,660 shares of Preferred Stock held by SAS Trustee Corporation.

(42)    Reflects 96,264 shares of Class A Common Stock issuable upon conversion of the 1,120 shares of Preferred Stock held by SC Credit Opportunities Mandate, LLC.

(43)    Reflects 68,759 shares of Class A Common Stock issuable upon conversion of the 800 shares of Preferred Stock held by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund.

(44)    Reflects 166,742 shares of Class A Common Stock issuable upon conversion of the 1,940 shares of Preferred Stock held by SEI Institutional Investments Trust-High Yield Bond Fund.

(45)    Reflects 24,925 shares of Class A Common Stock issuable upon conversion of the 290 shares of Preferred Stock held by SEI Institutional Managed Trust — Multi-Strategy Alternative Fund.

(46)    Reflects 95,404 shares of Class A Common Stock issuable upon conversion of the 1,110 shares of Preferred Stock held by SEI Institutional Managed Trust-High Yield Bond Fund.

(47)    Reflects 2,250,000 shares of Class A Common Stock and 2,363,617 shares of Class A Common Stock issuable upon conversion of the 27,500 shares of Preferred Stock held by Senator Global Opportunity Master Fund L.P. (“Senator Global”) and 185,112 shares of Class A Common Stock held by Senator Global as of January 12, 2022. Senator Investment Group LP (“Senator”) is investment manager of Senator Global and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global.

(48)    Reflects 299,965 shares of Class A Common Stock issuable upon conversion of the 3,490 shares of Preferred Stock held by TCorpIM High Yield Fund.

(49)    Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

(50)    Reflects 181,355 shares of Class A Common Stock issuable upon conversion of the 2,110 shares of Preferred Stock held by The Coca-Cola Company Master Retirement Trust.

(51)    Reflects 1,000,000 shares of Class A Common Stock and 250,000 warrants held by the Donerail Master Fund, LP (the “Donerail Fund”) as of January 7, 2022. The Donerail Fund is a Cayman Islands exempted limited partnership. The Donerail Group LP, a Delaware limited partnership (“Donerail”) acts as the investment manager for the Donerail Fund. Will Wyatt is the Managing Partner of Donerail and the Senior Managing Director of the general partner of the Donerail Fund. As a “relying adviser,” Donerail operates subject to the supervision and control of its “filing adviser” Harbert Fund Advisors, Inc. (“HFA”), an investment adviser registered with the United States Securities and Exchange Commission. Harbert Management Corporation is the parent of HFA and the managing member of the general partner of Donerail.

(52)    Reflects 30,942 shares of Class A Common Stock issuable upon conversion of the 360 shares of Preferred Stock held by U.S. High Yield Bond Fund.

(53)    The business address of Michelle Wilson is 55 Post Road W, Suite 200, Westport, CT 06880.

(54)    The share numbers in the table do not reflect additional shares of Class A Common Stock registered hereunder that may be issuable upon conversion of shares of our Preferred Stock as a result of paid-in-kind dividends received after December 31, 2023.

The Selling Securityholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the shares of our warrants covered by this prospectus:

	Warrants Beneficially Owned Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
	Number	%	Number	%	Number	%
Apollo A-N Credit Fund (Delaware), L.P.(1)	762,355	4.4	762,355	4.4	—	—
Apollo Atlas Master Fund, LLC(1)	317,819	1.8	317,819	1.8	—	—
Apollo Credit Strategies Master Fund Ltd.(1)	1,641,585	9.5	1,641,585	9.5	—	—
Apollo PPF Credit Strategies, LLC(1)	211,574	1.2	211,574	1.2	—	—
Apollo SPAC Fund I, L.P.(1)	400,000	2.3	400,000	2.3	—	—
Isos Acquisition Sponsor LLC(2)	3,963,460	8.3	3,963,460	8.3	—	—

____________

(1)      Apollo SPAC Fund I, L.P., Apollo Atlas Master Fund, LLC, Apollo PPF Credit Strategies, LLC, Apollo Credit Strategies Master Fund Ltd. and Apollo A-N Credit Fund (Delaware), L.P. each holds securities of the Company. Apollo Atlas Management serves as the investment manager of Atlas. PPF Management serves as the investment manager of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. A-N Credit Management serves as the investment manager for A-N Credit. SPAC Management I serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is SPAC Management I GP. Capital Management serves as the sole member of Atlas Management, PPF Management, A-N Credit Management, SPAC Management I GP, and SA Management, and as the sole member and manager of ST Management Holdings. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings. The principal office of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The principal office of each of Atlas Management, PPF Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(2)      The Sponsor is governed by two managers, George Barrios and Michelle Wilson. Accordingly, George Barrios and Michelle Wilson have voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such shares directly held by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares

The Sponsor and LionTree paid a nominal amount for their 6,370,925 founder shares. The founder shares automatically converted into shares of Class A Common Stock at the time of the consummation of the Business Combination and are subject to a lock-up period of twelve months following the closing of the Business Combination.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor and LionTree purchased an aggregate of 5,000,000 private placement warrants for an aggregate purchase price of $7,500,000. The private placement warrants are identical to the warrants comprising part of the units sold in the IPO, except that the Sponsor and LionTree have agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of the Business Combination. The private placement warrants are also not redeemable by us so long as they are held by the Sponsor, LionTree or their permitted transferees.

Underwriting Agreement

Pursuant to an underwriting agreement dated March 2, 2021 between Isos and J.P. Morgan Securities LLC, Isos paid LionTree a total of $2.0 million for its services as an underwriter in the IPO, and Isos paid LionTree an additional $3.6 million in deferred underwriting compensation upon closing of the Business Combination.

PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Isos entered into the Common PIPE Subscription Agreements with LionTree and each of Isos’s co-founders, George Barrios and Michelle Wilson, pursuant to which they agreed to purchase an aggregate of 500,000 shares of Class A Common Stock in the Common PIPE Offering at a price of $10.00 per share, for an aggregate purchase price of $5.0 million.

On December 15, 2021, LionTree, Bowlero and Isos entered into a subscription agreement (the “Liontree Subscription Agreement”), pursuant to which LionTree purchased an additional 60,406 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of approximately $0.6 million.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Isos entered into the Sponsor Support Agreement with Bowlero, the Sponsor and LionTree. Pursuant to the Sponsor Support Agreement, the Sponsor and LionTree each agreed: (i) to vote any shares of Isos in favor of the Merger, (ii) not to redeem any shares of Isos in connection with the stockholder redemption, (iii) to waive its anti-dilution rights with respect to its Isos Class B ordinary shares under Isos’s memorandum and articles of association, (iv) to comply with its obligations under the Insider Letter dated as of March 2, 2021, (v) to be subject to a lock-up period of twelve months following the closing of the Business Combination, and (vi) to forgive certain indebtedness owing by Isos to the Sponsor or LionTree at the closing of the Business Combination in excess of $1.5 million, in the aggregate.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor agreed to forfeit for cancellation 722,196 Isos Class B ordinary shares plus, depending on the percentage of redemptions by holders of Isos Public Shares, up to an additional 1,203,659 Isos Class B ordinary shares, and LionTree agreed to forfeit for cancellation 83,443 Isos Class B ordinary shares plus, depending on the percentage of redemptions by holders of Isos Public Shares, up to an additional 139,072 Isos Class B ordinary shares. In addition, upon closing of the Business Combination, 1,444,391 of the Sponsor’s Isos Class B ordinary shares and 1,189,037 of the Sponsor’s private placement warrants and 166,887 of LionTree’s Isos Class B ordinary shares and 430,311 of LionTree’s private placement warrants were agreed to become unvested. 50% of the unvested Isos Class B ordinary shares and 50% of the private placement warrants of each of the Sponsor and LionTree that unvested at closing of the Business Combination will revest only to the extent the closing price of Class A Common Stock exceeds $15.00 per share and $17.50 per share, respectively, and as further provided in the Sponsor Support Agreement prior to the fifth anniversary of the closing of the Business Combination (with any shares and/or warrants unvested as of such date being forfeited and cancelled).

On closing of the Business Combination, the Sponsor forfeited for cancellation 1,925,855 Isos Class B ordinary shares and LionTree forfeited for cancellation 222,515 Isos Class B ordinary shares. On closing of the Business Combination, 1,444,391 Isos Class B ordinary shares of the Sponsor and 166,887 Isos Class B ordinary shares of LionTree were unvested. The Sponsor received 1,444,391 shares of restricted Class A Common Stock and LionTree received 166,887 shares of restricted Class A Common Stock at closing of the Business Combination.

Engagement Letters

Pursuant to an engagement letter, dated May 11, 2021, as amended on June 30, 2021, Isos engaged LionTree to act as co-placement agent for the PIPE Offerings for a placement fee equal to approximately $1.8 million in aggregate, payable upon closing of the PIPE Offerings.

Pursuant to an engagement letter dated June 28, 2021, Isos engaged LionTree to act as exclusive financial advisor in connection with the proposed Business Combination for a transaction fee of $8.6 million, payable upon closing of the Business Combination.

Stockholders Agreement

In connection with the execution of the Business Combination Agreement, Isos entered into a Stockholders Agreement with Atairos and TS that provides for certain rights, including director appointment rights, for Atairos and TS. The Stockholders Agreement became effective upon closing of the Business Combination. See “Business Combination — Related Agreements — Stockholders Agreement,” which disclosure is incorporated herein by reference.

Registration Rights Agreement

Contemporaneously with the execution of the Business Combination Agreement, Isos entered into an amended and restated registration rights agreement with certain securityholders of Bowlero, including the Supporting Stockholders, and certain of its stockholders that became effective upon closing of the Business Combination. See “Business Combination — Related Agreements — Registration Rights Agreement,” which disclosure is incorporated herein by reference.

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the certificate of incorporation and the bylaws. These agreements, among other things, require Bowlero to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Bowlero’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Bowlero’s request. Bowlero believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the certificate of incorporation and the bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Bowlero and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Preferred Stock

Certain shares of Old Bowlero common stock held by Atairos converted into 105,000 shares of Preferred Stock having an aggregate initial liquidation preference of $105.0 million upon closing of the Business Combination.

Executive compensation and director compensation

See “Executive Compensation” for information on compensation arrangements with our executive officers and directors, which include, among other things, stock awards, agreements with executive officers and certain other benefits.

Policies and Procedures for Related Party Transactions

Upon the consummation of the Business Combination, we adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all material related person transactions by our audit committee. In accordance with the policy, our audit committee will have overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or compensation committee and any transaction where our general counsel has determined that the rates or charges involved are determined by competitive bids.

The policy requires that notice of a proposed related person transaction be provided to our general counsel prior to entry into such transaction. If our general counsel determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under the policy, our audit committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the audit committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our certificate of incorporation. We urge you to read our certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes the issuance of 2,400,000,000 shares of all classes of Bowlero’s capital stock, consisting of:

•        2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•        200,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•        200,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 10, 2022, there were 107,066,302 issued and outstanding shares of Class A Common Stock, 58,311,203 issued and outstanding shares of Class B Common Stock, 200,000 issued and outstanding shares of Preferred Stock and 17,225,692 issued and outstanding warrants.

Common Stock

We have two classes of authorized common stock: Class A Common Stock and Class B Common Stock. Generally, Class B Common Stock can only be issued to, transferred to, and held by Thomas F. Shannon and TS, or trusts or legal entities through which the right to vote the shares of Class B Common Stock held thereby is exercised exclusively by Thomas F. Shannon or TS (Thomas F. Shannon, TS and any trust or legal entity, an “Eligible Holder”). Each outstanding share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the earliest to occur of: (i) Mr. Shannon ceasing to beneficially own at least 10% of Bowlero common stock, (ii) death or disability of Mr. Shannon, (iii) Mr. Shannon being terminated for cause as the Chief Executive Officer and (iv) the 15th anniversary of the issuance of Class B Common Stock.

Voting Rights

Class A Common Stock

Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by stockholders.

Class B Common Stock

Holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by stockholders.

Stockholder Votes

Holders of Bowlero common stock generally vote together as a single class on all matters submitted to a vote of Bowlero’s stockholders (including the election and removal of directors), unless otherwise provided in Bowlero’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of Bowlero’s stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that Bowlero’s directors will be elected by a plurality of the votes cast. Holders of Class A Common Stock are not be entitled to cumulate their votes in the election of Bowlero’s directors.

Delaware law could require holders of a class of Bowlero’s capital stock to vote separately as a class on any proposed amendment of Bowlero’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Stockholder Action by Written Consent

The certificate of incorporation prohibits stockholders to act by written consent if Class B Common Stock represents less than 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders. In such circumstances, any action required or permitted to be taken by Bowlero’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.

Special Meetings of Stockholders

The certificate of incorporation provides that, except as otherwise required by applicable law, special meetings of Bowlero’s stockholders may be called only by our board of directors, the Chairperson of our board of directors, Bowlero’s Chief Executive Officer or President, or, at any time that Class B Common Stock represents at least 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero.

Economic Rights

Except as otherwise expressly provided in Bowlero’s certificate of incorporation or required by applicable law, shares of each class of Bowlero common stock has the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of Preferred Stock , the holders of shares of each class of Bowlero common stock are entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of Bowlero) paid by Bowlero, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of Bowlero common stock, then holders of Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of Class A Common Stock and holders of Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of Class B Common Stock.

Subdivisions, Combinations and Reclassifications

If Bowlero subdivides or combines any class of Bowlero common stock with any other class of Bowlero common stock, subject to the rights of holders of any outstanding series of Preferred Stock , then each class of Bowlero common stock must be subdivided or combined in the same proportion and manner.

Conversion

Optional Conversion

Holders of Class B Common Stock will have the right to convert shares of their Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock, on a one-to-one basis, at the option of the holder at any time.

Automatic Conversion

Generally, shares of Class B Common Stock will convert automatically into Class A Common Stock upon (i) Thomas F. Shannon ceasing to beneficially own, at least 10% of the number of shares of Bowlero common stock outstanding at such time; (ii) the death or disability of Thomas F. Shannon; (iii) the employment of Thomas F. Shannon as the Chief Executive of Bowlero being terminated for cause; and (iv) the 15th anniversary of the effective time of the Business Combination.

Conversion Policies and Procedures

Bowlero may establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class structure and the conversion of Class B Common Stock to Class A Common Stock.

Registration Rights

Certain stockholders are party to the Registration Rights Agreement with Bowlero that grants such stockholders the right to require, subject to certain conditions and limitations, that Bowlero register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by Bowlero. PIPE Investors also hold registration rights pursuant to the PIPE Subscription Agreements. The registration of shares of Class A Common Stock pursuant to the exercise of the registration rights would enable the applicable Bowlero stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Bowlero will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

Bowlero’s certificate of incorporation and the bylaws do not provide for any preemptive or subscription rights with respect to Bowlero common stock, and there are no redemption or sinking fund provisions applicable to Bowlero common stock. All the shares of Bowlero Common Stock outstanding immediately after the completion of the Business Combination have been validly issued, fully paid and non-assessable.

Preferred Stock

Bowlero’s certificate of incorporation authorizes our board of directors, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of preferred stock in one or more series from time to time by resolution, without further action by Bowlero’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of Bowlero common stock) and any qualifications, limitations or restrictions thereto. The issuance of additional shares of Preferred Stock could adversely affect the voting power of holders of our Class A Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change of control or other corporate action.

Bowlero issued Preferred PIPE Shares in the Preferred PIPE Offering and 105,000 shares of Preferred Stock to Atairos in exchange for certain shares of Old Bowlero Common Stock in connection with the closing of the Business Combination.

Dividends

Holders of the Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for such dividends, cumulative cash dividends at an annual rate of 5.5% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share, accumulating on a daily basis and payable semi-annually on June 30 and December 31, respectively, in each year. Such a dividend will accumulate, whether or not declared. Any dividends not paid in cash will be added to the liquidation value of the Preferred Stock.

Holders of the Preferred Stock are also entitled to such dividends paid to holders of Bowlero common stock to the same extent as if such holders of Preferred Stock had converted their shares of Preferred Stock into Bowlero common stock (without regard to any limitations on conversions) and had held such shares of Bowlero common stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Bowlero common stock.

Holders of the Preferred Stock are entitled to vote together as a single class with the holders of Bowlero common stock, with each such holder entitled to cast the number of votes equal to the number of votes such holder would have been entitled to cast if such holder were the holder of a number of shares of Bowlero common stock equal to the whole number of shares of Bowlero common stock that would be issuable upon conversion of such holder’s shares of Preferred Stock.

So long as any shares of Preferred Stock are outstanding, a vote or the consent of at least two holders not affiliated with each other, representing a majority of the Preferred Stock will be required for (i) effecting or validating any amendment, modification or alteration to the certificate of incorporation that would authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock that would rank senior or pari passu to the Preferred Stock with respect to dividend payments or upon the occurrence of a liquidation, (ii) effecting or validating any amendment, alteration or repeal or change to the rights, preferences, or privileges of the Preferred Stock , (iii) effecting or validating any amendment, alteration or repeal of any provision of the certificate of incorporation or the bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of Preferred Stock or the holders thereof in any material respect, or (iv) any action or inaction that would constitute a Fundamental Change (as defined in the Certificate of Designations), with certain exceptions.

Liquidation

Upon liquidation, Preferred Stock will rank senior to the Bowlero common stock, and will have the right to be paid, out of the assets of the Company legally available for distribution to its stockholders, an amount equal to the Liquidation Preference (as defined in the Certificate of Designations) per share of Preferred Stock.

Other Rights

Bowlero will have a right to effect a mandatory conversion of Preferred Stock after the second anniversary of the issuance date if the last reported price per share of the Bowlero common stock exceeds 130% of the conversion price on each of at least 20 trading days during a 30-day consecutive trading days period.

Election, Appointment and Removal of Directors

All directors of Bowlero will be elected by the holders of all classes of Bowlero common stock, voting together as a single class, by: prior to the time when the Bowlero Class B Common Stock issued and outstanding represents less than 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders (the “Voting Threshold Time”), the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Bowlero entitled to vote generally in an election of directors or (b) from and after the Voting Threshold Time, the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in an election of directors (the “Required Vote”).

The certificate of incorporation provides that subject to the Stockholders Agreement, and the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the board of directors or any individual director may be removed from office at any time, with or without cause, but only by the Required Vote.

The certificate of incorporation provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the board of directors, may be filled only by the affirmative vote of a majority of the directors comprising the board of directors then in office.

Committees of the Board Of Directors

The board of directors has established and will maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

The certificate of incorporation and bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of Bowlero. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in improvement of the terms of any such acquisition in favor of Bowlero’s stockholders. However, these provisions also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which Bowlero’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our Incentive Plan and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of Bowlero by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The certificate of incorporation provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Bowlero. Such provisions include those relating to (i) the multi-class structure of Bowlero’s common stock, (ii) the board of directors (including their election, appointment and removal), (iii) meetings of stockholders, (iv) indemnification of directors and liability of directors, (v) Bowlero’s waiver of the corporate opportunity doctrine, (vi) forum selection, (vii) election not to be governed by Section 203 of the DGCL and (viii) amendment provision.

The bylaws provide that Bowlero’s bylaws may be adopted, amended, altered or repealed by the board of directors or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Bowlero.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of Bowlero or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Bowlero and to reduce Bowlero’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Bowlero’s shares and, as a consequence, may inhibit fluctuations in the market price of Bowlero’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the certificate of incorporation provides for a multi-class stock structure, which will give Bowlero’s founder and Chief Executive Officer and certain of his affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero, significant influence over all matters requiring stockholder approval, including the election of Bowlero’s directors and significant corporate transactions, such as a merger or other sale of Bowlero or all or substantially all of its assets.

No Cumulative Voting for Directors

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The certificate of incorporation does not provide for cumulative voting. As a result, the holders of shares of Bowlero common stock representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero will be able to elect all of the directors then standing for election.

Vacancies on the board of directors

The certificate of incorporation authorizes only the board of directors to fill vacant directorships, including vacancies resulting from any increase in the total number of directors of the board of directors. These provisions could prevent a stockholder from increasing the total number of Bowlero’s directors and then gaining control of the board of directors.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The certificate of incorporation permits special meetings of Bowlero’s stockholders to be called only by the board of directors, the Chairperson of the board of directors, Bowlero’s Chief Executive officer or President, or, at any time that Bowlero’s Class B Common Stock represents at least 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Bowlero. These provisions might delay the ability of Bowlero’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of Bowlero’s directors from office.

Stockholder Action by Written Consent

The certificate of incorporation provides that Bowlero’s stockholders may act by written consent only if the Class B Common Stock represents more than 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders. As a result, if the Class B Common Stock represents less than 50% of the voting power of Bowlero’s outstanding capital stock entitled to vote in the election of directors at an annual meeting of stockholders, Bowlero’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide Bowlero with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude Bowlero’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the board of directors, or might discourage or impede an attempt by a potential acquirer of Bowlero to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of Bowlero.

Business Combinations

Bowlero has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

•        prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•        at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Bowlero’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because Bowlero has opted out of Section 203 of the DGCL in the certificate of incorporation, Section 203 of the DGCL will not apply to Bowlero. However, the certificate of incorporation includes a provision containing substantially similar restrictions as Section 203 of the DGCL, except that (i) TS and Atairos, (ii) each of their respective affiliates and successors and (iii) any “group,” and any member of any such group, to which any such persons described in clauses (i) or (ii) are a party under Rule 13d-5 of the Exchange Act will not be “interested stockholders.”

Warrants

Stockholders’ Warrants

There are currently outstanding an aggregate of 17,225,692 warrants which entitle the holder to acquire Class A Common Stock. Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that Bowlero has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Class A Common Stock is available (or Bowlero permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, Bowlero may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each warrant holder; and

•        if, and only if, the reported closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Bowlero sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Bowlero, Bowlero may exercise its redemption right even if Bowlero is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Bowlero has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Bowlero issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If Bowlero calls the warrants for redemption as described above, Bowlero’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Bowlero’s management will consider, among other factors, Bowlero’s cash position, the number of warrants that are outstanding and the dilutive effect on Bowlero’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its warrants. If Bowlero management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” of Class A Common Stock over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Bowlero management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “historical fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

Bowlero believes this feature is an attractive option to Bowlero if Bowlero does not need the cash from the exercise of the warrants after the Business Combination. If Bowlero calls the Bowlero warrants for redemption and Bowlero’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Bowlero in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) historical fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Bowlero, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination or (d) in connection with the redemption of Bowlero’s public shares upon Bowlero’s failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of Bowlero with or into another corporation (other than a consolidation or merger in which Bowlero is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Bowlero as an entirety or substantially as an entirety in connection with which Bowlero is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Bowlero. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on Class A Common Stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Bowlero, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants held by the Sponsor and LionTree

The 5,397,828 warrants held by the Sponsor and LionTree (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and are not redeemable by Bowlero for cash so long as they are held by the Sponsor, members of the Sponsor, LionTree or their permitted transferees.

The initial purchasers of these warrants, or their permitted transferees, have the option to exercise the warrants on a cashless basis. Except as described in this section, the warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of Class A Common Stock. If the warrants are held by holders other than the Sponsor, LionTree or their permitted transferees, the warrants will be redeemable by Bowlero and exercisable by the holders on the same basis as the warrants included in the units sold through the IPO.

Any amendment to the terms of the warrants or any provision of the warrant agreement with respect to the warrants will require a vote of holders of at least 50% of the number of the then-outstanding warrants.

If holders of the warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.

Exclusive Forum

The certificate of incorporation provides that, unless Bowlero otherwise consents in writing, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) will be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Bowlero, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Bowlero to Bowlero or any of Bowlero’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or (d) any action asserting a claim governed by the “internal affairs doctrine.”

The certificate of incorporation’s exclusive forum provisions do not apply to claims arising under the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of Bowlero’s directors for damages for any breach of fiduciary duty as a director.

The certificate of incorporation and the bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), Bowlero must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Bowlero or, while serving as a director or officer of Bowlero, is or was serving at the request of Bowlero as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Bowlero also is authorized to carry directors’ and officers’ liability insurance providing indemnification for Bowlero’s directors, officers, and certain employees for some liabilities. Bowlero believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the certificate of incorporation and the bylaws may discourage stockholders from bringing lawsuits against Bowlero’s directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against Bowlero’s directors and officers, even though such an action, if successful, might otherwise benefit Bowlero and its stockholders. In addition, your investment in Bowlero may be adversely affected to the extent that Bowlero pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Bowlero’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The certificate of incorporation provides for the renouncement by Bowlero of any interest or expectancy of Bowlero in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of Bowlero who is also a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Atairos and its related parties, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of Bowlero.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Bowlero’s stockholders will have appraisal rights in connection with a merger or consolidation of Bowlero. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Bowlero’s stockholders may bring an action in Bowlero’s name to procure a judgment in Bowlero’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Bowlero’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for Class A Common Stock and the warrant agent for warrants.

Listing of Class A Common Stock and Warrants

Class A Common Stock and warrants are listed on the NYSE under the symbols “BOWL” and “BOWL.WS,” respectively.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock (including shares underlying warrants) and warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, governments or agencies or instrumentalities thereof, tax-exempt organizations (including private foundations), our sponsors, founders, officers or directors, taxpayers that have elected mark-to-market accounting, accrual method taxpayers who are required under Section 451(b) of the Internal Revenue Code, as amended (the “Code”) to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements; S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, persons that actually or constructively own 5% or more of our Class A Common Stock, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar, or persons who acquire our securities as compensation), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code and that acquire our Class A Common Stock and warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that is:

•        an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person (within the meaning of the Code).

A “Non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or equityholder in such pass-through entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor or prospective investor of our Class A Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such investor or prospective investor is made. Holders or prospective holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of our securities, as well as the application of any, state, local and non-U.S. income, estate and other tax considerations.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock transferred in such disposition. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for preferential rates of tax. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.

Because of the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Class A Common Stock.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such

U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Class A Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. All U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock and rights to acquire our stock) we make to a Non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. Holder of warrants (as described above in “Non-U.S. Holders — Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sales proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder that provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities (including the expiration or redemption of our warrants) unless:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•        such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our securities, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (which will include any gain realized in connection with the expiration or redemption of our warrants and may be reduced by certain U.S. source capital losses) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other taxable disposition of our Class A Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, or the redemption of a warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a warrant by a U.S. Holder, as described above under “U.S. Holders — Exercise of a Warrant” and “U.S. Holders — Sale, Exchange, Redemption or Expiration of a Warrant,” as applicable, although to the extent a cashless exercise or redemption of a warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A Common Stock and warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

All Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial Non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Withholding at a rate of 30% under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.

All prospective investors are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Possible Legislative Tax Changes

The foregoing summary of U.S. federal income tax law reflects provisions of recent legislation. However, because Treasury regulations and other official interpretations have not been issued with respect to a number of such provisions, their meaning is uncertain. In addition, legislation has been or may be proposed in the U.S. Congress that might have a substantial and adverse effect on U.S Holders and Non-U.S. Holders. U.S. Holders and Non-U.S. Holders are urged to consult with their own professional advisers as to all current and possible future proposals with respect to U.S. federal, state, local, and non-U.S. tax legislation and the effect, if any, that such legislation may have on an investment in our securities. In addition, the U.S. federal income tax rate (and any other applicable tax rates) may increase during the ownership of the securities and negatively affect the after-tax returns of the U.S. Holders and Non-U.S. Holders.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 224,253,190 shares of our Class A Common Stock and 7,296,793 warrants.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•        in privately negotiated transactions;

•        in underwritten transactions;

•        in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•        in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•        through the distribution of the securities by any Selling Securityholder to its partners, members, stockholders or other equityholders, to the extent that such transaction constitutes a sale under this prospectus;

•        in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secured debts and other obligations;

•        to or through underwriters or agents;

•        “at the market” or through market makers or into an existing market for the securities; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements or are otherwise subject to a lock-up. See “Business Combination — Summary of Business Combination — Related Agreements — Lock-up Agreements and — Sponsor Support Agreement.”

LEGAL MATTERS

Certain legal matters relating to the validity of the Class A Common Stock and warrants offered by this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The financial statements of Isos Acquisition Corporation as of December 31, 2020, and for the period from December 29, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Bowlero Corp. and subsidiaries as of June 27, 2021 and June 28, 2020, and for each of the fiscal years then ended, have been included herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN CERTIFYING ACCOUNTANT

On December 21, 2021, the audit committee of our board of directors dismissed Marcum, Isos’s independent registered public accounting firm prior to the Business Combination, as the Company’s independent registered public accounting firm effective following the filing of the Company’s Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Isos. On December 21, 2021, the audit committee of our board of directors approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending July 3, 2022. KPMG served as independent registered public accounting firm of Old Bowlero prior to the Business Combination.

The report of Marcum on Isos’s, the Company’s legal predecessor, including the balance sheet as of December 31, 2020 and the statements of operations, changes in shareholders’ equity and cash flows for the period from December 29, 2020 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from December 29, 2020 (inception) to December 31, 2020 and subsequent interim period through December 21, 2021, there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Isos’s financial statements for such period.

During the period from December 29, 2020 (inception) to December 31, 2020 and subsequent interim period through December 21, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the fiscal years ended June 27, 2021 and June 28, 2020 and subsequent interim period prior to engaging KPMG, neither the Company nor anyone on the Company’s behalf consulted with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated December 21, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at investors.wework.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

ISOS ACQUISITION CORPORATION

Bowlero Corp.

Bowlero Corp. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets as of June 27, 2021 and June 28, 2020	F-38
Consolidated Statements of Operations for the years ended June 27, 2021 and June 28, 2020	F-39
Consolidated Statements of Comprehensive Loss for the years ended June 27, 2021 and June 28, 2020	F-40
Consolidated Statements of Cash Flows for the years ended June 27, 2021 and June 28, 2020	F-41
Consolidated Statements of Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (Deficit) for the years ended June 27, 2021 and June 28, 2020	F-42
Notes to Consolidated Financial Statements	F-43 – F-66

Bowlero Corp. Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 26, 2021 (unaudited) and June 27, 2021.	F-67
Unaudited Condensed Consolidated Statements of Operations for the quarters ended September 26, 2021 and September 27, 2020.	F-68
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the quarters ended September 26, 2021 and September 27, 2020	F-69
Unaudited Consolidated Statements of Cash Flows for the quarters ended September 26, 2021 and September 27, 2020	F-70

Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (Deficit) for the quarters ended September 26, 2021 and September 27, 2020

F-71
Notes to Unaudited Condensed Consolidated Financial Statements	F-72 – F-89

Report of independent registered public accounting firm

To the Shareholder and Board of Directors of Isos Acquisition Corporation
Opinion on the Financial Statements

We have audited the accompanying balance sheet of Isos Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, shareholders’ equity and cash flows for the period December 29, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 29, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor in 2021.

Houston, TX
January 20, 2021, except as to Note 8 as to which the date is March 4, 2021

Isos Acquisition Corporation
Balance sheet

December 31, 2020

ASSETS
Deferred offering costs	$47,500
Total Assets	$47,500

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accrued offering costs and expenses	$5,000
Promissory note related party	22,500
Total Current Liabilities	27,500

Commitments and Contingencies

Shareholder’s Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding(1)	647
Additional paid-in capital	24,353
Accumulated deficit	(5,000)
Total Shareholder’s Equity	20,000
Total Liabilities and Shareholder’s Equity	$47,500

____________

(1)      This number includes up to 843,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

Isos Acquisition Corporation
Statement of operations

For the period from December 29, 2020 (inception) through December 31, 2020

Formation costs	$5,000
Net loss	$(5,000)
Basic and diluted weighted average Class B ordinary shares outstanding(1)	5,625,000
Basic and diluted net loss per share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 843,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

Isos Acquisition Corporation
Statement of changes in shareholder’s equity

	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares(1)	Amount
Balance as of December 29, 2020 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	6,468,750	647	24,353	—	25,000
Net loss	—	—	—	(5,000)	(5,000)
Balance as of December 31, 2020	6,468,750	$647	$24,353	$(5,000)	$20,000

____________

(1)      This number includes up to 843,750 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

Isos Acquisition Corporation
Statement of cash flows
For the period from December 29, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash used from operating activities
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	5,000
Net cash used in operating activities	$—
Net Change in Cash	$—

Cash, December 29, 2020 (inception)	—
Cash – end of the period	$—

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$20,000
Deferred offering costs included in accrued expenses	$5,000
Deferred offering costs paid by Sponsor loan	$22,500

The accompanying notes are an integral part of these financial statements.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 1 — ORGANIZATION, BUSINESS OPERATION AND GOING CONCERN

Isos Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on December 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has not selected any Business Combination partner and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination partner.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Isos Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 22,500,000 units at $10.00 per unit (the “Units”) (or 25,875,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 5,000,000 warrants (or 5,450,001 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Proposed Public Offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity, and (iii) the redemption of the public shares if the Company has not consummated an initial business within 24 months from the closing of the Proposed Public Offering, subject to applicable law.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 1 — ORGANIZATION, BUSINESS OPERATION AND GOING CONCERN (cont.)

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the income taxes, if any, divided by the number of then issued and outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.00 per public share.

The Class A ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 24 months from the closing of the Proposed Public Offering to complete the initial Business Combination (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s founding team have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares (as described in Note 5) and any public shares purchased during or after the Proposed Public Offering in connection with (i) the completion of the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period). If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and each member of the founding team have agreed to vote their founder shares and any public shares purchased during or after the Proposed Public Offering in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lessor of (i) $10.00 per public share and (ii) the

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 1 — ORGANIZATION, BUSINESS OPERATION AND GOING CONCERN (cont.)

actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective partner business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not asked the Sponsor to reserve for such indemnification obligations, or has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations.

Going Concern Consideration

As of December 31, 2020, the Company had no cash and a working capital deficit of $27,500 (excluding deferred offering costs). The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal and accounting expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 843,750 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on December 29, 2020, the evaluation was performed for upcoming 2020 tax year which will be the only period subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 22,500,000 Units, (or 25,875,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Proposed Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4 — PRIVATE PLACEMENT

The Company’s Sponsor has agreed to purchase an aggregate of 3,666,667 warrants (or 4,002,383 warrants if the over-allotment option is exercised in full) and LionTree Partners has agreed to purchase an aggregate of 1,333,333 Private Placement Warrants (or 1,447,618 warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.50 per Private Placement Warrants, for an aggregate purchase price of $7,500,000 (or $8,175,000 if the underwriters’ over-allotment option is exercised in full).

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company (except as described below in Note 7 Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the Proposed Public Offering.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001. Up to 750,000 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2021, the Company effected a stock dividend of approximately 0.125 shares for each share of Class B common stock outstanding, resulting in the initial stockholders holding an aggregate of 6,468,750 founder shares (up to 843,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised).

The Sponsor and the Company’s founding team have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares (as described in Note 5) and any public shares purchased during or after the Proposed Public Offering in connection with (i) the completion of the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period). If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and each member of the founding team have agreed to vote their founder shares and any public shares purchased during or after the Proposed Public Offering in favor of the initial Business Combination.

Except as described herein, the Sponsor and the founding team have agreed not to transfer, assign or sell any of their founder shares until the earliest of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On December 30, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering. These loans are non-interest bearing, unsecured and are due at the earlier of June 30, 2021 or the closing of the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the $2,000,000 of offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2020, the Company had borrowed $22,500 under the promissory note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Subsequent to the closing of the Proposed Public Offering, the Company will pay an affiliate of the Sponsor $51,667 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6 — COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the founder shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants, any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), and securities issuable pursuant to the forward purchase agreement (as described below) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. Notwithstanding anything to the contrary, LionTree Partners may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination; provided, however, that LionTree Partners may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part.

Underwriters Agreement

The Company will grant the underwriters a 45-day option from the date of the prospectus to purchase up to an additional 3,375,000 Units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $4,500,000 (or $5,175,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Proposed Public Offering upon the completion of the Company’s initial Business Combination.

Forward Purchase Agreement

In connection with the consummation of this offering, we entered into a forward purchase agreement with affiliates of Apollo, which we refer to herein as the forward purchaser, that will provide for the purchase of units at $10.00 per unit in a private placement to occur concurrently with the closing of our initial business combination. The forward purchase agreement provides that the forward purchaser will purchase units in a minimum amount equal to 25% of the units sold in this offering, up to 7,500,000 units, for an aggregate purchase price of up to $75,000,000. The contingent forward purchase units and their component securities would be identical to the units being sold in this offering, except that the contingent forward purchase units and their component securities would be subject to transfer restrictions and certain registration rights, as described herein. The funds from the sale of contingent forward purchase units may be used as part of the consideration to the sellers in the initial business combination.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. At December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding. Of the 5,750,000 Class B ordinary shares, an aggregate of up to 750,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering. In March 2021, the Company effected a stock dividend of approximately 0.125 shares for each share of Class B common stock outstanding, resulting in the initial stockholders holding an aggregate of 6,468,750 founder shares (up to 843,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised).

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class, which each share entitling the holder to one vote.

The Class B ordinary shares will automatically convert into Class A ordinary shares immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination any Private Placement Warrants issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of working capital loans and any securities issued pursuant to the forward purchase agreement. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Warrants — No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and the $18.00 per share redemption trigger prices described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

The warrants will become exercisable on the later of one year from the closing of the Proposed Public Offering and 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use the commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the Company›s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so appoint, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use the best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days› prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of the redemption to the warrant holders (the “Reference Value”).

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days› prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table sets forth in the “Description of Securities — Warrants — Public Shareholders’ Warrants” section, based on the redemption date and the “fair market value” (as defined below) of the Class A ordinary shares;

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

Isos Acquisition Corporation
Notes to Financial Statements

NOTE 7 — SHAREHOLDERS’ EQUITY (cont.)

•        if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

NOTE 8 — SUBSEQUENT EVENTS

On February 25, 2021, the Company issued 576,786 Class B ordinary shares to Lion Tree Partners for nominal consideration (up to 176,786 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) and cancelled such same amount of Class B ordinary shares held by the Sponsor.

In March 2021, the Company effected a stock dividend of approximately 0.125 shares for each share of Class B common stock outstanding, resulting in the initial stockholders holding an aggregate of 6,468,750 founder shares (up to 843,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). The financial statements have been retroactively restated to reflect the stock dividend occurred in March 2021.

ISOS ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash	$1,215,849	$—
Prepaid expenses	205,477	—
Deferred offering costs	—	47,500
Total current assets	1,421,326	47,500

Marketable securities held in Trust Account	254,845,389	—
Prepaid expenses, non-current	79,110	—
Total Assets	$256,345,825	$47,500

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accrued offering costs and expenses	$220,963	$5,000
Due to related party	1,000	—
Promissory note – related party	—	22,500
Total current liabilities	221,963	27,500
Forward Purchase Agreement liability	4,225,138	—
Warrant liability	19,233,202	—
Deferred underwriting fees	8,919,295	—
Total liabilities	32,599,598	27,500

Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption, 25,483,700 shares and 0 shares at redemption value, at September 30, 2021 and December 31, 2020, respectively	254,844,389	—

Shareholders’ (Deficit) Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 0 shares and 0 shares issued and outstanding (excluding 25,483,700 shares and 0 shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,370,925 shares and 6,468,750 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	637	647
Additional paid-in capital	—	24,353
Accumulated deficit	(31,098,799)	(5,000)
Total shareholders’ (deficit) equity	(31,098,162)	20,000
Total Liabilities and Shareholders’ (Deficit) Equity	$256,345,825	$47,500

The accompanying notes are an integral part of these unaudited condensed financial statements.

ISOS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30, 2021	Nine months ended September 30, 2021
General and administrative expenses	$785,494	$1,260,847
Loss from Operations	(785,494)	(1,260,847)

Other income (expense):
Trust interest income	3,848	7,389
Warrant issuance costs	—	(638,847)
Unrealized loss on change in fair value of FPA	(2,208,594)	(3,667,048)
Unrealized loss on change in fair value of warrants	(5,266,872)	(811,507)
Total other expense	(7,471,618)	(5,110,013)

Net loss	$(8,257,112)	$(6,370,860)

Basic and diluted weighted average shares outstanding, ordinary share subject to redemption	25,483,700	19,454,853
Basic and diluted net loss per ordinary share	$(0.26)	$(0.26)
Basic and diluted weighted average shares outstanding, ordinary share	6,370,925	6,182,395
Basic and diluted net loss per ordinary share	$(0.25)	$(0.25)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ISOS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	6,468,750	$647	$24,353	$(5,000)	$20,000
Sale of 22,500,000 Units through initial public offering	22,500,000	2,250	—	—	224,997,750	—	225,000,000
Sale of 2,983,700 Units through over-allotment	2,983,700	298	—	—	29,836,702	—	29,837,000
Sale of 5,397,828 Private Placement Warrants to Sponsor in private placement	—	—	—	—	8,096,742	—	8,096,742
Underwriting fee	—	—	—	—	(5,096,742)	—	(5,096,742)
Deferred underwriting fee	—	—	—	—	(8,919,295)	—	(8,919,295)
Offering costs charged to the shareholders’ equity	—	—	—	—	(479,680)	—	(479,680)
Initial classification of warrant liability	—	—	—	—	(18,421,695)	—	(18,421,695)
Reclassification of offering costs related to warrants	—	—	—	—	638,847	—	638,847
Initial classification of FPA liability	—	—	—	—	(53,954)	—	(53,954)
Forfeiture of founder shares	—	—	(97,825)	(10)	10	—	—
Net loss	—	—	—	—	—	(916,888)	(916,888)
Change in Class A ordinary shares subject to possible redemption	(25,483,700)	(2,548)	—	—	(230,623,038)	(24,211,414)	(254,837,000)
Balance as of March 31, 2021 (restated)	—	$—	6,370,925	$637	$—	$(25,133,302)	$(25,132,665)
Net income	—	—	—	—	—	2,803,140	2,803,140
Change in Class A ordinary shares subject to possible redemption	—	—	—	—	—	(3,541)	(3,541)
Balance as of June 30, 2021 (restated)	—	$—	6,370,925	$637	$—	$(22,333,703)	$(22,333,066)
Net loss	—	—	—	—	—	(8,257,112)	(8,257,112)
Initial classification of FPA liability	—	—	—	—	(504,136)	—	(504,136)
Change in Class A ordinary shares subject to possible redemption	—	—	—	—	504,136	(507,984)	(3,848)
Balance as of September 30, 2021	—	$—	6,370,925	$637	$—	$(31,098,799)	$(31,098,162)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ISOS ACQUISITION CORPORATION
CONDENSED STATEMENT OF CASH FLOWS

For the nine months ended September 30, 2021
(unaudited)
Cash flows from Operating Activities:
Net loss	$(6,370,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Trust interest income	(7,389)
Unrealized loss on change in fair value of FPA	3,667,048
Unrealized gain on change in fair value of warrants	811,507
Warrant issuance costs	638,847
Changes in current assets and current liabilities:
Prepaid assets	(284,587)
Accrued offering cost and expenses	366,230
Due to related party	1,000
Net cash used in operating activities	(1,178,204)

Cash Flows from Investing Activities:
Investment held in Trust Account	(254,838,000)
Net cash used in investing activities	(254,838,000)

Cash flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	249,740,258
Proceeds from private placement	8,096,742
Repayment of promissory note to related party	(125,267)
Payments of offering costs	(479,680)
Net cash provided by financing activities	257,232,053

Net change in cash	1,215,849
Cash, beginning of the period	—
Cash, end of the period	$1,215,849

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to additional paid in capital	$8,919,295
Initial value of Class A ordinary shares subject to possible redemption	$254,837,000
Change in value of Class A ordinary shares subject to possible redemption	$7,389
Forfeiture of founder shares	$10
Deferred offering costs paid by Sponsor loan	$102,767
Initial classification of warrant liability	$18,421,695
Initial classification of FPA liability	$558,090

The accompanying notes are an integral part of these unaudited condensed financial statements.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Isos Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on December 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). On July 1, 2021, the Company entered into a business combination agreement (the “BCA”) with Bowlero Corp. (“Bowlero”) pursuant to which Bowlero will merge with and into the Company (as described below).

The Company’s sponsor is Isos Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The Company has selected December 31 as its fiscal year end.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from December 29, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and, since the closing of the IPO, the search for a prospective Business Combination and its negotiation of the Business Combination Agreement. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability and FPA as other income (expense).

On July 1, 2021, the Company (which shall transfer by way of continuation to and domesticate as a Delaware corporation) entered into the Business Combination Agreement with Bowlero, the world’s largest owner and operator of bowling centers as well as owner of the Professional Bowlers Association. Following the Business Combination, the Company will be renamed “Bowlero” and its common stock and warrants are expected to remain listed on the New York Stock Exchange under the new ticker symbol “BOWL” and “BOWL WS”, respectively. The Business Combination is structured as a merger of the Company and Bowlero, with Bowlero merging with and into the Company, with the Company surviving, following the Company domesticating as a Delaware corporation. Bowlero Stockholders will receive, as consideration for the Business Combination, a mix of cash, shares of the Company’s common stock and shares of the Company’s preferred stock.

Financing

The registration statement for the Company’s IPO was declared effective on March 2, 2021 (the “Effective Date”). On March 5, 2021, the Company consummated the IPO of 22,500,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $225,000,000, which is discussed in Note 4 and incurred $4,500,000 in cash underwriting fees and $7,875,000 in deferred underwriting fees.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and LionTree Partners LLC, generating gross proceeds of $7,500,000, which is discussed in Note 5.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments, if any. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 Units (the “Over-allotment Units”), generating an aggregate of gross proceeds of $29,837,000, and incurred $596,742 in cash underwriting fees and $1,044,295 in deferred underwriting fees.

Transaction costs amounted to $14,495,717 consisting of $5,096,742 of underwriting fees, $8,919,295 of deferred underwriting fees, and $479,680 of other offering costs.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Trust Account

Following the closing of the IPO on March 5, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $254,837,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants and $1,000 overfunded by the Sponsor was placed in a Trust Account, which can only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. $1,000 was overfunded by the Sponsor.

The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity, and (iii) the redemption of the public shares if the Company has not consummated an initial Business Combination within the Combination Period, subject to applicable law.

Initial Business Combination

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The Class A ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s founding team have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares (as described in Note 6) and any public shares purchased during or after the IPO in connection with (i) the completion of

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period). If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and each member of the founding team have agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lessor of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective partner business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not asked the Sponsor to reserve for such indemnification obligations, or has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations.

Liquidity and Capital Resources

As of September 30, 2021, the Company had approximately $1.2 million in its operating bank account and working capital of approximately $1.2 million.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000, to cover certain offering costs, for the purchase of founder shares (see Note 6), and a loan under an unsecured promissory note from the Sponsor of $125,267 (see Note 6). The promissory note from the Sponsor was paid in full on March 15, 2021. Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, paying for travel expenditures, and consummating the Business Combination with Bowlero.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or consummation of the Bowlero transaction, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share while also taking into consideration the requirement of the Company’s memorandum and articles of association that a redemption cannot result in net tangible assets being less than $5,000,001. Upon review of its financial statements for the period ended September 30, 2021, the Company reevaluated the classification of the Class A ordinary shares and determined that the Class A ordinary shares issued during the IPO and pursuant to the exercise of the underwriters’ over-allotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99. Therefore, management concluded that the carrying value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being classified as temporary equity in its entirety. As a result, management has recorded a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.

In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company.

Other than a change in amounts classified in temporary and permanent equity and adjustments to earnings per share, there has been no other changes in the Company’s total assets, liabilities or operating results as a result of this reclassification.

The impact of the restatement on the Company’s financial statements is reflected in the following table.
	As Previously Reported	Adjustments	As Restated
Balance Sheet at March 5, 2021 (audited)
Class A ordinary shares subject to possible redemption	$198,014,150	$26,985,850	$225,000,000
Class A ordinary shares	270	(270)	—
Additional paid-in capital	5,591,050	(5,591,050)	—
Accumulated deficit	$(591,962)	$(21,394,530)	$(21,986,492)

Balance Sheet at March 31, 2021
Class A ordinary shares subject to possible redemption	$224,704,330	$30,132,670	$254,837,000
Class A ordinary shares	301	(301)	—
Additional paid-in capital	5,920,955	(5,920,955)	—
Accumulated deficit	$(921,888)	$(24,211,414)	$(25,133,302)

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the three months March 31, 2021
Basic and diluted weighted average shares outstanding, ordinary shares subject to redemption	5,720,409	1,475,788	7,196,197
Basic and diluted net income (loss) per share	$0.00	$(0.07)	$(0.07)
Basic and diluted weighted average shares outstanding, ordinary shares	7,846,713	(2,047,664)	5,799,049
Basic and diluted net loss per share	$(0.12)	$0.05	$(0.07)

Statement of Cash Flows for the three months March 31, 2021
Initial value of Class A ordinary shares subject to possible redemption	$198,014,150	$56,822,850	$254,837,000
Change in value of Class A ordinary shares subject to possible redemption	$26,690,180	$(26,690,180)	$—

Balance Sheet at June 30, 2021
Class A ordinary shares subject to possible redemption	$227,507,470	$27,333,071	$254,840,541
Class A ordinary shares	273	(273)	—
Additional paid-in capital	3,117,843	(3,117,843)	—
Accumulated deficit	$1,881,252	$(24,214,955)	$(22,333,703)

Statement of Operations for the three months ended June 30, 2021
Basic and diluted weighted average shares outstanding, ordinary shares subject to redemption	22,470,433	3,013,267	25,483,700
Basic and diluted net income per share	$0.00	$0.09	$0.09
Basic and diluted weighted average shares outstanding, ordinary shares	9,384,192	(3,013,267)	6,370,925
Basic and diluted net income per share	$0.30	$(0.21)	$0.09

Statement of Operations for the six months ended June 30, 2021
Basic and diluted weighted average shares outstanding, ordinary shares subject to redemption	14,141,692	2,248,774	16,390,466
Basic and diluted net income per share	$0.00	$0.08	$0.08
Basic and diluted weighted average shares outstanding, ordinary shares	8,619,700	(2,533,133)	6,086,567
Basic and diluted net income per share	$0.22	$(0.14)	$0.08

Statement of Cash Flows for the six months ended June 30, 2021
Initial value of Class A ordinary shares subject to possible redemption	$224,704,330	$30,132,670	$254,837,000
Change in value of Class A ordinary shares subject to possible redemption	$2,803,140	$(2,799,599)	$3,541

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on March 12, 2021 and March 4, 2021, respectively.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates. Significant estimates include estimates of the fair value of the forward purchase agreement liability and the warrant liability (see Note 7).

Marketable securities held in Trust Account

At September 30, 2021, the assets held in the Trust Account were substantially held in mutual funds comprised of U.S. Treasury Bills, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in Trust interest income in the statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, due to related party are estimated to approximate the carrying values as of September 30, 2021 due to the short maturities of such instruments.

The Company’s Private Placement Warrants liability and forward purchase agreements (FPA) liability are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability and FPA liability is classified as level 3. See Note 7 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Ordinary Shares Subject to Possible Redemption

All of the 25,483,700 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation or if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital to the extent available and accumulated deficit.

Net Loss Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 13,892,395 ordinary shares issuable upon exercise of outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(6,605,690)	$(1,651,422)	$(4,834,534)	$(1,536,326)

Denominator:
Weighted-average shares outstanding	25,483,700	6,370,925	19,454,853	6,182,395
Basic and diluted net loss per share	$(0.26)	$(0.26)	$(0.25)	$(0.25)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to shareholders’ equity.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on December 29, 2020, the evaluation was performed for upcoming 2021 tax year which will be the only period subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company continues to evaluate the impact of the adoption of the ASU on the Company’s financial position, results of operations or cash flows.

Note 4 — Initial Public Offering

Pursuant to the IPO, the Company sold 22,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 units

Following the closing of the IPO on March 5, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $254,837,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, which can only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. $1,000 was overfunded by the Sponsor and the Company intends to return it back to the Sponsor immediately.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering (cont.)

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and the $18.00 per share redemption trigger prices described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The warrants will become exercisable on the later of one year from the closing of the IPO and 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use the commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at the Company’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so appoint, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use the best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering (cont.)

•        if, and only if, the last reported sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of the redemption to the warrant holders (the “Reference Value”).

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” (as defined below) of the Class A ordinary shares;

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted per share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares shall mean the volume-weighted average price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased 3,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, and LionTree Partners LLC purchased 1,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,500,000, in a private placement. The proceeds from the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account.

Pursuant to the underwriters’ partial exercise of the over-allotment option on March 10, 2021, the Sponsor purchased an additional 296,793 Private Placement Warrants and LionTree Partners LLC purchased an additional 101,035 Private Placement Warrants for total proceeds of $596,742 and incurred $1,641,037 of underwriting fees comprised of the payment of $596,742 upon closing and $1,044,295 of deferred underwriting fees.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company (except as described below in Note 7 Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 — Related Party Transactions

Founder Shares

In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001. Up to 750,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. In March 2021, the Company effected a stock dividend of approximately 0.125 shares for each Class B ordinary share outstanding, resulting in the initial stockholders holding an aggregate of 6,468,750 founder shares (up to 843,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On March 8, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 units. As a result, 97,825 founder shares was forfeited as of September 30, 2021.

The Sponsor and the Company’s founding team have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares purchased during or after the IPO in connection with (i) the completion of the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period). If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and each member of the founding team have agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.

Except as described herein, the Sponsor and the founding team have agreed not to transfer, assign or sell any of their founder shares until the earliest of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Due to Related Party

The Company’s Sponsor overfunded to the Trust Account of $1,000 as of September 30, 2021. The Company intends to return it back to the Sponsor immediately.

Promissory Note — Related Party

On December 30, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2021 or the closing of the IPO. Pursuant to the IPO, $3,000,000 of cash was supposed to be held outside of the Trust Account and available for working capital purposes.

The Company received $2,502,509 and another $497,491 was due from the Sponsor as of March 5, 2021. As of March 5, 2021, the Company had borrowed $125,267 under the promissory note. The promissory note from the Sponsor was paid in full on March 15, 2021.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 — Related Party Transactions (cont.)

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on the date the securities of the Company were first listed on The New York Stock Exchange, the Company has paid an affiliate of the Sponsor $51,667 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company paid $155,001 and $361,669 during the three and nine months ended September 30, 2021, respectively.

Note 7 — Fair Value Measurements

The following table presents information about the Company’s asset and liabilities that were measured at fair value on a recurring basis as of September 30, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Money Market Funds held in Trust Account	$254,845,389	$254,845,389	$—	$—
Liabilities:
FPA Liability	$4,225,138	$—	$—	$4,225,138
Warrant Liability – Private Placement Warrants	7,510,700	—	—	7,510,700
Warrant Liability – Public Warrants	11,722,502	11,722,502	—	—
	$23,458,340	$11,722,502	$—	$11,735,838

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Condensed Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the Condensed Statements of Operations.

Initial Measurement

The Company established the initial fair value of the Public Warrants and Private Placement Warrants on March 5, 2021, the date of the Company’s IPO and on March 10, 2021 for the additional purchase of Private Placement Warrants. The initial fair value of the Public Warrants and Private Placement Warrants were established using a Monte Carlo simulation model. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation as of March 5, 2021 and March 10, 2021 were as follows:
Input	Warrant Liability	FPA Liability
Expected term (years)	6.2	1.2
Expected volatility	24.2%	24.4%
Risk-free interest rate	1.1%	0.1%
Stock price	$9.56	$9.56

Subsequent Measurement

The fair value of the Public Warrants at September 30, 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As of September 30, 2021, the aggregate value of Public Warrants was $11,722,502.

The fair value of the Private Placement Warrants and FPA liability were established using a Monte Carlo simulation model.

The key inputs into the Monte Carlo simulation as of September 30, 2021 were as follows:
Input	Warrant Liability	FPA Liability
Expected term (years)	5.29	0.27
Expected volatility	29.3%
Risk-free interest rate	1.03%	0.04%
Stock price	$9.98	$9.88
Warrant value		$1.39

The following table sets forth a summary of the changes in the fair value of the Level 3 liability for the nine months ended September 30, 2021:
	Warrant Liability	FPA Liability
Fair value as of December 31, 2020	$—	$—
Initial fair value of warrant liability and FPA liability	18,421,695	558,090
Transfer out of Level 3 to Level 1	(8,494,567)	—
Change in fair value	(2,416,428)	3,667,048
Fair value as of September 30, 2021	$7,510,700	$4,225,138

Note 8 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the founder shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants, any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), and securities issuable pursuant to the forward purchase agreement (as described below) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on March 2, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. Notwithstanding anything to the contrary, LionTree Partners LLC may only make a demand on one occasion and only during the five-year period beginning on March 2, 2021. In addition, the

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination; provided, however, that LionTree Partners LLC may participate in a “piggy-back” registration only during the seven-year period beginning on March 2, 2021.

Underwriting Agreement

The Company granted the underwriters a 45-day option from March 2, 2021 to purchase up to an additional 3,375,000 units to cover over-allotments.

On March 5, 2021, the Company paid a fixed underwriting discount of $4,500,000, which was calculated as two percent (2%) of the gross proceeds of the IPO. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $7,875,000, upon the completion of the Company’s initial Business Combination.

On March 8, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 units, which resulted in $1,641,037 of underwriting fees comprised of the payment of $596,742 upon closing and $1,044,295 of deferred underwriting fees.

Forward Purchase Agreement

In connection with the consummation of the IPO, the Company entered into a forward purchase agreement (the “Original FPA”) with affiliates of Apollo (the “forward purchasers”) that provided for the purchase of units at $10.00 per unit in a private placement to occur concurrently with the closing of the initial Business Combination. The Original FPA provided that the forward purchasers would purchase units in a minimum amount equal to 25% of the units sold in the IPO, up to 7,500,000 units, for an aggregate purchase price of up to $75,000,000. The contingent forward purchase units and their component securities would be identical to the Units being sold in the IPO, except that the contingent forward purchase units and their component securities would be subject to transfer restrictions and certain registration rights, as described herein. The funds from the sale of contingent forward purchase units may be used as part of the consideration to the sellers in the initial Business Combination. On July 1, 2021, the Company and the forward purchasers amended and restated the Original FPA (as amended and restated, the “FPA”) pursuant to which the forward purchasers agreed to increase the number of units that would be issued and sold under the FPA to 10,000,000 units, for an aggregate gross purchase price of $100,000,000.

The FPA is accounted as either assets or liabilities in accordance with ASC 815-40 and are presented as FPA liability on the Balance Sheet. The FPA is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of FPA in the Statement of Operations.

Business Combination Agreement

On July 1, 2021, the Company (which shall transfer by way of continuation to and domesticate as a Delaware corporation) entered into a business combination agreement (the “Business Combination Agreement”) with Bowlero Corp. (“Bowlero”). Following the Business Combination, the Company will be renamed “Bowlero” and its common stock and warrants are expected to remain listed on the New York Stock Exchange under the new ticker symbol “BOWL” and “BOWL WS”, respectively. The Business Combination is structured as a merger of the Company and Bowlero, with Bowlero merging with and into the Company, with the Company surviving, following the Company domesticating as a Delaware corporation. Bowlero’s stockholders will receive, as consideration for the Business Combination, a mix of cash, shares of the Company’s common stock and shares of the Company’s preferred stock.

Note 9 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

ISOS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity (cont.)

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 0 and 0 Class A ordinary shares issued and outstanding, excluding 25,483,700 and 0 Class A ordinary shares subject to possible redemption classified as temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each Class B ordinary share. In December 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001. Up to 750,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2021, the Company effected a stock dividend of approximately 0.125 shares for each Class B ordinary share outstanding, resulting in the initial stockholders holding an aggregate of 6,468,750 founder shares (up to 843,750 shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). At March 5, 2021, there were 6,468,750 Class B ordinary shares issued and outstanding. On March 8, 2021, the underwriters partially exercised the over-allotment option to purchase 2,983,700 units. As a result, 97,825 founder shares were forfeited as of September 30, 2021.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class, with each share entitling the holder to one vote.

The Class B ordinary shares will automatically convert into Class A ordinary shares immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination any Private Placement Warrants issued to the Sponsor, members of the founding team or any of their affiliates upon conversion of Working Capital Loans and any securities issued pursuant to the forward purchase agreement. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Bowlero Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bowlero Corp. and subsidiaries (the Company) as of June 27, 2021 and June 28, 2020, the related consolidated statements of operations, comprehensive loss, cash flows, and redeemable convertible preferred stock, redeemable common stock and stockholders’ equity (deficit) for each of the fiscal years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 27, 2021 and June 28, 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2002.

Richmond, Virginia
September 20, 2021

Bowlero Corp.
Consolidated Balance Sheets
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share and per share amounts)

	June 27, 2021	June 28, 2020
Assets
Current assets:
Cash and cash equivalents	$187,093	$140,705
Accounts and notes receivable, net of allowance for doubtful accounts of $204 and $197, respectively	3,300	3,758
Inventories, net	8,310	8,167
Prepaid expenses and other current assets	8,056	7,703
Assets held-for-sale	686	1,307
Total current assets	207,445	161,640

Property and equipment, net	424,723	453,331
Property and equipment under capital leases, net	284,077	290,389
Intangible assets, net	96,057	101,797
Goodwill	726,156	724,932
Investment in joint venture	1,230	1,217
Deferred income tax assets	—	115
Other assets	42,550	43,025
Total assets	$1,782,238	$1,776,446

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$29,489	$16,954
Accrued expenses	63,650	40,712
Current maturities of long-term debt	5,058	5,260
Other current liabilities	9,176	8,449
Total current liabilities	107,373	71,375
Long-term debt, net	870,528	830,586
Long-term obligations under capital leases	374,598	361,706
Other long-term liabilities	87,749	56,121
Deferred income tax liabilities	11,867	12,846
Total liabilities	1,452,115	1,332,634

Redeemable Convertible Preferred Stock:
Series A Preferred stock ($0.0001 par value, 200,000 shares authorized,106,378 shares issued and outstanding as of June 27, 2021 and June 28, 2020, respectively)	141,162	133,147

Redeemable Common Stock:
Common stock ($0.0001 par value, 2,069,000 shares issued and outstanding as of June 27, 2021 and June 28, 2020, respectively)	464,827	160,601

Stockholders’ (deficit) equity:
Common stock ($0.0001 par value, 20,000,000 shares authorized, 5,911,428 shares issued and outstanding as of June 27, 2021 and June 28, 2020, respectively, inclusive of the 2,069,000 redeemable shares of common stock)	1	1
Additional paid-in capital	—	271,776
Accumulated deficit	(266,463)	(102,701)
Accumulated other comprehensive loss	(9,404)	(19,012)
Total stockholders’ (deficit) equity	(275,866)	150,064
Total liabilities, redeemable convertible preferred stock, redeemable common stock and stockholder’s (deficit) equity	$1,782,238	$1,776,446

See accompanying notes to consolidated financial statements.

Bowlero Corp.
Consolidated Statements of Operations
Fiscal Years Ended June 27, 2021 and June 28, 2020
(Amounts in thousands, except share and per share amounts)

	Fiscal Year Ended
	June 27, 2021	June 28, 2020
Revenues	$395,234	$520,431
Costs of revenues	374,255	443,265
Gross profit	20,979	77,166

Operating (income) expenses:
Selling, general and administrative expenses	78,335	84,103
Asset impairment	386	1,653
(Gain) loss on sale or disposal of assets	(46)	1,346
Income from joint venture	(223)	(143)
Management fee income	(146)	(524)
Other expense	1,500	959
Loss on refinance of debt	—	1,172
Gain on sale of short-term investments	—	(3,388)
Business interruption insurance recoveries	(20,188)	(6,025)
Total operating expense, net	59,618	79,153

Operating loss	(38,639)	(1,987)

Interest expense, net	88,857	80,642
Loss before income tax (benefit) expense	(127,496)	(82,629)
Income tax (benefit) expense	(1,035)	8,263

Net loss	$(126,461)	$(90,892)

Redeemable convertible preferred stock dividends (undeclared and cumulative)	(8,015)	(8,556)
Net loss attributable to common stockholders	$(134,476)	$(99,448)

Net loss per share attributable to common stockholders, basic and diluted	$(22.75)	$(16.82)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	5,911,428	5,911,428

See accompanying notes to consolidated financial statements.

Bowlero Corp.
Consolidated Statements of Comprehensive Loss
Fiscal Years Ended June 27, 2021 and June 28, 2020
(Amounts in thousands)

	Fiscal Year Ended
	June 27, 2021	June 28, 2020
Net loss	$(126,461)	$(90,892)
Other comprehensive income (loss), net of income tax:
Unrealized loss on derivatives	(371)	(9,128)
Reclassification to earnings	9,002	5,160
Foreign currency translation adjustment	977	(1,040)
Other comprehensive income (loss)	9,608	(5,008)
Total comprehensive loss	$(116,853)	$(95,900)

See accompanying notes to consolidated financial statements.

Bowlero Corp.
Consolidated Statements of Cash Flows
Fiscal Years Ended June 27, 2021 and June 28, 2020
(Amounts in thousands)

	Fiscal Year Ended
	June 27, 2021	June 28, 2020
Operating activities
Net loss	$(126,461)	$(90,892)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset impairment	386	1,653
Depreciation and amortization	91,851	89,234
(Gain) loss on sale or disposal of assets, net	(46)	1,346
Gain on short-term investments	—	(3,388)
Income from joint venture	(223)	(143)
Loss on refinance of debt	—	1,172
Amortization of deferred financing costs	3,431	2,898
Amortization of deferred rent incentive	(1,766)	(1,499)
Non-cash interest expense on capital lease obligation	6,986	6,565
Amortization of deferred sale lease-back gain	(1,204)	(1,200)
Deferred income taxes	(1,418)	7,402
Stock based compensation	3,164	3,431
Distributions from joint venture	210	148
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable and notes receivable, net	458	(833)
Inventories	(137)	(91)
Prepaids, other current assets and other assets	(2,184)	6,610
Accounts payable and accrued expenses	40,073	(16,995)
Other current liabilities	725	(198)
Other long-term liabilities	44,387	13,602
Net cash provided by operating activities	58,232	18,822

Investing activities
Purchases of property and equipment	(43,137)	(119,668)
Proceeds from sale of property and equipment	1,273	617
Purchases of intangible assets	(60)	(43)
Proceeds from sale of intangibles	140	21
Purchase of short-term investments	—	(15,773)
Proceeds from sale of short-term investments	—	19,161
Acquisitions, net of cash acquired	(4,892)	(13,710)
Net cash used in investing activities	(46,676)	(129,395)

Financing activities
Payments of long-term debt	(8,211)	(5,893)
Proceeds from long-term debt	—	103,828
Payments of deferred financing costs	(1,984)	(525)
Proceeds from revolver	—	39,853
Proceeds from incremental liquidity facility	45,000	—
Net cash provided by financing activities	34,805	137,263

Effect of exchange rates on cash	27	(177)

Net increase in cash and equivalents	46,388	26,513
Cash and cash equivalents at beginning of year	140,705	114,192
Cash and cash equivalents at end of year	$187,093	$140,705

See accompanying notes to consolidated financial statements.

Bowlero Corp.
Consolidated Statements of Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (Deficit)
Fiscal Years Ended June 27, 2021 and June 28, 2020
(Amounts in thousands)

	Redeemable Common Stock	Redeemable Convertible Preferred Stock	Common stock	Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity (deficit)
Balance, June 30, 2019	$212,093	$124,591	$1	$225,409	$(11,809)	$(14,004)	$199,597
Net loss	—	—	—	—	(90,892)	—	(90,892)
Foreign currency translation adjustment	—	—	—	—	—	(1,040)	(1,040)
Unrealized loss on derivatives	—	—	—	—	—	(9,128)	(9,128)
Reclassification to earnings	—	—	—	—	—	5,160	5,160
Accrued dividends on redeemable convertible preferred stock	—	8,556	—	(8,556)	—	—	(8,556)
Change in fair value of redeemable common stock	(51,492)	—	—	51,492	—	—	51,492
Stock based compensation	—	—	—	3,431	—	—	3,431
Balance, June 28, 2020	$160,601	$133,147	$1	$271,776	$(102,701)	$(19,012)	$150,064
Net loss	—	—	—	—	(126,461)	—	(126,461)
Foreign currency translation adjustment	—	—	—	—	—	977	977
Unrealized loss on derivatives	—	—	—	—	—	(371)	(371)
Reclassification to earnings	—	—	—	—	—	9,002	9,002
Accrued dividends on redeemable convertible preferred stock	—	8,015	—	(8,015)	—	—	(8,015)
Change in fair value of redeemable common stock	304,226	—	—	(304,226)	—	—	(304,226)
Stock based compensation	—	—	—	3,164	—	—	3,164
Reclass of negative APIC to accumulated deficit	—	—	—	37,301	(37,301)	—	—
Balance, June 27, 2021	$464,827	$141,162	$1	$—	$(266,463)	$(9,404)	$(275,866)

See accompanying notes to consolidated financial statements.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(1) Organization and Impact of COVID-19

Bowlero Corp., a Delaware corporation, and its subsidiaries (Bowlero Corp. and subsidiaries are referred to collectively as we, our, the Company, Bowlero Corp. or Bowlero) are the world’s largest operator of bowling entertainment centers.

The Company operates bowling centers under different brand names. The AMF branded centers are traditional bowling centers and the Bowlmor and Bowlero branded centers offer a more upscale entertainment concept with lounge seating, enhanced food and beverage offerings, and more robust customer service for individuals and group events. Additionally, within the brands, there exists a spectrum where some AMF branded centers are more upscale and some Bowlero branded centers are more traditional. All of our centers, regardless of branding, are managed in a fully integrated and consistent basis since all of our centers are in the same business of operating bowling entertainment. The following summarizes the Company’s centers by country and major brand as of the fiscal years ended June 27, 2021 and June 28, 2020:
	June 27, 2021	June 28, 2020
AMF & other	136	148
Bowlmor	14	15
Bowlero	133	124
Total centers in the United States	283	287
Mexico (AMF)	6	7
Canada (AMF and Bowlero)	2	2
Total	291	296

Impact of COVID-19

In mid-March of fiscal year 2020, the Company temporarily suspended all operations in compliance with local, state, and federal governmental restrictions to prevent the spread of the novel coronavirus and variants collectively known as COVID-19. Starting in April 2020, the Company began reopening centers and restoring operations. As of August 31, 2021, all but two of our centers were reopened and have remained open. Some centers are not operating at full capacity due to, among other factors, social distancing requirements, limited hours of operation, limitations on available offerings, and other operational restrictions. The temporary suspension of our operations and subsequent operational restrictions have had an adverse impact on the Company’s profitability and cash flows, for which the Company has taken and continues to take actions to address.

While the future impact of the COVID-19 situation is not known, as centers remain open and operating, we continue to monitor the situation closely and it is possible that we will implement further measures.

(2) Significant Accounting Policies

Principles of Consolidation:    The consolidated financial statements and related notes include the accounts of Bowlero Corp. and the subsidiaries it controls. Control is determined based on ownership rights or, when applicable, based on whether the Company is considered to be the primary beneficiary of a variable interest entity. The Company’s interest in 20% to 50% owned companies that are not controlled are accounted for using the equity method, unless the Company does not sufficiently influence the management of the investee. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year:    The Company reports on a fiscal year with each quarter generally comprised of one 5-week period and two 4-week periods. Fiscal years 2021 and 2020 were fifty-two weeks and ended on June 27, 2021 and June 28, 2020, respectively.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Use of Estimates:    The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the balance sheets, statement of operations and accompanying notes. Significant estimates made by management include cash flow projections; the fair value of assets and liabilities in acquisitions; derivatives with hedge accounting; stock based compensation; depreciation and impairment of long-lived assets; carrying amount and recoverability analyses of property and equipment, assets held for sale, goodwill and other intangible assets; valuation of deferred tax assets and liabilities and income tax uncertainties; and reserves for litigation, claims and self-insurance costs. Significant assumptions also include the Company’s position that the COVID-19 pandemic is temporary. Actual results could differ from those estimates.

Fair-value Estimates:    We have various financial instruments included in our financial statements. Financial instruments are carried in our financial statements at either cost or fair value. We estimate fair value of assets using the following hierarchy using the highest level possible:

Level 1:      Quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities.

Level 2:      Observable prices that are based on inputs not quoted on active markets, but are corroborated by market data.

Level 3:      Unobservable inputs are used when little or no market data is available.

Cash and Cash Equivalents:    The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents. The Company had cash equivalents of $86,003 and $128,903 at June 27, 2021 and June 28, 2020, respectively. The Company accepts a range of debit and credit cards, and these transactions are generally transmitted to a bank for reimbursement within 24 hours. The payments due from the banks for these debit and credit card transactions are generally received, or settled, within 24 to 48 hours of the transmission date. The Company considers all debit and credit card transactions that settle in less than seven days to be cash equivalents. Amounts due from the banks for these transactions classified as cash equivalents totaled $8,534 and $1,237 at June 27, 2021 and June 28, 2020, respectively.

Accounts Receivable:    The Company records accounts receivable at the invoiced amount. Accounts receivable do not bear interest unless specified in a formal agreement. An allowance for doubtful accounts is provided based on management’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on a number of factors, including historical write-off experience and its knowledge of specific customer accounts. Past-due balances meeting specific criteria are reviewed individually for collectability. The Company reviews all other balances on a pooled basis. Accounts are written off once collection efforts have been exhausted and the potential for recovery is considered remote. Actual uncollectable accounts could exceed the Company’s estimates, and changes to estimates are accounted for in the period of change. The Company does not have any off-balance sheet credit exposures to its customers.

Inventories:    Inventory, which includes operational items such as food and beverages, is valued at the lower of cost or market, with cost determined using an average cost method.

Property and Equipment:    Property and equipment are recorded at cost. Depreciation is calculated principally on the straight-line method based on the estimated useful lives of individual assets or classes of assets.

Leased property and equipment meeting capital lease criteria are capitalized at the lower of the present value of the related lease payments or the fair value of the leased asset at the inception of the lease. Amortization of capital lease assets is calculated on the straight-line method based on the lesser of the estimated useful life or the lease term.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Leasehold improvements are recorded at cost. Amortization of leasehold improvements is calculated principally on the straight-line method over the lesser of the estimated useful life of the leasehold improvement or the lease term. Renewal periods are included in the lease term when the renewal is determined to be reasonably assured.

Internal costs, including compensation and employee benefits for employees directly associated with capital projects, are capitalized and amortized over the estimated useful life of the asset.

Part of the costs related to the development or purchase of internal-use software is capitalized and depreciated over the estimated useful life of the software. Costs that are capitalized include external direct costs of materials and services to develop or obtain the software, and internal costs, including compensation and employee benefits for employees directly associated with a software development project.

Estimated useful lives of property and equipment are as follows:
Buildings and improvements	2 – 39 years
Leasehold improvements	lesser of asset’s useful life or lease term (1 month – 20 years)
Equipment, furniture, and fixtures	2 – 15 years
Internal-use software	3 – 5 years

Expenditures for routine maintenance and repairs that do not improve or extend the life of an asset are expensed as incurred. Improvements are capitalized and amortized over the lesser of the remaining life of the asset or, if applicable, the lease term. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property and equipment and any gain or loss is recognized.

The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects. Interest cost will be capitalizable for all assets that require a period of time to get them ready for their intended use (an acquisition period). The amount capitalized in an accounting period is determined by applying the capitalization rate to the accumulated expenditures for the asset during the period. The capitalization rates used is based on the rates applicable to borrowings outstanding during the capitalization period.

Goodwill and Intangible Assets:    Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed of businesses acquired.

Indefinite-lived intangible assets include liquor licenses and the Bowlero and Professional Bowlers Association trade names. Liquor licenses to which values are ascribed are brokered licenses that are on a quota system. Bowlero is the corporate name of the Company and the brand name associated with many of the Company’s bowling centers. Professional Bowlers Association is the brand name of the entity owned by the Company associated with the main sanctioning body for ten-pin bowling. The fair value of the trade names stems from the customer appeal and revenue streams derived from these brands.

Finite-lived intangible assets primarily includes Bowlmor, AMF and other trade names of the acquisitions, customer relationships and management contracts, which have remaining useful lives ranging from 1 to 10 years. Finite-lived intangible assets are amortized based on the pattern in which the economic benefits are used or on a straight-line basis.

Favorable and Unfavorable leases:    Favorable and unfavorable leases are included in other assets and other long-term liabilities, respectively, and are amortized on a straight-line basis, over remaining lease terms, which range from 1 to 40 years.

Impairment of Goodwill, Intangible and Long-Lived Assets:    Goodwill is not amortized but is tested at least annually for impairment at the reporting unit level. The Company has determined it has one reporting unit, operating a bowling entertainment business.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

We perform our annual goodwill impairment test at fiscal year-end. For 2021 and 2020, the Company performed a quantitative assessment of goodwill using the income approach. There were no impairment charges for goodwill recorded in fiscal years 2021 or 2020.

Indefinite-lived intangible assets are tested for impairment annually at fiscal year-end. For 2021 and 2020, the Company performed a quantitative analysis over indefinite-lived intangible assets. There were no impairment charges for indefinite-lived intangible assets recorded in fiscal years 2021 or 2020.

Long-lived assets other than goodwill (such as property and equipment) and other definite-lived intangibles are reviewed for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

For long-lived assets, an impairment is indicated when the estimated total undiscounted cash flows associated with the asset or group of assets is less than carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. The Company recognized impairment charges of $386 and $1,653 in fiscal years 2021 and 2020, respectively. The impairment charges in fiscal years 2021 and 2020 relate to long-lived assets and liquor licenses. We estimated the fair value of these assets utilizing the market approach using orderly liquidation values or broker quotes for sale of similar properties. We then compared these fair values to the related carrying value of the long-lived assets. The impairments were not the result of the COVID-19 pandemic since the COVID-19 situation was considered temporary and the Company’s overall business is expected to recover.

Derivatives:    We are exposed to interest rate risk. To manage these risks, we entered into interest rate swap derivative transactions to manage the interest rate risk associated with a portion of our outstanding debt. The interest rate swaps are designated for accounting purposes as cash flow hedges of forecasted floating interest payments on variable rate debt.

For financial derivative instruments that are designated as a cash flow hedge for accounting purposes, the effective portion of the gain or loss on the financial derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction, and in the same period or periods during which the forecasted transaction affects earnings. Gains and losses on the financial derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

We have entered into interest rate swap agreements that effectively modified our exposure to interest rate risk by converting a portion of our interest payments on floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense. These agreements typically involved the receipt of floating rate amounts in exchange for fixed interest rate payments over the life of the agreements without an exchange of the underlying principal amount.

Self-Insurance Programs:    The Company is self-insured for a portion of its general liability, workers’ compensation and certain health care exposures. We also purchase stop-loss insurance coverage through third-party insurers. The undiscounted costs of these self-insurance programs are accrued based upon estimates of settlements and costs for known and anticipated claims. For claims that exceed the deductible amount, the Company records a receivable representing expected recoveries pursuant to the stop-loss coverage and a corresponding gross liability for its legal obligation to the claimant, since the Company is not legally relieved of our obligation to the claimant. The Company recorded gross estimated liabilities of $17,363 and $13,079 at June 27, 2021 and June 28, 2020, respectively, to cover known general liability, health and workers’ compensation claims, and the estimate of claims incurred but not reported. Corresponding stop-loss receivables for expected recoveries of self-insured claims in the amounts of $4,780 and $3,775 were recorded at June 27, 2021 and June 28, 2020, respectively.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

The short-term portion of the self-insurance liabilities is included in accrued expenses in the accompanying consolidated balance sheets. The long-term portion is included in other long-term liabilities in the accompanying consolidated balance sheets. The stop-loss receivable is included in other assets.

Asset Retirement Obligation (ARO):    The Company has asset removal obligations that are required under certain lease contracts to remove equipment and leasehold improvements, as well as clean up the premises upon vacating a center when taken out of operation. Most of these obligations are not expected to be paid until several years in the future and will be funded from general company resources. The ARO is an estimate of expected costs based on a number of assumptions requiring professional judgement. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties and equipment. Over time, the liability is increased for the changes in its present value, and the capitalized cost in property and equipment is depreciated over the useful life of the related asset.

The Company recognizes changes to the liability as an accretion due to the passage of time in operating expenses. Changes due to passage of time are calculated by applying an interest method of allocation using the discount rate used in the calculation of the ARO. The Company recognizes changes to the liability arising from revisions to the timing, amount of expected undiscounted cash flows or discount rate as an increase or decrease to the carrying amounts of the ARO and the related asset retirement capitalized cost. The current portion of the asset retirement obligation is included in accrued expenses in the consolidated balance sheets. The long-term portion is included within other long-term liabilities in the consolidated balance sheets.

Income Taxes:    The Company utilizes the asset and liability approach in accounting for income taxes. We recognize income taxes in each of the jurisdictions in which we have a presence. For each jurisdiction, we estimate the actual amount of income taxes currently payable or receivable, as well as deferred income tax assets and liabilities. Deferred tax assets and liabilities are recorded to recognize the expected future tax benefits or costs of events that have been, or will be, reported in different years for financial statement purposes than tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which these items are expected to reverse. We review our deferred tax assets to determine if it is more-likely-than-not that they will be realized. If we determine it is not more-likely-than-not that a deferred tax asset will be realized, we record a valuation allowance to reverse the previously recognized tax benefit.

The Company recognizes tax benefits related to uncertain tax positions if we believe it is more likely than not the benefit will be realized. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs.

Revenue Recognition:    The Company adopted Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers as of July 1, 2019.

The following table presents the Company’s revenue disaggregated by major revenue categories:
	Fiscal Year Ended
	June 27, 2021	% of revenues	June 28, 2020	% of revenues
Major revenue categories:
Bowling	$203,730	52%	$270,102	52%
Food and beverage	128,393	32%	179,460	34%
Amusement	48,414	12%	62,407	12%
Media	14,697	4%	8,462	2%
Total revenues	$395,234	100%	$520,431	100%

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Bowling revenue — The Company recognizes revenue for providing bowling services to customers in exchange for consideration that is recognized as revenue on the day that the services are performed and payments are received from the customer. Any prepayments for bowling revenue are recognized as deferred revenue and recognized when earned.

Food and beverage revenue — Sales of food and beverages at our bowling centers are recognized at a point-in-time.

Amusement revenue — Amusement revenue includes amounts earned through arcades and other games. Similar to bowling and food and beverage revenue, almost all of our revenue is earned at a point-in-time. We record deferred revenue for events where we collect cash in advance of the Company’s satisfaction of its performance obligation, which would occur on the date of the event. These deferred amounts are not material to our financial statements and the amounts are typically all earned in the subsequent period. The Company provides customers game-play tokens and game cards, which are subject to breakage and redemptions. Please see further details below on our accounting policies regarding these items.

Media revenue — The Company earns media revenue from sanctioning official PBA tournaments and licensing media content to our customers, which include television networks and multi-year contracts. The Company considers each tournament as a separate performance obligation as each tournament’s pricing is negotiated separately and represents stand-alone selling price based on the terms of the contract and the relative nature services provided. Media revenue is generated through producing and licensing distribution rights to customers, which is recognized at the point-in-time the Company produces and delivers programming for a respective tournament. Tournament revenue includes sponsorships, entry and host fees. Fees received for sponsorships and tournaments are recognized as deferred revenue until the respective tournament occurs, at which point, the Company recognizes those fees as revenue.

The Company sells gift and game cards that do not expire. Gift and game card revenue is recognized as gift and game cards or game-play tokens are redeemed by customers. The Company accrues unearned revenue as a liability for the unredeemed tickets that may be redeemed or used in the future. Gift and game card sales are recorded as an unearned gift and game card revenue liability when sold. Unearned gift and game card revenue or deferred revenue is reported in accrued expenses in the consolidated balance sheets and is disclosed in Note 7. The Company recognized revenue of $5,044 during the fiscal year ended June 27, 2021 that was included in the beginning of fiscal year 2021 deferred revenue. Gift and game card revenue is not material to the consolidated financial statements. The Company recognizes breakage revenue for unredeemed gift and game cards on a pro-rated basis based on historical redemption patterns. Breakage is the amount not used or redeemed by the customer. Breakage income from game and gift cards is included in operating revenue. Breakage income is not material to the consolidated financial statements.

Taxes collected from customers and remitted to government authorities are excluded from revenue in the consolidated statement of operations. The remittance obligation is included in accrued liabilities until the taxes are sent to the appropriate taxing authorities.

The Company also has a loyalty program called the Most Valuable Bowler (MVB) program. MVB participants earn rewards in the form of coupons or points based on their cumulative spend with an expiration date. The loyalty program creates material rights, which are valued as separate performance obligations and deferred until use or expiration. The deferred portion is included in deferred revenue and is not material to the financial statements.

From time to time, the Company offers discount vouchers through outside vendors. Revenue for these vouchers is recognized as revenue when the voucher is redeemed by the guest or as breakage on a pro-rated basis based on historical redemption patterns. Revenue is recognized for the gross amount paid by customers for purchased vouchers. The fee paid to the outside vendors, in the form of the discount, is recognized in cost of revenues. We recognize this revenue on a gross basis, as we are responsible for providing the service desired by the customer.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Costs of Revenues:    The Company’s costs of revenues all relate to center operations and are comprised primarily of fixed costs that are not variable or less variable with changes in revenues, and include depreciation, amortization, property taxes, supplies, insurance and utilities. Variable costs included within costs of revenues primarily comprise labor, food and beverage costs, supplies, prize funds, tournament production expenses and amusement costs.

Selling, General and Administrative Expenses (SG&A):    SG&A expenses are comprised primarily of employee costs, media and promotional expenses, and depreciation and amortization (excluding those related to our center operations), and other miscellaneous expenses. A portion of SG&A costs are not variable in nature and do not fluctuate significantly with changes in revenue, and include such expenses as depreciation, amortization and certain compensation.

Other Expenses:    Other expenses comprise various costs primarily including professional fees and transactional related expenses associated with business acquisitions, and foreign currency gains/losses.

Stock Based Compensation:    Stock based compensation is based on the grant-date fair value estimated in accordance with applicable accounting standards for stock compensation. Bowlero Corp. recognizes stock based compensation on a straight-line basis over the requisite service period for time-based awards and recognizes the cost for performance-based awards upon the consummation of a liquidity event. The Company has adopted the provision of the applicable standard to not recognize the effect of forfeitures until they occur. All compensation expense for an award will be recognized by the time it becomes fully vested. Stock based compensation is recorded in cost of revenues and selling, general and administrative expenses in the consolidated statement of operation based on the employees’ respective functions. The Company records deferred tax assets for awards that result in deductions on the Company’s income tax returns, based on the amount of compensation cost recognized and the Company’s statutory tax rate in the jurisdiction in which it will receive a deduction.

We use the Black-Scholes-Merton option pricing model to calculate the fair value of stock options. This option valuation model requires the use of subjective assumptions, including the estimated fair value of the underlying common stock, the expected stock price volatility, and the expected term of the option. The estimated fair value of the underlying common stock was based on third-party valuations. Our volatility estimates are based on a peer group of companies. We estimate the expected term of our time-based awards to be the weighted average mid-point between the vesting date and the end of the contractual term. We use this method to estimate the expected term since we do not have sufficient historical exercise data. We estimate the expected term of our performance based awards to be seven years representing the estimated time to liquidity.

Advertising and Television Costs:    Costs for advertising are expensed when incurred and recorded as operating expenses. Total advertising expenses for fiscal years 2021 and 2020 were $3,576 and $9,057, respectively. Advertising expense is included within costs of revenues on the consolidated statement of operations. Television spending, including costs associated with bowling tournaments that are televised, are capitalized as prepaid costs and expensed at the time the event takes place.

Tenant Improvement Incentives:    The Company has leasehold improvement allowances of $15,100 and $15,850 as of June 27, 2021 and June 28, 2020, respectively, from landlords recorded as liabilities in other current liabilities and other long-term liabilities and amortized as a reduction of rent expense over the life of the lease.

Foreign Currency Translation:    The Company’s financial statements are reported in U.S. dollars. Our foreign subsidiaries maintain their records in the currency of the country in which they operate.

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars using rates of exchange at the balance sheet date. Translation adjustments are recorded in other comprehensive income (loss). Revenues and expenses are translated at rates of exchange in effect during the year. Transaction gains and losses are recorded in net income (loss).

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Commitments and contingencies:    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Business Interruption Insurance:    The Company recognized $20,188 and $6,025 of business interruption insurance recoveries as other operating income in the consolidated statements of operations during fiscal years 2021 and 2020, respectively, as a result of the insured claim resulting from the temporarily suspension of operations in compliance with local, state, and federal governmental restrictions to prevent the spread of the COVID-19 pandemic.

Variable Interest Entity:    The Company has an ownership interest in a variable interest entity (VIE), Thousand Oaks Company (Thousand Oaks). The Company accounts for its 50% ownership interest in Thousand Oaks, a joint venture in Texas with C & C Co., under the equity method of accounting. The Company is not the primary beneficiary of Thousand Oaks since it does not have the power to direct activities of the VIE that most significantly impact the VIE’s economic performance. Further, the Company and its equity at-risk investor partner either absorb the losses or receive the benefits of the VIE on a proportionate basis. Under the equity method of accounting, the Company does not consolidate the VIE but recognizes its proportionate share of the profits and losses of the unconsolidated VIE. The nature of the Company’s involvement with Thousand Oaks does not meet the criteria of sponsorship for a qualifying special purpose entity in regards to the transfer of financial assets. Thousand Oaks is a self-sustaining bowling center. The assets of Thousand Oaks are used in the joint venture’s operations, and the VIE relationship does not expose the Company to risks outside of those inherent in normal operations.

Net Loss Per Share Attributable to Common Stockholders:    Net loss per share attributable to common stockholders is computed based on the weighted average number of basic and diluted shares outstanding during each period. The net loss used in the computation is increased by the dividends accumulated during the fiscal year on the Company’s Series A Redeemable Convertible Preferred Stock. Since the Company has reported net losses for both periods presented, all potentially dilutive securities have been excluded from the calculation of the diluted net loss per share attributable to common stockholders as their effect is antidilutive and accordingly, basic and diluted net loss per share attributable to common stockholders is the same for both periods presented.

Recently Adopted Accounting Standards:    In April 2020, the FASB issued interpretive guidance in response to the COVID-19 pandemic. The Staff Q&A titled, Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, permits entities to elect to not evaluate whether lease-related relief that lessors provide to mitigate the economic effects of COVID-19 on lessees is a lease modification under Accounting Standards Codification (ASC 840). This election is available for concessions related to the effects of the COVID-19 pandemic that do not result in a substantial increase in the rights of the lessor or our obligations as the lessee, i.e. the total payments required by the modified contract are substantially the same or less than the total payments required by the original contract. The FASB staff expects that reasonable judgement will be exercised in making those determinations, and expects that there will be multiple ways to account for those deferrals, none of which the staff believes are more preferable than the others. Two of those methods are:

a)      Account for the concessions as if no changes to the lease were made. Under that account, a lessor would increase its lease receivable, and a lessee would increase its liabilities as receivables/payments accrue. In its income statement, a lessor would continue to recognize income, and a lessee would continue to recognize expense during the deferral period.

b)      Account for the deferred payments as variable lease payments.

Where applicable, the Company adopted option (a) above and continues to recognize rent expense. As of June 27, 2021 we had deferred cash rent payments of $22,463, which are included in other long-term liabilities on the consolidated balance sheets. See Note 10, Commitments and Contingencies for further information.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

Recently Issued Accounting Standards:    In February 2016, the FASB released ASU 2016-02, Leases (Topic 842), completing its project to overhaul lease accounting. The ASU codifies Topic 842, which will replace the guidance in ASC 840. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02. The main provision of ASU 2020-05 allows entities to elect to adopt the guidance for fiscal years beginning after December 15, 2021. Early application continues to be permitted, which means that an entity may choose to implement Topic 842 before the deferred effective date. The Company has not adopted Topic 842, which is effective for the Company in fiscal year 2023. While the Company expects the adoption of Topic 842 to add right-of-use assets and lease liabilities to the consolidated balance sheet, it is currently evaluating the implications of this standard.

(3-A) Immaterial Corrections

In fiscal year 2021, the Company identified misstatements in prior years in goodwill, additional paid-in capital, property and equipment under capital leases, and long-term obligations under capital leases. The Company determined the misstatements were immaterial to the previously issued consolidated financial statements and the Company has corrected the misstatements in the accompanying fiscal year 2020 consolidated financial statements.

The Company determined goodwill resulting from the pushdown accounting with the Atairos acquisition in fiscal year 2018 was overstated by $86,862. This misstatement also resulted in the overstatement of additional paid-in capital in the same amount. The misstatement also impacted the goodwill amounts reported in Note 4, Goodwill and Other Intangible Assets, to the consolidated financial statements.

The Company determined property and equipment under capital leases and long-term obligations under capital leases were understated by $5,215 in fiscal year 2020. The misstatements also impacted the operating and capital lease amounts reported in Note 10, Commitments and Contingencies, and the deferred income tax assets and liabilities reported in Note 9, Income Taxes, to the consolidated financial statements.

In addition, the Company has corrected a misstatement in the fair value of options granted in fiscal year 2020 in Note 15, Stock Based Compensation.

(3-B) Acquisitions

The Company continually evaluates potential acquisitions that strategically fit within the Company’s existing portfolio of centers as a key part of the Company’s overall growth strategy. The Company has completed acquisitions in fiscal years 2021 and 2020. Business combinations are accounted for under the acquisition method of accounting which, among other things, results in the recognition of goodwill. This goodwill arises because the purchase prices for these businesses reflect, among other factors, future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

2021 Acquisition:    The Company acquired the following business (“2021 Acquisition”) in fiscal year 2021 for a total purchase price of $2,765.
Date of Acquisition	Location	Purchase Price	Business
June 14, 2021	California	$2,765	Bowling Center

Consideration was paid from available cash on hand. The Company recorded $69 in transaction related costs as a component of other operating expenses in the consolidated statement of operations for the year ended June 27, 2021. The balance sheets reflect assets acquired and liabilities assumed recorded at fair values and resulting recognition of goodwill.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(3-B) Acquisitions (cont.)

The following table summarizes the fair value of the assets acquired and the liabilities assumed as a result of acquisition accounting for the acquisition listed above:
Current assets	$90
Property and equipment	181
Identifiable intangible assets	465
Goodwill	2,350
Total assets acquired	3,086

Current liabilities	326
Total liabilities assumed	326
Total fair value, net of cash of $5	$2,760

During fiscal year 2021, the Company paid $2,760 related to the 2021 Acquisition and $2,132 in acquisition payments related to 2020 and 2019 acquisitions, which is noted as Acquisitions, net of cash acquired, on the consolidated statement of cash flows for the fiscal year ended June 27, 2021.

2020 Acquisitions:    The Company acquired the following businesses (collectively “2020 Acquisitions”) in fiscal year 2020 for a total purchase price of $13,813.
Date of Acquisition	Location	Purchase Price	Business
July 15, 2019	Michigan	$5,375	Bowling Center
September 9, 2019	Washington	8,438	Professional Bowlers Association (“PBA”)
		$13,813

Consideration was cash from available cash on hand. The Company recorded $638 in transaction related costs as a component of other operating expenses in the consolidated statement of operations for the year ended June 28, 2020. The Company’s consolidated balance sheets reflect assets acquired and liabilities assumed recorded at fair values and resulting recognition of goodwill.

The following table summarizes the fair value of the assets acquired and the liabilities assumed as a result of acquisition accounting for the acquisitions listed above:
Current assets	$179
Property and equipment	1,153
Identifiable intangible assets	5,160
Goodwill	10,942
Total assets acquired	17,434

Current liabilities	2,242
Deferred acquisition payments	1,482
Total liabilities assumed	3,724
Total fair value, net of cash of $103	$13,710

The Company’s accounting for the allocations of the purchase price at the date of 2021 and 2020 Acquisitions is based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including third-party valuations of tangible and intangible assets, it is able to more accurately allocate the purchase price.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(3-B) Acquisitions (cont.)

The following summarizes key valuation approaches and assumptions utilized in calculating the fair values of 2021 and 2020 acquisitions:

Property and equipment — Buildings and site improvements are valued using the cost approach and land is valued at its highest and best use by the market or sales comparison approach. The fair value of tangible personal property was determined primarily using variations of the cost approach. Certain assets with an active secondary market were valued using the market approach.

Intangible assets — Certain of the acquired assets are intangible in nature, including trade names, non-competition, customer, members, sponsorship and media relationships, and liquor licenses.

Trade names:    The Company recorded trade names for which the fair value was determined using the relief-from-royalty method, which is considered a Level 3 fair value measurement due to the use of unobservable inputs. Significant assumptions used in the calculation include: revenue projections, a royalty rate based on qualitative factors and the market-derived royalty rates, discount rate based on the Company’s weighted average cost of capital (WACC) adjusted for risks commonly inherent in trade names and an indefinite life for Professional Bowlers Association trade name as management intends to use the trade name in perpetuity.

Non-Competition:    The Company recorded the fair value of non-competition agreements for 2021 and 2020 Acquisitions using the differential discounted cash flow method income approach, a Level 3 fair value measurement due to the use of unobservable inputs. Significant assumptions used in the fair value calculations for non-competition agreements include: potential competitor impact on revenue and expense projections, discount rate based on the Company’s WACC adjusted for risks commonly inherent in intangible assets, specifically non-compete agreements.

Customer, member, sponsorship and media relationships:    The Company recorded the fair value of customer relationships for bowling leagues and relationships for members, sponsors and media using the excess earnings income approach and discounted cash flow method considered Level 3 fair value measurements due to the use of unobservable inputs. Significant assumptions used in the fair value calculations for relationships include: revenue and expense projections, customer retention rate for leagues, discount rate based on the Company’s WACC adjusted for risks inherent in intangible assets, specifically customer relationships and the remaining useful life.

Liquor licenses:    The Company recorded the fair value of brokered liquor licenses using the market approach. Significant assumptions used in the calculation include approximation based on recent sales of liquor licenses in the respective jurisdictions and assignment of an indefinite useful life as licenses do not expire and can be sold to third parties.

Pro forma Financial Data (Unaudited):    The following represents the Company’s pro forma consolidated net loss from operations, net of income taxes, for the years ended June 27, 2021 and June 28, 2020, based on purchase accounting information assuming the 2021 and 2020 acquisitions occurred as of July 1, 2019, giving effect to acquisition accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect results of operations had the acquired companies been operated as part of the Company since July 1, 2019.
	Fiscal Year Ended
	June 27, 2021	June 28, 2020
Revenues	$395,981	$522,200
Net loss	(127,079)	(91,208)

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(4) Goodwill and Other Intangible Assets

Goodwill:

The changes in the carrying amount of goodwill for the fiscal years ended June 27, 2021 and June 28, 2020:
Balance June 30, 2019	$712,583
Goodwill resulting from acquisitions	10,942
Foreign currency translation adjustment	1,407
Balance as of June 28, 2020	$724,932
Goodwill resulting from acquisitions	2,350
Foreign currency translation adjustment	(1,126)
Balance as of June 27, 2021	$726,156

Intangible Assets:
	June 27, 2021				June 28, 2020
	Weighted average life (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average life (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Finite-lived intangible assets:
AMF trade name	1	$9,900	$(7,920)	1,980	2	$9,900	$(5,940)	$3,960
Bowlmor trade name	6	6,500	(2,600)	3,900	7	6,500	(1,950)	4,550
Other acquisition trade names	7	1,010	(173)	837	8	850	(88)	762
Customer relationships	3	18,370	(10,471)	7,899	4	18,370	(7,841)	10,529
Management contracts	2	1,800	(1,150)	650	3	1,800	(863)	937
Non-compete agreements	4	1,200	(514)	686	5	1,080	(294)	786
PBA member, sponsor & media relationships	8	1,400	(322)	1,078	9	1,400	(144)	1,256
	4	40,180	(23,150)	17,030	5	39,900	(17,120)	22,780
Indefinite-lived intangible assets:
Liquor licenses		9,027	—	9,027		9,017	—	9,017
PBA trade name		3,100	—	3,100		3,100	—	3,100
Bowlero trade name		66,900	—	66,900		66,900	—	66,900
		79,027	—	79,027		79,017	—	79,017
		$119,207	$(23,150)	$96,057		$118,917	$(17,120)	$101,797

Total amortization expense for finite-lived intangible assets for the fiscal years ended 2021 and 2020 was $6,030 and $6,045, respectively.

Other assets and liabilities:

The Company has favorable leases of $34,618 and $37,693, net of $12,300 and $9,225 accumulated amortization, reported in other assets in the consolidated balance sheets for the fiscal years ended June 27, 2021 and June 28, 2020, respectively. Total amortization expenses for fiscal years 2021 and 2020 was $3,075.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(4) Goodwill and Other Intangible Assets (cont.)

The Company has unfavorable leases of $1,096 and $1,554, net of $5,135 and $4,677 accumulated amortization, reported in other long-term liabilities in the consolidated balance sheets for the fiscal years ended June 27, 2021 and June 28, 2020, respectively. Total amortization expense for fiscal years 2021 and 2020 was $458 and $502, respectively.

The estimated aggregate amortization expense for finite-lived intangibles, favorable and unfavorable leases recorded at June 27, 2021, for the next five fiscal years is as follows:
	2022	2023	2024	2025	2026	Thereafter
Amortization expense	$8,481	$6,416	$6,275	$3,410	$3,169	$22,801

(5) Property and Equipment

As of June 27, 2021 and June 28, 2020, property and equipment consists of:
	June 27, 2021	June 28, 2020
Land	$19,879	$17,987
Buildings and improvements	16,666	15,857
Leasehold improvements	313,441	286,874
Equipment, furniture, and fixtures	315,719	299,029
Internal-use software	19,307	15,806
Construction in progress	28,141	38,388
	713,153	673,941
Accumulated depreciation	(287,919)	(219,363)
Property and equipment, net of accumulated depreciation	425,234	454,578
Less: Assets held for sale – property and equipment	(511)	(1,247)
Property and equipment, net	$424,723	$453,331

Total assets held for sale at June 27, 2021 and June 28, 2020 of $686 and $1,307, includes liquor licenses of $175 and $60, respectively.

Depreciation expense related to property and equipment was $70,334 and $68,290 for fiscal years 2021 and 2020, respectively.

Total interest cost capitalized during fiscal year 2021 and fiscal year 2020 was $706 and $1,188, respectively, as reported in consolidated statements of operations.

(6) Supplemental Cash Flow Information

The table below presents supplemental cash flow information for each reporting periods:
	June 27, 2021	June 28, 2020
Cash paid during the period for:
Interest	$81,685	$76,985
Income taxes, net of refunds	818	695
Noncash investing and financing transactions:
Capital additions in accounts payable	4,193	7,417
Capital leased asset and liabilities	5,401	1,904
Change in fair value of interest rate swap	8,631	(3,968)

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(7) Accrued Expenses

As of June 27, 2021 and June 28, 2020, accrued expenses consist of:
	June 27, 2021	June 28, 2020
Compensation	$13,577	$3,012
Taxes and licenses	9,646	9,754
Insurance	8,285	7,606
Customer deposits	7,114	3,324
Deferred revenue	5,885	5,044
Interest	4,693	4,143
Professional fees	4,473	614
Deferred rent	4,384	2,650
Utilities	3,399	1,734
Other	1,842	2,476
Asset retirement obligations	352	355
Total accrued expenses	$63,650	$40,712

(8) Debt

The following table summarizes the Company’s debt structure as of June 27, 2021 and June 28, 2020:
	June 27, 2021	June 28, 2020
First Lien Credit Facility Revolver (Maturing July 3, 2022)	$39,853	$39,853
First Lien Credit Facility Term Loan (Maturing July 3, 2024 and bearing variable rate interest; 4.55% and 5.17% at June 27, 2021 and June 28, 2020, respectively, excluding impact of hedging)	800,534	808,746
Incremental Liquidity Facility (Maturing July 3, 2024)	45,000	—
	885,387	848,599
Less:
Unamortized financing costs	(9,800)	(12,753)
Current portion of unamortized financing costs	3,152	2,951
Current maturities of long-term debt	(8,211)	(8,211)
Total long-term debt	$870,528	$830,586

As of June 27, 2021, minimum repayments of debt are as follows:
2022	8,211
2023	48,064
2024	8,211
2025	820,901
$885,387

Incremental Liquidity Facility:    On September 25, 2020, the Company entered into a $150,000 Incremental Liquidity Facility with JP Morgan Chase Bank, N.A. as the lender with a maturity date of July 3, 2024 at an interest rate of the applicable LIBOR rate plus an initial applicable margin of 3.00%. The loan is structured as a revolver, with $45,000 utilized at the closing date and with the remaining $105,000 available subject to approval by Atairos

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(8) Debt (cont.)

as credit support provider and the prior satisfaction of certain conditions. The Incremental Liquidity Facility is secured on a pari passu first lien basis with the existing credit facility (with respect to assets of Bowlero Corp. and its guarantor subsidiaries).

November 2019 First Lien Credit Facility Term Loan:    On November 20, 2019, the Company amended the July 2018 Credit Agreement to borrow an additional $105,000 as an incremental term loan to be used for general corporate purposes. JP Morgan Chase Bank, N.A. is the administrative agent and sole issuing lender for the Amended 2019 Credit Agreement. The incremental term loan was fully funded by JP Morgan Chase Bank, N.A. on the closing date and thereafter made assignments to other participating lenders. The expanded $812,850 First Lien Credit Facility is repaid on a quarterly basis on the last business day of the last month of each calendar quarter in principal payments of $2,053 with the remaining balance maturing and fully payable on July 3, 2024.

First Lien Credit Facility Revolver:    The November 2019 Credit Agreement did not alter the $50,000 revolving line of credit (“Revolver”) or its maturity date of July 3, 2022. Outstanding standby letters of credit as of June 27, 2021, totaling $9,100 are guaranteed by JP Morgan Chase Bank, N.A. and limit borrowings under the Revolver to $40,900. The Company has $39,853 in borrowings outstanding under the Revolver as of June 27, 2021.

Obligations owed under the First Lien Credit Facility bear interest at a rate per annum equal to the applicable LIBOR rate, subject to a floor of 1.00%, plus an applicable margin of 3.75% to 4.25% depending on the leverage level. Interest on loans under the First Lien Facility bearing interest based upon the Base Rate will be due quarterly, and interest on loans bearing interest based upon the LIBOR rate will be due on the last day of each relevant interest period or, if sooner, on the respective dates that fall every three months after the beginning of such interest period. The Base Rate means a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBOR Rate plus 1.00%, (c) the Prime Rate and (d) solely with respect to the expanded term loan under the July 2018 Credit Agreement, 2.00%.

Pursuant to the First Lien Credit Agreement collateral and guarantee requirement, obligations owed under the First Lien Credit Facilities are secured by a first priority security interest on substantially all assets of Bowlero Corp. and the guarantor subsidiaries. The First Lien Credit Agreement contains customary events of default, restrictions on indebtedness, liens, investments, asset dispositions, dividends and affirmative and negative covenants.

On June 10, 2020, the Company entered into an amendment to the November 2019 Credit Agreement that, among other things, provided the Company a Covenant Waiver Period through June 26, 2021 that waived application of the leverage-based financial covenant for so long as Bowlero satisfied certain minimum liquidity tests and complied with certain other requirements. The Covenant Waiver Period was subsequently extended to the last day of the fiscal quarter ending March 31, 2022 in connection with entry into the above mentioned Incremental Liquidity Facility. Based on this extension and assuming satisfaction of the waiver requirements, the Company’s next financial covenant test will occur on March 31, 2022, if the testing conditions are then triggered.

(9) Income Taxes

Total loss before income taxes consists of:
	June 27, 2021	June 28, 2020
Loss before tax:
U.S.	$(123,360)	$(81,208)
Foreign	(4,136)	(1,421)
Total loss before tax	$(127,496)	$(82,629)

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(9) Income Taxes (cont.)

Income tax (benefit) expense consists of the following:
	June 27, 2021	June 28, 2020
Current income tax provision:
State and local	$505	$732
Foreign	(122)	129
Total current provision	383	861

Deferred income tax provision:
U.S. Federal	9	3,544
State and local	(1,707)	4,068
Foreign	280	(210)
Total deferred provision	(1,418)	7,402
Total income tax (benefit) expense	$(1,035)	$8,263

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the fiscal years ended June 27, 2021 and June 28, 2020 was as follows:
	June 27, 2021	June 28, 2020
Balance at beginning of year	$22	$21
Additions for tax positions of prior years	4	1
Reductions for tax positions of prior years	—	—
Tax settlements	—	—
Balance at end of year	$26	$22

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at June 27, 2021 was $5, along with $21 affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at June 28, 2020 was $1, along with $21 affecting deferred taxes. Bowlero recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax expense. Interest and penalties were $36 in fiscal year 2021 and $3 in fiscal year 2020. The federal and state statutes of limitations are still open for fiscal year ended July 1, 2018 and thereafter.

The 2021 and 2020 provision for income taxes differs from the amount computed by applying the statutory rate to the income before income taxes primarily due to the changes in the valuation allowance and state and local taxes.
	June 27, 2021		June 28, 2020
U.S. federal statutory rate	$(26,774)	21.0%	$(17,352)	21.0%
State and local tax net of federal benefit	(6,190)	4.9	3,792	(4.6)
Deferred tax asset valuation allowance	34,060	(26.7)	21,606	(26.7)
Uncertain tax positions	2	0.0	2	0.0
Foreign tax rate difference	(1,251)	1.0	215	0.3
Other	(882)	0.7	—	0.0
Effective tax rate	$(1,035)	0.81%	$8,263	(10.0)%

As of June 27, 2021, the Company had a net consolidated income tax receivable of $119 reflected in other current assets and a non-current consolidated income tax liability of $26 reflected in other long-term liabilities. As of June 28, 2020, the Company had a net consolidated income tax payable of $423 reflected in other current liabilities and a non-current consolidated income tax payable of $22 reflected in other long-term liabilities.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(9) Income Taxes (cont.)

The tax effects of temporary differences and carryforwards that give rise to significant components of deferred income tax assets and liabilities consist of:
	June 27, 2021	June 28, 2020
Deferred income tax assets:
Reserves not currently deductible	$40,458	$20,610
Capital lease liability	98,545	94,107
Net operating loss, interest, and tax credit carryforwards	132,184	127,686
Subtotal	271,187	242,403
Less: Valuation allowance	166,323	129,902
Total net deferred income tax assets	104,864	112,501

Deferred income tax liabilities:
Property and equipment	85,377	90,471
Favorable and unfavorable leases	8,886	9,596
Goodwill and intangibles	22,468	25,165
Total deferred income tax liabilities	116,731	125,232
Net deferred income tax liabilities	$11,867	$12,731

As of June 27, 2021, the Company has U.S. tax credit carryforwards of $209, U.S. federal net operating loss carryforwards (NOLs) of $546,452, and interest carryforward of $24,340. The tax credits were generated in the July 1, 2007 and June 29, 2008 tax years. The credits have a 20-year federal carryover period and will begin to expire starting in the fiscal year ending 2027. The NOL carryforwards will begin to expire in 2022. The interest carryforward does not expire.

Realization of deferred tax assets associated with deductible temporary differences, net operating losses and other carryforwards is dependent on generating sufficient future taxable income. Based on the historical losses of the Company and limitations placed on NOLs due to changes in ownership in 2004 and 2017, the Company believes it is more-likely-than-not that the Company will not realize the benefit of certain deferred tax assets, and, accordingly, has established a valuation allowance against certain deferred tax assets of $166,323 as of June 27, 2021 and $129,902 as of June 28, 2020. It is currently estimated that $369,624 of the Company’s NOLs are subject to limitation due to the changes in ownership that occurred in 2004 and 2017 and that $195,900 of this amount may expire unused even if there is sufficient taxable income to absorb such NOLs.

As of June 27, 2021, the Company has not recorded an income tax liability on certain undistributed earnings of its foreign subsidiaries. It is expected that these earnings will be permanently reinvested in the operations within the respective country. The Company has not calculated the deferred tax liability that would come due if the earnings were distributed to the U.S. as the calculations are not material.

(10) Commitments and Contingencies

Operating Leases:    The Company leases certain facilities under non-cancelable operating leases, as well as certain office equipment and automobiles under non-cancelable operating leases, which expire at various dates through 2058. Most of the Company’s leases include options that allow it to extend the lease term beyond the initial base period, subject to terms agreed upon at lease inception. For leases that contain predetermined fixed escalations of the minimum rentals and payments that can be required upon failure to renew or extend at the expiration of the lease term, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as accrued rent expense

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(10) Commitments and Contingencies (cont.)

within other long-term liabilities on the consolidated balance sheets. There was accrued rent expense of $33,128 and $18,652 within other long-term liabilities on the consolidated balance sheets as of June 27, 2021 and June 28, 2020, respectively. Certain leases require contingent payments that depend on factors that are not measurable at the inception of the lease, such as percentage of sales, and are excluded from minimum lease payments but are included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimated. Future payments for maintenance, insurance, taxes and other expenses to which the Company is obligated are excluded from minimum lease payments.

The Company incurred operating lease rent expense of $58,114 and $61,700 in fiscal years 2021 and 2020, respectively. Future minimum rental payments under non-cancelable operating lease agreements as of June 27, 2021 are as follows(1):
Fiscal year ended:
2022	54,194
2023	55,898
2024	55,073
2025	54,926
2026	52,646
Thereafter	627,632
Total	$900,369

There were no sale-leaseback transactions in fiscal years 2021 and 2020.

Capital Leases:    The Company is the lessee for land and buildings under leases determined to be capital leases. Additionally, the Company constructs centers on leased land and may receive reimbursements from a landlord for the cost of the structure. In cases where reimbursement from a landlord results in substantial underfunding of costs incurred for the construction of the structure, the Company is deemed to have continuing involvement and the transaction qualifies as a financing under sale-leaseback accounting. The landlord reimbursement and/or the cost of the shell given to the Company are considered financings. The Company had 194 and 193 centers and other equipment leases classified as capital leases at June 27, 2021 and June 28, 2020, respectively. The corresponding capital lease liability was $374,639 and $361,737, respectively, of which $41 and $31 are included in current liabilities on the Company’s consolidated balance sheets specifically for the equipment leases. The company does not have any current liabilities for our center leases because the rental payments are less than the interest accretion on the liability. The interest on the financing lease obligation is recognized over the term of the lease. As of June 27, 2021 and June 28, 2020, assets held under capital leases totaled $284,077 and $290,389, respectively, net of accumulated amortization of $34,609 and $21,855, respectively. Amortization expense related to capital leased assets was $12,870 and $12,326 for fiscal years 2021 and 2020, respectively, and is included in costs of revenues in the consolidated statements of operations. The range of lease expiration dates on capital lease obligations is from fiscal years 2023 to 2047.

____________

(1)      During fiscal year 2021, we deferred $10,402 of future minimum rental payments under non-cancelable operating lease agreements from fiscal 2021 to be paid in fiscal years 2023, 2024 and 2025, at an interest rate of LIBOR plus 3% per annum. These deferrals are included in other long-term liabilities in the consolidated balance sheets, and are excluded from the table above. See Note 2 — Significant Accounting Policies: Recently Adopted Accounting Standards for more information.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(10) Commitments and Contingencies (cont.)

As of June 27, 2021, the aggregate maturities of capital lease obligations (principal and interest) for the succeeding five fiscal years and thereafter are as follows(1):
Fiscal year ended:
2022	31,410
2023	33,102
2024	33,277
2025	35,357
2026	36,101
Thereafter	1,028,328
Total rent payments	1,197,575

Capital lease interest expense	822,977
Total	$374,598

Asset Retirement Obligation:    The following table presents the asset retirement obligation activity for the years ended June 27, 2021 and June 28, 2020:
	2021	2020
Balance at beginning of the year	$4,199	$4,132
Additional obligations incurred	216	12
Obligations settled in current period	(62)	(143)
Changes in estimates, including timing and renewals	(182)	(92)
Accretion expense	296	290
Balance at the end of the year	$4,467	$4,199

Litigation and Claims:    The Company currently and from time to time is subject to claims and actions arising in the ordinary course of its business, including general liability, fidelity, workers’ compensation, employment claims, and Americans with Disabilities Act (ADA) claims. The Company has insurance to cover general liability and workers’ compensation claims and reserves for claims and actions in the ordinary course. The insurance is subject to a self-insured retention. In some actions, plaintiffs request punitive or other damages that may not be covered by insurance.

In management’s opinion, there are no claims or actions that are expected to have a material adverse impact on the Company’s financial position or results of operations.

(11) Employee Benefit Plans

The Company sponsors a defined contribution 401(k) plan to which certain U.S. employees may make voluntary contributions based on their compensation. The Company provided a matching contribution of 20% of the employee’s contributions up to 8% effective April 1, 2018 to eligible employees. During the fiscal years 2021 and 2020, the Company had $7 and $336, respectively, in matching 401(k) expense contributions. The Company’s matching contribution was suspended on April 4, 2020 and remained suspended during the fiscal year ended June 27, 2021.

____________

(1)      During fiscal year 2021, we deferred $12,061 of capital lease obligations from fiscal 2021 to be paid in fiscal years 2023, 2024 and 2025, at an interest rate of LIBOR plus 3% per annum. These deferrals are included in other long-term liabilities in the consolidated balance sheets, and are excluded from the table above. See Note 2 — Significant Accounting Policies: Recently Adopted Accounting Standards for more information.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(12) Fair Value of Financial Instruments

Debt

The fair value and carrying value of our debt as of June 27, 2021 and June 28, 2020 are as follows:
	June 27, 2021	June 28, 2020
Carrying value	$885,387	$848,599
Fair value	$887,102	$746,766

The fair value of our debt is estimated based on an aggregate index provided by JP Morgan Chase Bank, N.A. The index is based on trading levels of the syndicated multiple lenders buying and selling their participation levels of funding (Level 2).

There were no transfers in or out of any of the levels of the valuation hierarchy in fiscal years 2021 and 2020.

Derivatives

The Company’s interest rate swap agreements are valued in accordance with applicable accounting standards for hedge accounting. The Company obtains fair value information regarding the interest rate swap agreements using a model based on observable inputs; therefore, the resulting obligation is classified within Level 2 of the fair value hierarchy at June 27, 2021 and June 28, 2020 and their fair value is disclosed in Note 14.

The following table presents information as of June 27, 2021 and June 28, 2020 about the Company’s derivative liabilities measured at fair value on a recurring basis and indicate the level in the fair value hierarchy in which the Company classifies the fair value measurement:
	June 27, 2021			June 28, 2020
	Other Current Liabilities	Other Long-Term Liabilities	Liabilities	Other Current Liabilities	Other Long-Term Liabilities	Liabilities
Level 2:
Interest rate swaps and caps	$8,159	$710	$8,869	$8,171	$9,327	$17,498

Redeemable Common Stock

Our common stock is not listed on an established public trading market, therefore, market prices are not available. The Company utilizes an independent valuation specialist to determine the fair market value of our redeemable common stock based upon our estimated enterprise value using the income approach, which includes the use Level 3 inputs. As a result, the redeemable common stock is classified within Level 3 of the fair value hierarchy at June 27, 2021 and June 28, 2020. Key assumptions used in estimating the fair value of our redeemable common stock included projected revenue growth and costs and expenses, which were based on internal projections, historical performance, and the business environment, as well as the selection of an appropriate discount rate based on weighted-average cost of capital and company-specific risk premium. See Note 13, Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity, for further information.

Other Financial Instruments

Other financial instruments include cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses. The financial statement carrying amounts of these items approximate the fair value due to their short duration.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(13) Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity

The total number of shares of common stock that the Company authorized to issue is 20,000,000 shares at a $0.0001 par value per share (Common Stock), of which 5,911,428 shares are issued and outstanding as of June 27, 2021 and June 28, 2020. Holders of the Common Stock are entitled to one vote for each share held. There are no dividends with regards to the Common Stock so long as any shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) remain issued and outstanding other than dividends payable in the form of Common Stock or other capital that is junior to the Preferred Stock.

Redeemable Convertible Preferred Stock

Effective July 3, 2017, the Company authorized 200,000 shares of Preferred Stock at a $0.0001 par value per share of which 106,378 shares are issued and outstanding as of June 27, 2021 and June 28, 2020. There are no voting rights associated with the Preferred Stock.

Dividends accumulate on a daily basis commencing from the July 3, 2017 issue date. The dividend rate is 8% for the first 3 years. Effective November 15, 2019, the rate following the first three years was amended from 10% to 6%.

In the event of a liquidation, dissolution or winding up of the Company and/or a sale of the Company each share of Preferred Stock shall receive a liquidation preference equal to the Original Issue Price of $1,000 per share, plus all accumulated and unpaid dividends before any payments are made to holders of Common Stock. Dividends on preferred stock have not been declared and are not currently payable. The Company had $34,784 and $26,769 of cumulative dividends in arrears on Preferred Stock as of June 27, 2021 and June 28, 2020, respectively.

The Preferred Stock is redeemable at the option of the Company at any time on or after July 3, 2020.

In the event of a public offering and sale of common stock pursuant to an effective registration statement (Public Offering), each outstanding share of the Preferred Stock shall automatically be converted into such number of common stock as determined by dividing the liquidation preference of each share of Preferred stock immediately prior to the Public Offering by the price per share of the common stock sold in such Public Offering. If the Public Offering occurs subsequent to July 3, 2023, then the denominator in the aforementioned equation shall instead equal the product of 0.95 and the price per share of the common stock sold in the Public Offering.

The Company has classified the Preferred Stock as temporary equity as the shares have certain redemption features that are not solely in the control of the Company. The Preferred Stock is not currently redeemable because the deemed liquidation provision is considered a substantive condition that is contingent on the event and it is not currently probable that it will become redeemable.

Redeemable Common Stock

The Company issued 2,069,000 shares to its Chairman and CEO on July 3, 2017, which are included in the 5,911,428 shares of Common Stock issued and outstanding as of June 27, 2021 and June 28, 2020. These shares are subject to a repurchase option in the event of the Chairman’s death or disability. The amount presented in temporary equity represents the estimated fair value of those shares as of June 27, 2021 and June 28, 2020. Due to the increase in the estimated fair value of the Company’s common stock at June 27, 2021, the amounts classified as temporary equity for the common shares subject to redemption result in a significant decrease in Additional paid-in capital. The Company’s obligation to repurchase these shares will terminate upon the occurrence of a Change of Control or upon the consummation of a Public Offering. The increase in the repurchase obligation was recorded via adjustments to additional paid-in capital.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(14) Derivatives

The Company uses interest rate swaps and cap agreements to convert a portion of its variable interest rate exposure to fixed rates to protect the Company from future interest rate increases. The Company’s interest rate swap and cap agreements consist of the following:
	June 27, 2021		June 28, 2020
	Notional Amounts	Expiration	Notional Amounts	Expiration
Interest rate swaps	$552,500	June 30, 2022	$561,000	June 30, 2022
Interest rate caps	$97,500	March 31, 2022	$99,000	March 31, 2021
Total notional amounts	$650,000		$660,000

Under the swap agreements, the Company pays a fixed rate of interest of 2.561% and receives an average variable rate of the one-month LIBOR adjusted monthly. Under the interest rate cap agreements, the Company pays a fixed rate fee of 0.179% on the notional amount and has a strike rate of 3.00%.

The fair values of the swap and cap agreements as of June 27, 2021 and June 28, 2020 were liabilities of $8,869 and $17,498, respectively, and are included in other current liabilities and other long-term liabilities in the consolidated balance sheets.

The reclassifications from accumulated other comprehensive income into income during the fiscal years 2021 and 2020 were $9,002 and $5,160, respectively, to interest expense. The fair value of the Swap and Cap Agreements excludes accrued interest and takes into consideration current interest rates and current likelihood of the swap counterparties’ compliance with its contractual obligations

(15) Stock Based Compensation

The 2017 Stock Incentive Plan (2017 Plan) was approved on September 29, 2017 and is a broad-based plan that provides for the grant of non-qualified stock options to our executives and certain other employees for up to a maximum of 656,825 shares. The 2017 Plan was subsequently amended on January 7, 2020 to 2,036,158 shares. The 2017 Plan is administered by the Board of Directors, which approves grants to individuals, number of options, terms, conditions, performance measures, and other provisions of the award. Awards are generally granted based on the individual’s performance. Stock options granted under the 2017 Plan have a maximum contractual term of twelve years from the date of grant, an exercise price not less than the fair value of the stock on the grant date and generally vest over four years in equal quarterly installments for the time-based options and upon occurrence of a liquidity event for the performance-based options.

The Company has not recorded any compensation cost for the performance-based options as the liquidity event is not deemed probable until the occurrence of the liquidity event.

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(15) Stock Based Compensation (cont.)

A summary of stock options outstanding at June 27, 2021, and changes during the year then ended is presented below:
	Number of shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at June 30, 2019	431,972	$77.62	10
Granted	1,576,318	248.49	11
Exercised	—	—	—
Forfeited and canceled	(4,020)	77.62	—
Outstanding at June 28, 2020	2,004,270	$212.00	9
Granted	2,758	80.78	11
Exercised	—	—	—
Forfeited and canceled	(21,178)	77.62	—
Outstanding at June 27, 2021	1,985,850	$213.16	10
Vested and unvested expected to vest at June 27, 2021	1,985,850	213.16	10
Exercisable at June 27, 2021	289,902	77.73	8

The fair value of options granted during fiscal year 2021 was $112, with weighted average grant date fair value of $41.67 per share for time-based awards and $37.78 per share for performance-based awards.

The fair value of options granted during fiscal year 2020 was $29,130, with a weighted average grant date fair value of $35.03 per share for time-based awards and $18.43 per share for performance-based awards.

The total grant date fair value of options vested during the years ended June 27, 2021 and June 28, 2020 were $3,164 and $3,431, net of forfeitures, respectively. There were 21,178 and 4,020 shares forfeited in fiscal years 2021 and 2020, respectively.

In the consolidated statements of operations, $3,140 and $3,394 of compensation cost was recorded in selling, general and administrative expenses and $24 and $37 was recorded in cost of revenues in fiscal years 2021 and 2020, respectively. The tax related benefit recorded during the years ended June 27, 2021 and June 28, 2020 was $839 and $910, respectively.

As of June 27, 2021 and June 28, 2020, the total compensation cost related to non-vested time-based awards not yet recognized was $992 and $4,626, respectively, and is expected to be recognized on a straight-line basis over the next four years. As of the same dates, the total compensation cost related to non-vested performance-based awards not yet recognized was $33,042 and $33,151, respectively, and would only be recognized upon the consummation of a liquidity event.

The fair value of options at the date of grant was estimated using the Black-Scholes model with the following ranges of weighted average assumptions:
Options granted during the fiscal year ended June 27, 2021
Expected term in years	5
Interest rate	0.54%
Volatility	71.5%
Dividend yield	—

BOWLERO CORP.
Notes to Consolidated Financial Statements
June 27, 2021 and June 28, 2020
(Amounts in thousands, except share amounts or otherwise noted)

(15) Stock Based Compensation (cont.)

The expected volatility is based on historical volatilities of companies considered comparable to the Company. The risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The average expected life represents the weighted average period of time that options granted are expected to be outstanding.

(16) Segment Information

The Company has one reporting segment, which consists of operating a bowling entertainment business. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. Management continually assesses the Company’s operating structure, and this structure could be modified further based on future circumstances and business conditions. Our CODM assesses performance based on consolidated as well as bowling center-level revenue and operating profit.

The Company attributes revenue to individual countries based on the Company’s bowling center locations. The Company’s bowling centers are located in the United States, Mexico, and Canada. The Company’s revenues generated outside of the United States and invoiced in Mexico and Canada for fiscal years 2021 and 2020 were $1,223 and $7,057, respectively. The Company’s long-lived assets in Mexico and Canada based on country of location, which includes property and equipment, but excludes intangible assets and goodwill, net of related depreciation and amortization totaled $22,333 and $19,300, at June 27, 2021 and June 28, 2020, respectively.

(17) Concentrations

The Company’s operations are based primarily throughout the United States. Our sales outside of the United States for fiscal years 2021 and 2020 were less than 2% of total revenue and net assets outside of the United States as of June 27, 2021 and June 28, 2020 were $24 and $3,551, respectively. The Company does not have any concentration of sales with any single customer.

(18) Subsequent Events

On July 1, 2021, Isos Acquisition Corporation, a special purpose acquisition company, entered into a definitive agreement for a business combination (the “Business Combination Agreement”) that upon closing of the transaction would result in Bowlero becoming a publicly listed company to be named “Bowlero” on the New York Stock Exchange (“NYSE”) under the new ticker symbols BOWL and BOWL WS for the common stock and public warrants, respectively. The boards of directors of both Bowlero and Isos have approved the proposed transaction, which is expected to close in October 2021, subject to, among other things, the approval by Isos’ stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

On August 16, 2021, the Company and Bowl America Incorporated (“Bowl America”) consummated an Agreement and Plan of Merger (the “Merger Transaction”). Cash in the amount of $8.53 per share of Bowl America common stock issued and outstanding immediately prior to closing, including both Class A Common Stock and Class B Common stock, or $44,023 was paid by the Company as consideration and Bowl America became a wholly-owned subsidiary of the Company. Bowl America was a publicly traded Company with its Class A Common Stock trading on the NYSE American exchange under trading symbol BWL-A. Upon closing, Bowl America’s Class A Common Stock was no longer listed or traded on any public exchange. The Company is currently in process of finalizing the preliminary accounting for this transaction and expects to complete its preliminary accounting of the assets acquired and liabilities assumed by the end of the first quarter of fiscal year 2022.

Bowlero Corp.
Condensed Consolidated Balance Sheets
September 26, 2021 and June 27, 2021
(Amounts in thousands, except share and per share amounts)

	September 26, 2021	June 27, 2021
Assets
Current assets:
Cash and cash equivalents	$122,062	$187,093
Accounts and notes receivable, net of allowance for doubtful accounts of $203 and $204, respectively	3,429	3,300
Inventories, net	9,475	8,310
Prepaid expenses and other current assets	10,392	8,056
Assets held-for-sale	14,232	686
Total current assets	159,590	207,445

Property and equipment, net	485,092	424,723
Property and equipment under capital leases, net	281,080	284,077
Intangible assets, net	98,559	96,057
Goodwill	736,062	726,156
Investment in joint venture	1,310	1,230
Other assets	42,554	42,550
Total assets	$1,804,247	$1,782,238

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$30,730	$29,489
Accrued expenses	59,611	63,650
Current maturities of long-term debt	44,874	5,058
Other current liabilities	9,590	9,176
Total current liabilities	144,805	107,373

Long-term debt, net	829,419	870,528
Long-term obligations under capital leases	376,641	374,598
Other long-term liabilities	90,703	87,749
Deferred income tax liabilities	14,185	11,867
Total liabilities	1,455,753	1,452,115

Redeemable Convertible Preferred Stock:
Series A Preferred stock ($0.0001 par value, 200,000 shares authorized, 106,378 shares issued and outstanding as of September 26, 2021 and June 27, 2021, respectively)	143,413	141,162

Redeemable Common Stock:
Common stock ($0.0001 par value, 2,069,000 shares issued and outstanding as of September 26, 2021 and June 27, 2021, respectively)	479,822	464,827

Stockholders’ deficit:
Common stock ($0.0001 par value, 20,000,000 shares authorized, 5,911,428 shares issued and outstanding as of September 26, 2021 and June 27, 2021, respectively, inclusive of the 2,069,000 redeemable shares of common stock)	1	1
Additional paid-in capital		—
Accumulated deficit	(267,344)	(266,463)
Accumulated other comprehensive loss	(7,398)	(9,404)
Total stockholders’ deficit	(274,741)	(275,866)
Total liabilities, redeemable convertible preferred stock, redeemable common stock and stockholder’s deficit	$1,804,247	$1,782,238

See accompanying notes to unaudited condensed consolidated financial statements.

Bowlero Corp.
Condensed Consolidated Statements of Operations
Quarter Ended September 26, 2021 and September 27, 2020
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Thirteen Weeks Ended
	September 26, 2021	September 27, 2020
Revenues	$180,978	49,931
Costs of revenues	126,868	73,496
Gross profit (loss)	54,110	(23,565)

Operating (income) expenses:
Selling, general and administrative expenses	21,415	15,041
(Gain) loss on sale or disposal of assets	(30)	1
Income from joint venture	(79)	(17)
Management fee income	(148)	(94)
Other expense	704	1,167
Business interruption insurance recoveries	—	(20,188)
Total operating expense (income), net	21,862	(4,090)
Operating income (loss)	32,248	(19,475)
Interest expense, net	22,928	21,173
Income (loss) before income tax (benefit) expense	9,320	(40,648)
Income tax expense (benefit)	(6,244)	124
Net income (loss)	$15,564	$(40,772)
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(2,251)	(2,026)
Net income (loss) attributable to common stockholders	$13,313	$(42,798)
Net income (loss) per share attributable to common stockholders, basic	$2.25	$(7.24)
Net income (loss) per share attributable to common stockholders, diluted	$2.18	$(7.24)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	5,911,428	5,911,428
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	6,114,263	5,911,428

See accompanying notes to unaudited condensed consolidated financial statements.

Bowlero Corp.
Condensed Consolidated Statements of Comprehensive Income (Loss)
Quarter Ended September 26, 2021 and September 27, 2020
(Unaudited)
(Amounts in thousands)

	Thirteen Weeks Ended
	September 26, 2021	September 27, 2020
Net income (loss)	$15,564	$(40,772)
Other comprehensive income (loss), net of income tax:
Unrealized loss on derivatives	(32)	(156)
Reclassification to earnings	2,202	2,266
Foreign currency translation adjustment	(164)	216
Other comprehensive income (loss)	2,006	2,326
Total comprehensive income (loss)	$17,570	$(38,446)

See accompanying notes to unaudited condensed consolidated financial statements.

Bowlero Corp.
Condensed Consolidated Statements of Cash Flows
Quarter Ended September 26, 2021 and September 27, 2020
(Unaudited)
(Amounts in thousands)

	Thirteen Weeks Ended
	September 26, 2021	September 27, 2020
Operating activities
Net income (loss)	$15,564	$(40,772)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,841	22,451
(Gain) loss on sale or disposal of assets, net	(30)	1
Income from joint venture	(79)	(17)
Amortization of deferred financing costs	912	743
Amortization of deferred rent incentive	(442)	(177)
Non-cash interest expense on capital lease obligation	2,102	1,534
Amortization of deferred sale lease-back gain	(257)	(290)
Deferred income taxes	(7,634)	—
Stock based compensation	801	849
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable and notes receivable, net	(2)	299
Inventories	(948)	256
Prepaids, other current assets and other assets	(3,021)	(270)
Accounts payable and accrued expenses	(3,020)	8,206
Other current liabilities	1,898	(54)
Other long-term liabilities	2,855	10,460
Net cash provided by operating activities	31,540	3,219

Investing activities
Purchases of property and equipment	(60,073)	(11,241)
Proceeds from sale of property and equipment	—	1
Purchases of intangible assets	(1,289)	—
Proceeds from sale of intangibles	30	—
Acquisitions, net of cash acquired	(34,392)	—
Net cash used in investing activities	(95,724)	(11,240)

Financing activities
Payments of long-term debt	(2,053)	(2,053)
Construction allowance receipts	1,145	—
Proceeds from incremental liquidity facility	—	45,000
Net cash provided (used) by financing activities	(908)	42,947
Effect of exchange rates on cash	61	37
Net increase (decrease) in cash and equivalents	(65,031)	34,963
Cash and cash equivalents at beginning of period	187,093	140,705
Cash and cash equivalents at end of period	$122,062	$175,668

See accompanying notes to unaudited condensed consolidated financial statements.

Bowlero Corp.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (Deficit)
Quarter Ended September 26, 2021 and September 27, 2020
(Unaudited)
(Amounts in thousands)

	Redeemable Common Stock	Redeemable Convertible Preferred Stock	Common stock	Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity (deficit)
Balance, June 28, 2020	$160,601	$133,147	$1	$271,776	$(102,701)	$(19,012)	$150,064
Net loss	—	—	—	—	(40,772)	—	(40,772)
Foreign currency translation adjustment	—	—	—	—	—	216	216
Unrealized loss on derivatives	—	—	—	—	—	(156)	(156)
Reclassification to earnings	—	—	—	—	—	2,266	2,266
Accrued dividends on redeemable convertible preferred stock	—	2,026	—	(2,026)	—	—	(2,026)
Change in fair value of redeemable common stock	—	—	—	—	—	—	—
Stock based compensation	—	—	—	849	—	—	849
Balance, September 27, 2020	$160,601	$135,173	$1	$270,599	$(143,473)	$(16,686)	$110,441

Balance, June 27, 2021	$464,827	$141,162	$1	$—	$(266,463)	$(9,404)	$(275,866)
Net income	—	—	—	—	15,564	—	15,564
Foreign currency translation adjustment	—	—	—	—	—	(164)	(164)
Unrealized loss on derivatives	—	—	—	—	—	(32)	(32)
Reclassification to earnings	—	—	—	—	—	2,202	2,202
Accrued dividends on redeemable convertible preferred stock	—	2,251	—	(2,251)	—	—	(2,251)
Change in fair value of redeemable common stock	14,995	—	—	(14,995)	—	—	(14,995)
Stock based compensation	—	—	—	801	—	—	801
Reclass of negative APIC to accumulated deficit	—	—	—	16,445	(16,445)	—	—
Balance, September 26, 2021	$479,822	$143,413	$1	$—	$(267,344)	$(7,398)	$(274,741)

See accompanying notes to unaudited condensed consolidated financial statements.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(1) Organization and Impact of COVID-19

Bowlero Corp., a Delaware corporation, and its subsidiaries (Bowlero Corp. and subsidiaries are referred to collectively as we, our, the Company, Bowlero Corp. or Bowlero) are the world’s largest operator of bowling entertainment centers.

The Company operates bowling centers under different brand names. The AMF branded centers are traditional bowling centers and the Bowlmor and Bowlero branded centers offer a more upscale entertainment concept with lounge seating, enhanced food and beverage offerings, and more robust customer service for individuals and group events. Additionally, within the brands, there exists a spectrum where some AMF branded centers are more upscale and some Bowlero branded centers are more traditional. All of our centers, regardless of branding, are managed in a fully integrated and consistent basis since all of our centers are in the same business of operating bowling entertainment. The following summarizes the Company’s centers by country and major brand as of September 26, 2021 and June 27, 2021:
	September 26, 2021	June 27, 2021
AMF & other	154	136
Bowlmor	9	14
Bowlero	139	133
Total centers in the United States	302	283
Mexico (AMF)	6	6
Canada (AMF and Bowlero)	2	2
Total	310	291

Impact of COVID-19

In mid-March of fiscal year 2020, the Company temporarily suspended all operations in compliance with local, state, and federal governmental restrictions to prevent the spread of the novel coronavirus and variants collectively known as COVID-19. Starting in April 2020, the Company began reopening centers and restoring operations. During the quarter ended September 26, 2021, all but two of our centers were open and the remaining two centers re-opened on September 13, 2021 and have remained open. Some centers are not operating at full capacity due to, among other factors, social distancing requirements, limited hours of operation, limitations on available offerings, and other operational restrictions. The temporary suspension of our operations and subsequent operational restrictions have had an adverse impact on the Company’s profitability and cash flows, for which the Company has taken and continues to take actions to address.

(2) Significant Accounting Policies

Basis of Consolidation and Presentation:    These unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States (“U.S. GAAP”) for interim reporting. Accordingly, certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in our annual audited consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in connection with the Company’s audited financial statements and related notes as of and for the year ended June 27, 2021. The accompanying unaudited financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited financial statements for the periods presented. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due to seasonal fluctuations in the Company’s revenue. While the Company usually generates the most revenue during our third quarter, the impacts of COVID-19 may result in different seasonality and not reflective of future seasonal revenue patterns.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(2) Significant Accounting Policies (cont.)

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. In the opinion of management, all adjustments considered necessary for the fair statement of our financial position and results of operations in accordance with U.S. GAAP (consisting of normal recurring adjustments) have been included in the accompanying unaudited condensed consolidated financial statements. Significant assumptions also include the Company’s position that the COVID-19 pandemic is temporary. Actual results could differ from these estimates and assumptions.

The accompanying unaudited condensed consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated.

Fiscal Year:    The Company reports on a fiscal year with each quarter generally comprised of one 5-week period and two 4-week periods. Our fiscal year ends on the Sunday closest to June 30th. Fiscal year 2022 is fifty-three weeks ending on July 3, 2022, and the 53rd week falls within the fourth quarter. Fiscal year 2021 was fifty-two weeks and ended on June 27, 2021.

Recently Issued Accounting standards:

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This new guidance will increase transparency and comparability among organizations by recognizing right-of-use assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The right-of-use asset reflects the lessee’s right to direct the use of and obtain substantially all the economic benefits from that asset over the lease term, and it will be based on the lease liability subject to certain adjustments such as accrued rent, lease incentives, initial direct costs and prepaid rent. The lease liability reflects the obligation to make payments for the right to use that asset. This ASU codifies Topic 842, which will replace the guidance in ASC 840. Operating leases will retain a straight-line lease expense, and finance leases will retain their front-loaded expense pattern, similar to current capital leases.

We are currently evaluating the new standard, including the practical expedients, the method of adoption, and the processes, internal controls, and systems needed to implement the new guidance. The Company estimates that this standard will result in a material impact to our balance sheet from the recognition of right of use assets and liabilities, but not to our income statement or cash flows.

In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for certain entities that have not yet issued their financial statements (or made financial statements available for issuance) for fiscal years beginning after December 15, 2021. Early application continues to be permitted, which means that an entity may choose to implement Topic 842 before the deferred effective date.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(3) Revenue

The following table presents the Company’s revenue disaggregated by major revenue categories:
	Quarter Ended
	September 26, 2021	% of revenues	September 27, 2020	% of revenues
Major revenue categories:
Bowling	$92,610	51%	$27,069	54%
Food and beverage	60,245	33%	14,810	30%
Amusement	23,711	13%	4,924	10%
Media	4,412	2%	3,128	6%
Total revenues	$180,978	100%	$49,931	100%

Bowling revenue — The Company recognizes revenue for providing bowling services to customers in exchange for consideration that is recognized as revenue on the day that the services are performed and payments are received from the customer. Any prepayments for bowling revenue are recognized as deferred revenue and recognized when earned.

Food and beverage revenue — Sales of food and beverages at our bowling centers are recognized at a point-in-time.

Amusement revenue — Amusement revenue includes amounts earned through arcades and other games. Similar to bowling, food and beverage revenue, almost all of our revenue is earned at a point-in-time. We record deferred revenue for events where we collect cash in advance of the Company’s satisfaction of its performance obligation, which would occur on the date of the event. These deferred amounts are not material to our financial statements and the amounts are typically all earned in the subsequent period. The Company provides customers game-play tokens and game cards, which are subject to breakage and redemptions. Please see further details below on our accounting policies regarding these items.

Media revenue — The Company earns media revenue from sanctioning official PBA tournaments and licensing media content to our customers, which include television networks and multi-year contracts. The Company considers each tournament as a separate performance obligation as each tournament’s pricing is negotiated separately and represents stand-alone selling price based on the terms of the contract and the relative nature services provided. Media revenue is generated through producing and licensing distribution rights to customers, which is recognized at the point-in-time the Company produces and delivers programming for a respective tournament. Tournament revenue includes sponsorships, entry and host fees. Fees received for sponsorships and tournaments are recognized as deferred revenue until the respective tournament occurs, at which point, the Company recognizes those fees as revenue.

The Company sells gift and game cards that do not expire. Gift and game card revenue is recognized as gift and game cards or game-play tokens are redeemed by customers. The Company accrues unearned revenue as a liability for the unredeemed tickets that may be redeemed or used in the future. Gift and game card sales are recorded as an unearned gift and game card revenue liability when sold. Unearned gift and game card revenue or deferred revenue is reported in accrued expenses in the consolidated balance sheets and is disclosed in Note 7. Gift and game card revenue is not material to the consolidated financial statements. The Company recognizes breakage revenue for unredeemed gift and game cards on a pro-rated basis based on historical redemption patterns. Breakage is the amount not used or redeemed by the customer. Breakage income from game and gift cards is included in

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(3) Revenue (cont.)

operating revenue. Breakage income is not material to the consolidated financial statements. During the quarter ended September 26, 2021 and September 27, 2020, the Company recognized revenue of $3,193 and $1,785, respectively, from the beginning balances of deferred revenue.

Taxes collected from customers and remitted to government authorities are excluded from revenue in the consolidated statement of operations. The remittance obligation is included in accrued liabilities until the taxes are sent to the appropriate taxing authorities.

The Company also has a loyalty program called the Most Valuable Bowler (MVB) program. MVB participants earn rewards in the form of coupons or points based on their cumulative spend with an expiration date. The loyalty program creates material rights, which are valued as separate performance obligations and deferred until use or expiration. The deferred portion is included in deferred revenue and is not material to the financial statements.

From time to time, the Company offers discount vouchers through outside vendors. Revenue for these vouchers is recognized as revenue when the voucher is redeemed by the guest or as breakage on a pro-rated basis based on historical redemption patterns. Revenue is recognized for the gross amount paid by customers for purchased vouchers. The fee paid to the outside vendors, in the form of the discount, is recognized in cost of revenues. We recognize this revenue on a gross basis, as we are responsible for providing the service desired by the customer.

(4) Leases

The Company leases various assets under non-cancellable operating and capital leases. These assets include bowling centers, office space, vehicles, and equipment.

The Company leases approximately 85 bowling centers from third-party landlords and approximately 205 bowling centers under three master leases with a public real estate investment trust (“REIT”). Most of our third-party center leases have terms ranging from 10 to 15 years with renewal options that are typically for five years each. We exercise significant judgement in determining whether a renewal option is reasonably assured to be exercised by evaluating whether we would incur an economic penalty for not renewing the lease. We consider, among other factors, the existence of significant leasehold improvements and the importance of the underlying asset to our operations. We generally do not retain legal title to any properties following the end of the lease term or have bargain purchase options. Additionally, our leases do not contain residual value guarantees. We determine the lease classification at inception, and the lease term begins on the date we take possession of the asset.

Most of our leases contain payments for base rent, contingent rent, common area maintenance (“CAM”), insurance, real-estate taxes, and other operating expenses. Rental payments might escalate depending on future changes in the consumer price index or based on pre-determined amounts agreed upon at lease inception. The Company recognizes contingent rent expense when total gross sales exceed specific thresholds, and we accrue for contingent rent expense when it’s probable those thresholds will be met. Contingent rent was not and has not been material to our operations. In accordance with Topic 840, future payments for contingent rent and other executory costs such maintenance, insurance, taxes and other expenses are excluded from minimum lease payments.

Within our bowling centers, we sub-lease portions of the building and the surrounding land to various tenants, including pro-shops, and other retail tenants. Sublease rentals are not material to our operations.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(4) Leases (cont.)

Our master lease agreements with the public REIT contain material restrictions and obligations such as:

•        Compliance with leverage based covenants and cross-default provisions with our Credit Agreement.

•        Requirements to deliver additional letters of credit if the Company’s debt to earnings before EBITDA exceed certain levels

•        Restrictions on encumbrances on leased sites, restrictions on making specific investments, restrictions on certain business acquisitions and restrictions on specific payments such as cash dividends.

Operating leases:    For our operating leases, we recognize rent expense straight-line over the lease term, including rent-free periods. We recognize accrued rent expense equal to the difference between rent expense and cash rent.

For our operating leases, we may receive tenant improvement allowances to fund leasehold improvements. We classify the tenant improvement allowance as a liability, and amortize it as a reduction to rent expense over the lease term.

We recorded accrued rent expense (inclusive of tenant improvement allowances, lease incentives, and short-payments) of $34,482 and $33,128 within other long-term liabilities on the consolidated balance sheets as of June 27, 2021 and June 28, 2020, respectively.

Capital leases:    For our capital leases, we record interest expense on the obligation and amortize the asset over the lease term. We record a capital lease liability equal to the present value of the minimum lease payments over the lease term discounted using the incremental borrowing rate for that lease. We have an immaterial amount recorded for the current portion of our capital lease liability within current liabilities on the consolidated balance sheets. The current portion relates only to leases for vehicles and office equipment. We calculate the current portion of our capital lease obligation as the total payments that are due in the next 12 months (or operating cycle if longer) that are attributed to principal payments in the loan amortization schedule. As of the periods presented, the total payments are attributed entirely to interest. We had $37,838 in accumulated amortization as of the quarter ending September 27, 2021, and $34,609 as of June 27, 2021.

Financing obligations:    In some cases, we lease an asset under construction, and are responsible for significant build-outs at that location. In accordance with Topic 840, we consider the nature and extent of our involvement during the construction period to determine if we are considered the accounting owner of the construction project. For most build-outs, we are responsible for all cost-overruns of the construction project, which automatically deem us the accounting owner during the construction period. Since we are considered the accounting owner, then we capitalize the landlord’s construction costs, and the costs we incur to construct the asset during the construction period. We also capitalize interest on the construction project and accrue ground rent expense. We then record a financing liability for the costs incurred by the landlord and any construction allowances received from the landlord. At the end of the construction period, we evaluate the sale-leaseback guidance and conclude on whether we have any form of continuing involvement in the property. For our build-outs, we generally provide non-recourse financing and make significant improvements to the property, which constitute continuing involvement under the guidance and preclude us from de-recognizing the asset and liability. This requires us to re-classify the fully constructed asset from construction-in-process to buildings, and then retain the financing obligation within other-long-term liabilities on our balance sheet. In cases where we don’t have any continuing involvement, we recognize a sale-leaseback and remove the asset and liability from our books on the date construction ends and the lease term begins. Financing obligations are not material to our financial position.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(4) Leases (cont.)

Sale-leasebacks:    In prior fiscal years, we completed sale-leasebacks for certain centers under our master lease agreements. For capital leases, we offset the deferred gain against the capital lease asset on our balance sheet, and we amortize the deferred gain in proportion to amortization expense on the leased asset. For operating leases, we record the deferred gain in other long-term liabilities, we amortize the deferred gain in proportion to rent expense over the lease term. Deferred gains on those sales are not material to our financial position or results of operations.

The following tables summarize the Company’s costs for operating and capital leases:
Operating Leases	Quarter ended 9/26/2021	Quarter ended 9/27/2020
Rent expense	$15,284	$14,544
Capital Leases	Quarter ended 9/26/2021	Quarter ended 9/27/2020
Interest expense	9,520	8,639
Amortization expense	3,236	3,119
Total	$12,756	$11,758

The future minimum rent payments under our operating and capital leases are as follows:
Fiscal year ended:	Operating Leases(1)	Capital Leases(2)
Remainder of 2022	$46,444	$26,853
2023	50,103	30,326
2024	52,039	33,302
2025	51,410	35,386
2026	48,667	36,127
Thereafter	564,049	1,016,182
Total Rental Payments:	$812,712	$1,178,176

Less imputed interest expense for capital leases:		801,494
Present value:		$376,641

____________

(1)      During fiscal year 2021, we deferred $10,402 of future minimum rental payments under non-cancellable operating lease agreements and $12,061 of capital lease agreements under our master lease agreements from fiscal 2021 to be paid in fiscal years 2023, 2024 and 2025, at an interest rate of LIBOR plus 3% per annum. These deferrals are included in other long-term liabilities in the consolidated balance sheets, and are excluded from the table above.

(2)      The present value of the capital lease liability includes $41 of the current portion of capital lease obligation reported in other current liabilities in our consolidated balance sheet, as the payments due for capital lease obligations during the next twelve months are mostly attributable to interest, not principal.

(5) Acquisitions

The Company made several acquisitions during the quarter ended September 26, 2021 in order to expand our market share in key geographic areas, and to improve our ability to leverage our fixed costs. Acquisitions can be accounted for as business combinations or as asset acquisitions. Business combinations are accounted for under the acquisition method of accounting which, among other things, results in the recognition of goodwill. Asset acquisitions do not result in the recognition of goodwill. The Company estimates the fair value of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date for business combinations. For business combinations, we will continue to evaluate and refine the estimates used to record the fair value of the assets

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(5) Acquisitions (cont.)

acquired and liabilities assumed throughout the permitted measurement period, which may result in corresponding offsets to goodwill in future periods. We expect to finalize the valuations as soon as possible, but no later than one year from the acquisition date. The remaining fair value estimates to finalize include deferred revenue, intangibles, the deferred tax liability, and property and equipment.

Goodwill arises because the consideration transferred for these businesses reflect, among other factors, assembled workforces, future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and the complementary strategic fit and resulting synergies these businesses bring to existing operations. The goodwill recognized is deductible for tax purposes.

2022 Acquisitions:    The Company made the following acquisitions, which are accounted for as either business combinations or an asset acquisition (collectively the “2022 Acquisitions”) during the quarter ended September 26, 2021 for total consideration of $34,392 for business combinations, net of cash acquired, and $44,621 for an asset acquisition.
Acquisition Date	Consideration Transferred	Location	Business/Assets Acquired	Type of Business	Percent Acquired	Status of the purchase price allocation
Business combinations
July 26, 2021	$5,409	California	Harvest Park	Bowling Center	100%	Provisional
August 2, 2021	22,437	Pennsylvania	CHB Sports, Inc.	Bowling Center	100%	Provisional
September 20, 2021	6,756	North Carolina	10 Park Lanes	Bowling Center	100%	Provisional
Total consideration, gross of cash $210	$34,602
Asset Acquisition
August 16, 2021	$44,621	Various	Bowl America	Bowling Center	100%

Business combinations:    The Company’s preliminary accounting for the allocations of the purchase price for business combinations at the date of the 2022 Acquisitions is based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. The following table summarizes the consideration transferred, and the purchase price allocation for the fair values of the assets acquired and the liabilities assumed for the business combinations listed above. Consideration was paid from available cash on hand.
Identifiable assets acquired and liabilities assumed:	Harvest Park	CHB Sports, Inc.	10 Park Lanes
Current assets	$1	2,483	8
Property and equipment	4,181	14,367	1,037
Identifiable intangible assets	570	1,655	510
Goodwill	751	4,046	5,245
Total assets acquired	5,503	22,551	6,800

Current liabilities	(94)	(114)	(44)
Deferred tax liability	—	—	—
Total liabilities assumed	(94)	(114)	(44)
Total consideration transferred, net of cash acquired of $210	$5,409	22,437	6,756

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(5) Acquisitions (cont.)

Identifiable assets acquired and liabilities assumed:	Harvest Park	CHB Sports, Inc.	10 Park Lanes
Components of consideration transferred:
Cash	$5,409	20,467	6,416
General holdback	—	500	340
Contingent Consideration	—	1,470	—
Total consideration transferred, net of cash acquired of $2,571	$5,409	22,437	6,756
Transaction expenses included in “other expense” in the condensed consolidated statement of operations for the quarter ended September 26, 2021	$70	358	79

The following summarizes the key valuation approaches and assumptions utilized in calculating the fair values of Business Combinations:

Property and equipment — Buildings and site improvements are valued using the cost approach and land is valued at its highest and best use by the market or sales comparison approach. The fair value of tangible personal property was determined primarily using variations of the cost approach. Certain assets with an active secondary market were valued using the market approach. The current use of certain nonfinancial assets acquired differed from their highest and best use, due to local market conditions, the value of the land exceeding the combined fair values of the land and building, and zoning and commercial viability of the surrounding area. The valuation inputs used to determine the fair value of the land and building are based on level 3 inputs, including discount rates, sales projections, and future cash flows.

Intangible assets — Certain of the acquired assets are intangible in nature, including trade names, non-competition, customer relationships and liquor licenses.

•        Trade names:    The Company recorded trade names for which the fair value was determined using the relief-from-royalty method, which is considered a Level 3 fair value measurement due to the use of unobservable inputs. Significant assumptions used in the calculation include: revenue projections, a royalty rate based on qualitative factors and the market-derived royalty rates, discount rate based on the Company’s weighted average cost of capital (WACC) adjusted for risks commonly inherent in trade names.

•        Non-Competition:    The Company recorded the fair value of non-competition agreements using the differential discounted cash flow method income approach, a Level 3 fair value measurement due to the use of unobservable inputs. Significant assumptions used in the fair value calculations for non-competition agreements include: potential competitor impact on revenue and expense projections, discount rate based on the Company’s WACC adjusted for risks commonly inherent in intangible assets, specifically non-compete agreements.

•        Customer relationships:    The Company recorded the fair value of customer relationships for bowling leagues using the excess earnings income approach and discounted cash flow method considered Level 3 fair value measurements due to the use of unobservable inputs. Significant assumptions used in the fair value calculations for relationships include: revenue and expense projections, customer retention rate for leagues, discount rate based on the Company’s WACC adjusted for risks inherent in intangible assets, specifically customer relationships and the remaining useful life.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(5) Acquisitions (cont.)

•        Liquor licenses:    The Company recorded the fair value of brokered liquor licenses using the market approach. Significant assumptions used in the calculation include approximation based on recent sales of liquor licenses in the respective jurisdictions and assignment of an indefinite useful life as licenses do not expire and can be sold to third parties.

Contingent Consideration — We transferred $1,470 of non-cash contingent consideration to the sellers in the CHB Sports, Inc. business combination. The contingency depends on approvals by the local township that requires us to transfer real property in the event of certain decisions being made. The range of contingent consideration is between $1,470 and $0. We recorded the amount based:

(i)     The probability of the contingency being met

(ii)    A comparable sales approaches to determine the value of the non-cash consideration.

These inputs are classified as level 2 on the fair value hierarchy.

Asset acquisition:    The Bowl America acquisition is accounted for as an asset acquisition based on the application of the applicable accounting standards since substantially all of the fair value of the gross assets acquired was concentrated in a single group of similar identifiable assets. The following summarizes the allocation of the fair value amounts under a cost accumulation approach for Bowl America:
Bowl America
Current assets	$2,949
Property and equipment	40,121
Identifiable intangible asset	1,099
Assets held for sale	10,985
Current liabilities	(1,426)
Deferred income tax liability	(9,107)
Total	$44,621

The following summarizes the key valuation approaches and assumptions utilized in calculating the fair values utilized for allocating the consideration for Bowl America:

Property, equipment and land-held-for-sale — Buildings and site improvements are valued using the cost approach and income approach, the fair value of tangible personal property was determined primarily using variations of the cost approach, and land held for sale is at fair market value using broker of value amounts.

Intangible assets — Certain of the acquired assets are intangible in nature, including trade names, non-competition and customer relationships.

•        Trade names:    The Company recorded trade names for which the fair value was determined using the relief-from-royalty method, which is considered a Level 3 fair value measurement due to the use of unobservable inputs. Significant assumptions used in the calculation include: revenue projections, a royalty rate based on qualitative factors and the market-derived royalty rates, discount rate based on the Company’s weighted average cost of capital (WACC) adjusted for risks commonly inherent in trade names.

•        Customer relationships:    The Company recorded the fair value of customer relationships for bowling leagues using the excess earnings income approach and discounted cash flow method considered Level 3 fair value measurements due to the use of unobservable inputs. Significant assumptions used in the fair value calculations for relationships include: revenue and expense projections, customer retention rate for leagues, discount rate based on the Company’s WACC adjusted for risks inherent in intangible assets, specifically customer relationships and the remaining useful life.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(5) Acquisitions (cont.)

•        Workforce:    The assembled workforce valuation was based on, among other things, total cost per employee with consideration to total compensation, hiring costs and the number of employees.

As an asset acquisition, the Company recorded deferred tax liabilities for the difference between the tax carryover basis and the fair value of the opening balances, which were recorded and allocated based on fair values to the respective assets acquired.

Supplemental Pro Forma and Information of Operating Results:

The amount of revenue and earnings recorded from businesses acquired during the quarter ended September 26, 2021 were not material to our operations.

(6) Goodwill and Other Intangible Assets

Goodwill:

The changes in the carrying amount of goodwill for the quarter ended September 26, 2021:
Balance as of June 27, 2021	$726,156
Goodwill resulting from acquisitions	10,042
Foreign currency translation adjustment	(136)
Balance as of September 26, 2021	$736,062

Intangible Assets:
	September 26, 2021				June 27, 2021
	Weighted average life (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount	Weighted average life (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Finite-lived intangible assets:
AMF trade name	3	$9,900	$(8,085)	1,815	1	$9,900	$(7,920)	$1,980
Bowlmor trade name	6	6,500	(2,763)	3,737	6	6,500	(2,600)	3,900
Other acquisition trade names	5	1,680	(238)	1,442	7	1,010	(173)	837
Customer relationships	3	20,351	(11,306)	9,045	3	18,370	(10,471)	7,899
Management contracts	2	1,800	(1,238)	562	2	1,800	(1,150)	650
Non-compete agreements and assembled workforce	4	1,777	(584)	1,193	4	1,200	(514)	686
PBA member, sponsor & media relationships	8	1,400	(367)	1,033	8	1,400	(322)	1,078
	4	43,408	(24,581)	18,827	4	40,180	(23,150)	17,030
Indefinite-lived intangible assets:
Liquor licenses		9,732	—	9,732		9,027	—	9,027
PBA trade name		3,100	—	3,100		3,100	—	3,100
Bowlero trade name		66,900	—	66,900		66,900	—	66,900
		79,732	—	79,732		79,027	—	79,027
		$123,140	$(24,582)	$98,559		$119,207	$(23,150)	$96,057

Total amortization expense for finite-lived intangible assets for the quarter ended September 26, 2021 and September 27, 2020 was $1,432 and $1,507, respectively.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(6) Goodwill and Other Intangible Assets (cont.)

Other assets and liabilities:

The Company has favorable leases of $33,887 and $34,618, net of $13,031 and $12,300 accumulated amortization, reported in other assets in the condensed consolidated balance sheets for the quarter ended September 26, 2021 and fiscal year ended June 28, 2021, respectively. Total amortization expenses for the quarter ended September 26, 2021 and September 27, 2020 was $731.

The Company has unfavorable leases of $981 and $1,096, net of $5,250 and $5,135 accumulated amortization, reported in other long-term liabilities in the consolidated balance sheets for the quarter ended September 26, 2021 and fiscal year ended June 27, 2021, respectively. Total amortization expense for quarter ended September 26, 2021 and September 27, 2020 was $115.

The estimated aggregate amortization expense for finite-lived intangibles, favorable and unfavorable leases recorded at September 26, 2021, for the next five fiscal years is as follows:
	Remainder of 2022	2023	2024	2025	2026	Thereafter
Amortization expense	$6,382	$8,214	$7,502	$3,712	$3,289	$22,685

(7) Property and Equipment

As of September 26, 2021 and June 27, 2021, property and equipment consists of:
	September 26, 2021	June 27, 2021
Land	$54,948	$19,879
Buildings and improvements	36,841	16,155
Leasehold improvements	319,360	313,441
Equipment, furniture, and fixtures	325,361	315,719
Internal-use software	19,443	19,307
Construction in progress	34,516	28,141
	790,469	712,642
Accumulated depreciation	(305,377)	(287,919)
Property and equipment, net of accumulated depreciation	485,092	424,723

Depreciation expense related to property and equipment was $17,557 and $17,171 for the quarters ended September 26, 2021 and September 27, 2020, respectively.

Total interest cost capitalized for the quarter ending September 26, 2021 and fiscal year ending June 27, 2021 was $99 and $706, respectively.

Assets held for sale:

Total assets held for sale at September 26, 2021 and June 27, 2021 of $13,967 and $686, includes liquor licenses of $265 and $175, respectively. During the quarter ending September 26, 2021, we acquired real property as discussed in Note 5, Acquisitions, that we plan to sell within the next 12 months.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(8) Accrued Expenses

As of September 26, 2021 and June 27, 2021, accrued expenses consist of:
	September 26, 2021	June 27, 2021
Taxes and licenses	$10,539	$9,646
Customer deposits	10,522	7,114
Compensation	9,466	13,577
Insurance	6,130	8,285
Utilities	4,983	3,399
Deferred rent	4,257	4,384
Interest	4,143	4,693
Other	3,187	1,842
Professional fees	3,163	4,473
Deferred revenue	3,159	5,885
Asset retirement obligations	62	352
Total accrued expenses	$59,611	$63,650

(9) Debt

The following table summarizes the Company’s debt structure as of September 26, 2021 and June 27, 2021:
	September 26, 2021	June 27, 2021
First Lien Credit Facility Revolver (Maturing July 3, 2022)	$39,853	$39,853
First Lien Credit Facility Term Loan (Maturing July 3, 2024 and bearing variable rate interest; 4.55% and 5.17% at June 27, 2021 and June 28, 2020, respectively, excluding impact of hedging)	798,481	800,534
Incremental Liquidity Facility (Maturing July 3, 2024)	45,000	45,000
	883,334	885,387
Less:
Unamortized financing costs	(9,041)	(9,800)
Current portion of unamortized financing costs	3,190	3,152
Current maturities of long-term debt	(48,064)	(8,211)
Total long-term debt	$829,419	$870,528

Incremental Liquidity Facility:    On September 25, 2020, the Company entered into a $150,000 Incremental Liquidity Facility with JP Morgan Chase Bank, N.A. as the lender with a maturity date of July 3, 2024 at an interest rate of the applicable LIBOR rate plus an initial applicable margin of 3.00%. The loan is structured as a revolver, with $45,000 utilized at the closing date and with the remaining $105,000 available subject to approval by Atairos as credit support provider and the prior satisfaction of certain conditions. The Incremental Liquidity Facility is secured on a pari passu first lien basis with the existing credit facility (with respect to assets of Bowlero Corp. and its guarantor subsidiaries).

November 2019 First Lien Credit Facility Term Loan:    On November 20, 2019, the Company amended the July 2018 Credit Agreement to borrow an additional $105,000 as an incremental term loan to be used for general corporate purposes. JP Morgan Chase Bank, N.A. is the administrative agent and sole issuing lender for the Amended 2019 Credit Agreement. The incremental term loan was fully funded by JP Morgan Chase Bank, N.A. on the closing date and thereafter made assignments to other participating lenders. The expanded $812,850 First Lien Credit Facility is repaid on a quarterly basis on the last business day of the last month of each calendar quarter in principal payments of $2,053 with the remaining balance maturing and fully payable on July 3, 2024.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(9) Debt (cont.)

First Lien Credit Facility Revolver:    The November 2019 Credit Agreement did not alter the $50,000 revolving line of credit (“Revolver”) or its maturity date of July 3, 2022. Outstanding standby letters of credit as of June 27, 2021, totalling $9,100 are guaranteed by JP Morgan Chase Bank, N.A. and limit borrowings under the Revolver to $40,900. The Company has $39,853 in borrowings outstanding under the Revolver as of September 26, 2021.

Obligations owed under the First Lien Credit Facility bear interest at a rate per annum equal to the applicable LIBOR rate, subject to a floor of 1.00%, plus an applicable margin of 3.75% to 4.25% depending on the leverage level. Interest on loans under the First Lien Facility bearing interest based upon the Base Rate will be due quarterly, and interest on loans bearing interest based upon the LIBOR rate will be due on the last day of each relevant interest period or, if sooner, on the respective dates that fall every three months after the beginning of such interest period. The Base Rate means a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBOR Rate plus 1.00%, (c) the Prime Rate and (d) solely with respect to the expanded term loan under the July 2018 Credit Agreement, 2.00%.

Pursuant to the First Lien Credit Agreement collateral and guarantee requirement, obligations owed under the First Lien Credit Facilities are secured by a first priority security interest on substantially all assets of Bowlero Corp. and the guarantor subsidiaries. The First Lien Credit Agreement contains customary events of default, restrictions on indebtedness, liens, investments, asset dispositions, dividends and affirmative and negative covenants.

On June 10, 2020, the Company entered into an amendment to the November 2019 Credit Agreement that, among other things, provided the Company a Covenant Waiver Period through June 26, 2021 that waived application of the leverage-based financial covenant for so long as Bowlero satisfied certain minimum liquidity tests and complied with certain other requirements. The Covenant Waiver Period was subsequently extended to the last day of the fiscal quarter ending March 31, 2022 in connection with entry into the above mentioned Incremental Liquidity Facility. Based on this extension and assuming satisfaction of the waiver requirements, the Company’s next financial covenant test will occur on March 31, 2022, if the testing conditions are then triggered.

(10) Income Taxes

The realization of deferred tax assets (DTAs), including loss carryforwards, is subject to the Company generating sufficient taxable income during the periods in which the DTAs become realizable. The Company has net operating losses (NOLs) generated after the Tax Cuts and Jobs Act that do not expire and are therefore indefinite-lived DTAs. In addition, the Company schedules the reversal of its DTAs and DTLs and considers the ability to realize its DTAs in future periods as required. If the forecasted reversals are expected to generate an indefinite-lived NOL, the valuation allowance assessment is impacted.

The Company’s effective tax rate for the quarter ended September 26, 2021 is an income tax benefit of 53.9%. The difference between the US federal statutory rate of 21% and the quarter-to-date effective tax rate is mainly due to the $6,788 favorable adjustment to income taxes for the release of certain valuation allowances with the recording of deferred income tax liabilities associated with the Bowl America acquisition.

(11) Commitments and Contingencies

Litigation and Claims:    The Company currently and from time to time is subject to claims and actions arising in the ordinary course of its business, including general liability, fidelity, workers’ compensation, employment claims, and Americans with Disabilities Act (ADA) claims. The Company has insurance to cover general liability and workers’ compensation claims and reserves for claims and actions in the ordinary course. The insurance is subject to a self-insured retention. In some actions, plaintiffs request punitive or other damages that may not be covered by insurance.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(11) Commitments and Contingencies (cont.)

In management’s opinion, there are no claims or actions that are expected to have a material adverse impact on the Company’s financial position or results of operations.

(12) Fair Value of Financial Instruments

Debt

The fair value and carrying value of our debt as of September 26, 2021 and June 27, 2021 are as follows:
	September 26, 2021	June 27, 2021
Carrying value	$883,334	$885,387
Fair value	$883,990	$887,102

The fair value of our debt is estimated based on an aggregate index provided by JP Morgan Chase Bank, N.A. The index is based on trading levels of the syndicated multiple lenders buying and selling their participation levels of funding (Level 2).

There were no transfers in or out of any of the levels of the valuation hierarchy in the quarter ended September 26, 2021 or Fiscal Year 2021.

Derivatives

The Company’s interest rate swap agreements are valued in accordance with applicable accounting standards for hedge accounting. The Company obtains fair value information regarding the interest rate swap agreements using a model based on observable inputs; therefore, the resulting obligation is classified within Level 2 of the fair value hierarchy at September 26, 2021 and June 27, 2021 and their fair value is disclosed in Note 14.

The following table presents information as of September 26, 2021 and June 27, 2021 about the Company’s derivative liabilities measured at fair value on a recurring basis and indicate the level in the fair value hierarchy in which the Company classifies the fair value measurement:
	September 26, 2021			June 27, 2021
	Other Current Liabilities	Other Long-Term Liabilities	Liabilities	Other Current Liabilities	Other Long-Term Liabilities	Liabilities
Level 2:
Interest rate swaps and caps	$6,677	$—	$6,677	$8,159	$710	$8,869

Redeemable Common Stock

Our common stock is not listed on an established public trading market, therefore, market prices are not available. The Company utilizes an independent valuation specialist to determine the fair market value of our redeemable common stock based upon our estimated enterprise value using the income approach, which includes the use Level 3 inputs. As a result, the redeemable common stock is classified within Level 3 of the fair value hierarchy at September 26, 2021 and June 27, 2021. Key assumptions used in estimating the fair value of our redeemable common stock included projected revenue growth and costs and expenses, which were based on internal projections, historical performance, and the business environment, as well as the selection of an appropriate discount rate based on weighted-average cost of capital and company-specific risk premium. See Note 13, Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity, for further information.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(12) Fair Value of Financial Instruments (cont.)

Other Financial Instruments

Other financial instruments include cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses. The financial statement carrying amounts of these items approximate the fair value due to their short duration.

(13) Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity

The total number of shares of common stock that the Company authorized to issue is 20,000,000 shares at a $0.0001 par value per share (Common Stock), of which 5,911,428 shares are issued and outstanding as of September 26, 2021 and June 27, 2021. Holders of the Common Stock are entitled to one vote for each share held. There are no dividends with regards to the Common Stock so long as any shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) remain issued and outstanding other than dividends payable in the form of Common Stock or other capital that is junior to the Preferred Stock.

Redeemable Convertible Preferred Stock

Effective July 3, 2017, the Company authorized 200,000 shares of Preferred Stock at a $0.0001 par value per share of which 106,378 shares are issued and outstanding as of September 26, 2021 and June 27, 2021. There are no voting rights associated with the Preferred Stock.

Dividends accumulate on a daily basis commencing from the July 3, 2017 issue date. The dividend rate is 8% for the first 3 years. Effective November 15, 2019, the rate following the first three years was amended from 10% to 6%.

In the event of a liquidation, dissolution or winding up of the Company and/or a sale of the Company each share of Preferred Stock shall receive a liquidation preference equal to the Original Issue Price of $1,000 per share, plus all accumulated and unpaid dividends before any payments are made to holders of Common Stock. Dividends on preferred stock have not been declared and are not currently payable. The Company had $37,035 and $34,784 of cumulative dividends in arrears on Preferred Stock as of September 26, 2021 and June 27, 2021, respectively.

The Preferred Stock is redeemable at the option of the Company at any time on or after July 3, 2020.

In the event of a public offering and sale of common stock pursuant to an effective registration statement (Public Offering), each outstanding share of the Preferred Stock shall automatically be converted into such number of common stock as determined by dividing the liquidation preference of each share of Preferred stock immediately prior to the Public Offering by the price per share of the common stock sold in such Public Offering. If the Public Offering occurs subsequent to July 3, 2023, then the denominator in the aforementioned equation shall instead equal the product of 0.95 and the price per share of the common stock sold in the Public Offering.

The Company has classified the Preferred Stock as temporary equity as the shares have certain redemption features that are not solely in the control of the Company. The Preferred Stock is not currently redeemable because the deemed liquidation provision is considered a substantive condition that is contingent on the event and it is not currently probable that it will become redeemable.

Redeemable Common Stock

The Company issued 2,069,000 shares to its Chairman and CEO on July 3, 2017, which are included in the 5,911,428 shares of Common Stock issued and outstanding as of September 26, 2021 and June 27, 2021. These shares are subject to a repurchase option in the event of the Chairman’s death or disability. The amount presented in temporary equity represents the estimated fair value of those shares as of September 26, 2021 and June 27, 2021. Due to the increase in the estimated fair value of the Company’s common stock at September 26, 2021, the amounts

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(13) Redeemable Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (cont.)

classified as temporary equity for the common shares subject to redemption result in a significant decrease in Additional paid-in capital. The Company’s obligation to repurchase these shares will terminate upon the occurrence of a Change of Control or upon the consummation of a Public Offering. The increase in the repurchase obligation was recorded via adjustments to additional paid-in capital.

(14) Derivatives

The Company uses interest rate swaps and cap agreements to convert a portion of its variable interest rate exposure to fixed rates to protect the Company from future interest rate increases. The Company’s interest rate swap and cap agreements consist of the following:
	September 26, 2021		June 27, 2021
	Notional Amounts	Expiration	Notional Amounts	Expiration
Interest rate swaps	$552,500	June 30, 2022	$552,500	June 30, 2022
Interest rate caps	$97,500	March 31, 2022	$97,500	March 31, 2021
Total notional amounts	$650,000		$650,000

Under the swap agreements, the Company pays a fixed rate of interest of 2.561% and receives an average variable rate of the one-month LIBOR adjusted monthly. Under the interest rate cap agreements, the Company pays a fixed rate fee of 0.179% on the notional amount and has a strike rate of 3.00%.

The fair values of the swap and cap agreements as of September 26, 2021 and June 27, 2021 were liabilities of $6,677 and $8,869, respectively, and are included in other current liabilities and other long-term liabilities in the consolidated balance sheets.

The reclassifications from accumulated other comprehensive income into income during the quarters ended September 26, 2021 and September 27, 2020 were $2,266 and $2,203, respectively, to interest expense. The fair value of the Swap and Cap Agreements excludes accrued interest and takes into consideration current interest rates and current likelihood of the swap counterparties’ compliance with its contractual obligations

(15) Stock Based Compensation

The 2017 Stock Incentive Plan (2017 Plan) was approved on September 29, 2017 and is a broad-based plan that provides for the grant of non-qualified stock options to our executives and certain other employees for up to a maximum of 656,825 shares. The 2017 Plan was subsequently amended on January 7, 2020 to 2,036,158 shares. The 2017 Plan is administered by the Board of Directors, which approves grants to individuals, number of options, terms, conditions, performance measures, and other provisions of the award. Awards are generally granted based on the individual’s performance. Stock options granted under the 2017 Plan have a maximum contractual term of twelve years from the date of grant, an exercise price not less than the fair value of the stock on the grant date and generally vest over four years in equal quarterly installments for the time-based options and upon occurrence of a liquidity event for the performance-based options.

The Company has not recorded any compensation cost for the performance-based options as the liquidity event is not deemed probable until the occurrence of the liquidity event.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(15) Stock Based Compensation (cont.)

A summary of stock options outstanding at September 26, 2021, and changes during the quarter then ended is presented below:
	Number of shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at June 27, 2021	1,985,850	$213.16	10
Granted	—	—	—
Exercised	—	—	—
Forfeited and cancelled	1,006	80.36	—
Outstanding at September 26, 2021	1,984,844	$213.23	10
Vested and unvested expected to vest at September 26, 2021	1,984,844	213.23	10
Exercisable at September 26, 2021	308,189	77.74	8

There were no options granted during the quarter ended September 26, 2021. There were 1,006 shares forfeited during the quarter ending September 26, 2021.

For the quarter ended September 26, 2021, we recorded compensation cost of $795 in selling, general and administrative expenses and $7 in cost of revenues within the condensed consolidated statements of operations. For the quarter ended September 26, 2020, we recorded compensation cost of $835 in selling, general and administrative expenses and $14 in cost of revenues within the condensed consolidated statements of operations.

As of September 26, 2021 and June 27, 2021, the total compensation cost related to non-vested time-based awards not yet recognized was $152 and $992, respectively, and is expected to be recognized on a straight-line basis over the next four years. As of the same dates, the total compensation cost related to non-vested performance-based awards not yet recognized was $33,041 and $33,042, respectively, and would only be recognized upon the consummation of a liquidity event.

The expected volatility is based on historical volatilities of companies considered comparable to the Company. The risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The average expected life represents the weighted average period of time that options granted are expected to be outstanding.

(16) Segment Information

The Company has one reporting segment, which consists of operating a bowling entertainment business. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. Management continually assesses the Company’s operating structure, and this structure could be modified further based on future circumstances and business conditions. Our CODM assesses performance based on consolidated as well as bowling center-level revenue and operating profit.

The Company attributes revenue to individual countries based on the Company’s bowling center locations. The Company’s bowling centers are located in the United States, Mexico, and Canada. The Company’s revenues generated outside of the United States and invoiced in Mexico and Canada for the quarters ended September 26, 2021 and September 27, 2020 were $1,300 and $133, respectively. The Company’s long-lived assets in Mexico and Canada based on country of location, which includes property and equipment, but excludes intangible assets and goodwill, net of related depreciation and amortization totalled $21,908 and $22,333, at September 26, 2021 and June 27, 2021, respectively.

BOWLERO CORP.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Amounts in thousands, except share amounts or otherwise noted)

(17) Concentrations

The Company’s operations are based primarily throughout the United States. Our sales outside of the United States for the quarters ended September 26, 2021 and September 27, 2020 were less than 1% of total revenue and net assets outside of the United States as of September 26, 2021 and September 27, 2020 were $279 and $3,551, respectively. The Company does not have any concentration of sales with any single customer.

(18) Subsequent Events

On July 1, 2021, Isos Acquisition Corporation, a special purpose acquisition company, entered into a definitive agreement for a business combination (the “Business Combination Agreement”) that upon closing of the transaction would result in Bowlero becoming a publicly listed company to be named “Bowlero” on the New York Stock Exchange (“NYSE”) under the new ticker symbols BOWL and BOWL WS for the common stock and public warrants, respectively. The boards of directors of both Bowlero and Isos have approved the proposed transaction, which is expected to close in December 2021, subject to, among other things, the approval by Isos’ stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

Bowlero Corp.

189,812,175 Shares of Class A Common Stock

7,296,793 Warrants

7,296,793 Shares of Class A Common Stock Issuable upon Exercise of Warrants

______________

PROSPECTUS

______________

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission (the “SEC”), the stock exchange listing fee, the filing fee for the Financial Industry Regulatory Authority (“FINRA”) and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement.

SEC registration fee		$169,150.72
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees		10,000
Total	$	*

____________

* to be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement we enter into in connection with the sale of common stock being registered will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, the registrant has granted or issued the following securities of the registrant that were not registered under the Securities Act, as amended.

Isos’s IPO

On December 30, 2020, Isos Acquisition Sponsor LLC, sponsor of Isos Acquisition Corporation, paid $25,000 or approximately $0.0043 per share, to cover for certain offering costs in consideration for 5,750,000 Isos Class B ordinary shares. Such securities were issued in connection with our organization. On February 25, 2021, we issued 576,786 Class B ordinary shares to LionTree Partners LLC for nominal consideration (up to 176,786 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) and cancelled such same amount of Class B ordinary shares held by the sponsor.

The sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of Isos Acquisition Sponsor LLC is to act as Isos’s sponsor in connection with the IPO.

At the time of the IPO, the sponsor purchased an aggregate of 3,963,458 warrants and LionTree Partners LLC purchased an aggregate of 1,434,370 warrants, at a price of $1.50 per warrant in a private placement for an aggregate purchase price of approximately $8.1 million.

No underwriting discounts or commissions were paid with respect to such sales.

PIPE Offerings

On December 15, 2021, we issued 15,060,406 shares of Class A Common Stock pursuant to the Common PIPE Subscription Agreements and the LionTree Subscription Agreement to accredited investors. On December 15, 2021, we issued 200,000 shares of Preferred Stock pursuant to the Preferred PIPE Subscription Agreements and pursuant to the Business Combination Agreement to accredited investors.

Forward Purchase Contract

On December 15, 2021, we issued 10 million shares of Class A Common Stock and 3,333,333 warrants to purchase shares of Class A Common Stock pursuant to the Forward Purchase Contract to accredited investors.

Employees

On December 15, 2021, we issued 2,453,835 shares of Class A Common Stock, which was reduced by shares withheld to pay applicable taxes to 1,384,930 shares of Class A Common Stock, to certain employees in exchange for their stock options in existence prior to the Business Combination.

On December 15, 2021, we issued 1,145,176 shares of Class A Common Stock to certain employees in connection with the Business Combination, which shares are subject to vesting.

Class B Common Stock

On December 15, 2021, we issued 52,471,210 shares of Class B Common Stock to Cobalt recreation LLC and 5,839,993 shares of Class B Common Stock to Thomas F. Shannon in connection with the Business Combination.

The securities described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transactions and no underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedule

See “Index to the Consolidated Financial Statements” included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or the related notes contained in this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Business Combination Agreement dated as of July 1, 2021, by and between Isos Acquisition Corporation and Bowlero Corp. (incorporated by reference to Exhibit 2.1 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).*

2.2

Amendment to Business Combination Agreement dated as of November 1, 2021, by and between Isos Acquisition Corporation and Bowlero Corp. (incorporated by reference to Exhibit 2.2 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on November 1, 2021).*

3.1

Amended and Restated Certificate of Incorporation of Bowlero Corp. (incorporated by reference to Exhibit 3.1 to Bowlero Corp’s registration statement on Form 8-A filed with the SEC on December 15, 2021). (File No. 001-40142).

3.2	Amended and Restated Bylaws of Bowlero Corp. (incorporated by reference to Exhibit 3.2 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
3.3

Certificate of Designations of Series A convertible preferred stock (incorporated by reference to Exhibit 3.3 to Bowlero Corp’s registration statement on Form 8-A filed with the SEC on December 15, 2021). (File No. 001-40142).

4.1

Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Amendment No. 2 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on October 15, 2021). (File No. 333-258080).

4.2

Specimen Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 to the Amendment No. 2 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on October 15, 2021). (File No. 333-258080).

4.3

Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-1 filed with the SEC on February 22, 2021). (File No. 333-253811).

4.4

Warrant Agreement, dated March 2, 2021, by and between Continental Stock Transfer & Trust Company and Isos Acquisition Corporation (incorporated by reference to Exhibit 4.1 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on March 5, 2021).

4.5	Form of Stockholder Support Agreement (incorporated by reference to Exhibit 10.4 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).
4.6	Form of Sponsor Support Agreement (incorporated by reference to Exhibit 10.5 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).
4.7	Form of Lockup Agreement (incorporated by reference to Exhibit 10.6 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).
4.8

Stockholders Agreement, by and among Isos Acquisition Corporation, A-B Parent, LLC, Cobalt Recreation LLC, Thomas F. Shannon and Atairos Group, Inc., dated as of July 1, 2021 (incorporated by reference to Exhibit 10.8 to the Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on July 22, 2021). (File No. 333-258080).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered.
10.1

Letter Agreement, dated March 2, 2021, by and among Isos Acquisition Corporation its officers, directors, and Isos Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.1 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on March 5, 2021).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
10.3

Registration Rights Agreement, dated March 2, 2021, by and among Isos Acquisition Corporation and certain security holders (incorporated by reference to Exhibit 10.3 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on March 5, 2021).

10.4	Form of Common Subscription Agreement (incorporated by reference to Exhibit 10.1 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).
10.5	Form of Preferred Subscription Agreement (incorporated by reference to Exhibit 10.2 to Isos Acquisition Corporation’s Current Report on Form 8-K filed with the SEC on July 1, 2021).
10.6

Amended and Restated Forward Purchase Contract dated as of July 1, 2021, by and among Isos Acquisition Corporation and the subscribers named therein (incorporated by reference to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on November 15, 2021). (File No. 333-258080).

Exhibit No.	Description
10.7

First Lien Credit Agreement, dated as of July 3, 2017, among A-B Merger Sub II LLC (to be merged with and into Kingpin Intermediate Holdings LLC), A-B Merger Sub I Inc. (to be merged with and into Bowlmor AMF Corp.), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.8

First Incremental Amendment to the First Lien Credit Agreement, dated as of March 28, 2018, among Kingpin Intermediate Holdings LLC, Bowlero Corp. (f/k/a Bowlmor AMF Corp.), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.9

Second Amendment to the First Lien Credit Agreement, dated as of July 5, 2018, among Kingpin Intermediate Holdings LLC, Bowlero Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.10

Third Incremental Amendment to the First Lien Credit Agreement, dated as of November 20, 2019, among Kingpin Intermediate Holdings LLC, Bowlero Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.11

Fourth Amendment to the First Lien Credit Agreement, dated as of June 10, 2020, among Kingpin Intermediate Holdings LLC, Bowlero Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.12

Fifth Amendment to the First Lien Credit Agreement, dated as of September 25, 2020, among Kingpin Intermediate Holdings LLC, Bowlero Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.13

Sixth Amendment to the First Lien Credit Agreement, dated as of July 3, 2017, by and among Bowlero Corp., Kingpin Intermediate Holdings LLC, as the borrower, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders from time to time party thereto, dated December 15, 2021 (incorporated by reference to Exhibit 10.13 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

10.14

Seventh Amendment to the First Lien Credit Agreement, dated as of July 3, 2017, by and among Bowlero Corp., Kingpin Intermediate Holdings LLC, as the borrower, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders from time to time party thereto, dated December 17, 2021 (incorporated by reference to Exhibit 10.14 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

10.15

First Lien Credit Agreement, dated as of September 25, 2020, among Kingpin Intermediate Holdings LLC, Bowlero Corp., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to Isos Acquisition Corporation’s Registration Statement on Form S-4 filed with the SEC on September 20, 2021). (File No. 333-258080).

10.16

Letter Agreement, dated as of December 13, 2021, by and between Isos Acquisition Corporation and Bowlero Corp. (incorporated by reference to Exhibit 10.16 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

10.17†	Bowlero Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.17 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
10.18†	Bowlero Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.18 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
10.19†

Employment Agreement, dated as of December 15, 2021, by and between Bowlero Corp. and Thomas F. Shannon (incorporated by reference to Exhibit 10.19 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

Exhibit No.	Description
10.20†

Employment Agreement, dated as of December 15, 2021, by and between Bowlero Corp. and Brett I. Parker (incorporated by reference to Exhibit 10.20 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

10.21†

Form of Option Award Agreement (Initial Option) for Thomas F. Shannon and Brett I. Parker under the Bowlero Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

10.22†

Form of Option Award Agreement (Reallocated Option) for Thomas F. Shannon and Brett I. Parker under the Bowlero Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

16.1	Response Letter from Marcum, LLP (incorporated by reference to Exhibit 16.1 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
21.1	Subsidiaries of Bowlero Corp. (incorporated by reference to Exhibit 21.1 to Bowlero Corp’s Current Report on Form 8-K filed with the SEC on December 21, 2021).
23.1	Consent of Marcum LLP.
23.2^	Consent of KPMG LLP.
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1^	Powers of Attorney (included on the signature page to the Registration Statement filed on January 14, 2022).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

____________

*        Certain of the exhibits and schedules to this Exhibit 2.1 and 2.2 have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted exhibits and schedules to the SEC upon its request.

^        Previously Filed.

†        Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mechanicsville, Virginia, on the 20th day of January, 2022.

BOWLERO CORP.

By:	/s/ Thomas F. Shannon
Name:	Thomas F. Shannon
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas F. Shannon	Chairman, Chief Executive Officer and Director	January 20, 2022
Thomas F. Shannon	(Principal Executive Officer)
/s/ Brett I. Parker	President, Chief Financial Officer, Secretary, Treasurer and Director	January 20, 2022
Brett I. Parker	(Principal Financial Officer)
/s/ Jeffrey Kostelni	Chief Accounting Officer	January 20, 2022
Jeffrey Kostelni	(Principal Accounting Officer)
*	Director	January 20, 2022
Michael J. Angelakis
*	Director	January 20, 2022
George Barrios
*	Director	January 20, 2022
Robert J. Bass
*	Director	January 20, 2022
Sandeep Mathrani
*	Director	January 20, 2022
Rachael A. Wagner
*	Director	January 20, 2022
Michelle Wilson
*	Director	January 20, 2022
John A. Young
*	By:	/s/ Jason Cohen
	Name:	Jason Cohen
	Title:	Attorney-in-Fact